As filed with the Securities and Exchange Commission on March 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pilgrim Bancshares, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6712	To be Applied For
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

40 South Main Street

Cohasset, Massachusetts 02025

(781) 383-0541

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Francis E. Campbell

President and Chief Executive Officer

40 South Main Street

Cohasset, Massachusetts 02025

(781) 383-0541

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kent M. Krudys, Esq.

Adam P. Wheeler, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	2,247,589 shares	$10.00	$22,475,890(1)	$2,895

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Pilgrim Bancshares, Inc.

(Proposed Holding Company for Pilgrim Bank)

Up to 1,897,500 Shares of Common Stock

Pilgrim Bancshares, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Conahasset Bancshares, MHC from the mutual to the stock form of organization. All shares of common stock are being offered for sale at a price of $10.00 per share. We expect that our common stock will be listed on the OTC Bulletin Board upon conclusion of the offering. There is currently no public market for the shares of our common stock. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

We are offering up to 1,897,500 shares of common stock for sale on a best efforts basis. We may sell up to 2,182,125 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 1,402,500 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering.” Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” to be managed by Keefe, Bruyette & Woods, Inc. In addition to the shares that we will sell in the offering, we will also contribute a total of $725,000 to a charitable foundation that we are establishing, such contribution to consist of a number of shares of our common stock equal to 3.0% of the shares sold in the offering (42,075 shares or $420,750 in stock at the minimum offering and 56,925 shares or $569,250 in stock at the maximum offering, or up to 65,464 shares or $654,640 in stock at the adjusted maximum offering) and the remainder in cash ($304,250 at the minimum offering and $155,750 at the maximum offering, or $70,360 at the adjusted maximum).

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that an individual can order by himself in the subscription offering is 20,000 shares, and the maximum number of shares of common stock that an individual with an associate or group of persons acting in concert in all categories of the offering can order is 30,000 shares. Stock orders must be received by us after [member meeting date], 2014, but before at 12:00 noon, Eastern Time, on [expiration date]. Orders received before or on [member meeting date] will be rejected, and orders received after 12:00 noon, Eastern Time, on [expiration date] will be rejected unless we extend this expiration date. We may extend this expiration date without notice to you until [extension date], or such later date as the Federal Reserve Board may approve, to the extent such approval is required, which may not be beyond [2 year extension date], 2016. Once submitted, orders are irrevocable. However, if the offering is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 2,182,125 shares or decreased to fewer than 1,402,500 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received during the offering will be held in a segregated account at Pilgrim Bank, and will earn interest at 0.20% per annum, which is our current statement savings rate.

Keefe, Bruyette & Woods will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods has advised us that it intends to make a market in the common stock, but is under no obligation to do so.

Upon completion of the conversion, Pilgrim Bancshares, Inc. will be a bank holding company registered with the Federal Reserve Board, and will be subject to regulations, inspections, supervision and reporting requirements of the Federal Reserve Board. See “Supervision and Regulation” for more information.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 22.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum

Number of shares	1,402,500	1,650,000	1,897,500	2,182,125
Gross offering proceeds	$14,025,000	$16,500,000	$18,975,000	$21,821,250
Estimated offering expenses (excluding selling agent fees)	$965,000	$965,000	$965,000	$965,000
Estimated selling agent fees(1) (2)	$335,000	$335,000	$335,000	$335,000
Estimated net proceeds	$12,725,000	$15,200,000	$17,675,000	$20,521,250
Estimated net proceeds per share	$9.07	$9.21	$9.31	$9.40

(1)	See “The Conversion and Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods’ compensation for the offering.
(2)	Selling agent commissions shown assume that all shares are sold in the subscription offering. The amounts shown include (i) fees and selling commissions payable by us to Keefe, Bruyette & Woods in connection with the subscription offering equal to 1.0% of the aggregate purchase price of shares sold in the subscription offering (excluding shares purchased by officers, directors, employees, and our employee stock ownership plan, for which no selling agent commissions would be paid), subject to a minimum fee of $225,000; and (ii) other expenses of the offering payable to Keefe, Bruyette & Woods equal to $110,000. If all shares of common stock are sold in the syndicated community offering, selling agent commissions would be 6.0% of the aggregate purchase price of shares sold in the offering (excluding shares purchased by directors, officers, employees and our employee stock ownership plan), and the maximum selling agent commissions and expenses would be $830,440 at the minimum, $966,704 at the midpoint, $1,102,968 at the maximum and $1,259,671 at the maximum, as adjusted. See “The Conversion and Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of fees to be paid to Keefe, Bruyette & Woods and other FINRA member firms in the event that all shares are sold in a syndicated community offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Share Insurance Fund, or any other government agency.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Massachusetts Commissioner of Banks, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at [—].

KEEFE, BRUYETTE & WOODS A Stifel Company

The date of this prospectus is [—], 2014.

[MAP SHOWING MARKET AREA APPEARS ON INSIDE FRONT COVER]

SUMMARY

The following summary explains the significant aspects of the mutual-to-stock conversion of Conahasset Bancshares, MHC and the related offering of Pilgrim Bancshares, Inc. common stock. It may not contain all of the information that is important to you. For additional information before making an investment decision, you should read this entire document carefully, including the financial statements and the notes to the financial statements, and the section entitled “Risk Factors.”

In this prospectus, the terms “we, “our,” and “us” refer to Pilgrim Bancshares, Inc., Pilgrim Bank, Conahasset Bancshares, MHC and Conahasset Bancshares, Inc., unless the context indicates another meaning.

Pilgrim Bancshares, Inc.

The shares being offered will be issued by Pilgrim Bancshares, Inc., a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Pilgrim Bank upon completion of the mutual-to-stock conversion. Pilgrim Bancshares, Inc. was incorporated on February 27, 2014 and has not engaged in any business to date. Upon completion of the conversion, Pilgrim Bancshares, Inc. will register as a bank holding company and will be subject to comprehensive regulation and examination by the Federal Reserve Board.

Pilgrim Bancshares, Inc.’s executive and administrative office is located at 40 South Main Street, Cohasset, Massachusetts 02025, and its telephone number at this address is (781) 383-0541.

Pilgrim Bank

Pilgrim Bank is a Massachusetts stock co-operative bank that was originally organized in 1916 under the name Pilgrim Co-Operative Bank as a Massachusetts mutual co-operative bank. In 2005, the Bank changed its name to Pilgrim Bank. The Bank opened its first branch in Cohasset in 2002 and a second branch in Marion in 2008. As a result of growth in recent years, in 2011 the Bank purchased the most prominent building in the Cohasset Village, a vacant hardware store, renovated it, and in 2012 opened its new headquarters on that site.

We reorganized into the mutual holding company structure in 2010 by forming Conahasset Bancshares, MHC, our Massachusetts chartered mutual holding company, and Conahasset Bancshares, Inc., our Maryland chartered mid-tier holding company, and converting Pilgrim Bank to a Massachusetts chartered stock co-operative bank. Conahasset Bancshares, MHC owns 100% of the outstanding shares of common stock of Conahasset Bancshares, Inc., which in turn owns 100% of the outstanding shares of common stock of Pilgrim Bank.

Pilgrim Bank is subject to comprehensive regulation and examination by the Massachusetts Commissioner of Banks, as well as its primary federal regulator, the Federal Deposit Insurance Corporation (the “FDIC”). In addition, Conahasset Bancshares, MHC and Conahasset Bancshares, Inc. are subject to regulation and examination as bank holding companies by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”).

Our executive and administrative office is located at 40 South Main Street, Cohasset, Massachusetts 02025, and our telephone number at this address is (781) 383-0541. Our website address is www.bankpilgrim.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Our Business Operations

We conduct our operations from our main office and an adjacent operations center in Cohasset, Massachusetts and our two additional full-service banking offices located in Cohasset and Marion, Massachusetts. Our primary market area is the South Shore and South Coast areas of Massachusetts, which includes portions of Plymouth, Norfolk and Bristol counties. We serve customers located in a number of small towns in these areas, including Cohasset, Scituate, Hull, Hingham, Norwell, Marshfield, Marion, Mattapoisett, Plymouth, Rochester and Wareham. Although our current operations are not focused in Boston, we are affected by economic conditions in Boston because our loan portfolio includes a significant number of loans that are secured by real estate or that have borrowers located in Boston. In addition, a number of our customers who reside in our market area are employed in Boston and a number of our non-owner occupied residential and multi-family loan customers have properties in Boston as well as in our market area. We intend to continue to make loans, particularly commercial real estate, multi-family, non-owner occupied residential and construction loans, in Boston, so we will continue to be affected by economic conditions in Boston.

Our offices are located in towns with prestigious, recognizable names. The population of our market area tends to be older, affluent and financially stable. The population is also financially sophisticated and desirous of wealth management and other services provided by a trusted community financial institution. The employer base in our market area consists primarily of retail trade, professional and technical services, construction, healthcare and finance and insurance, together with food service and accommodation. The market area is a mature market, and is projected to have minimal population growth. However, we believe that the characteristics of the population in our market area, particularly the market for “jumbo” and non-conforming residential loans, non-owner occupied residential loans and construction and renovation loans, presents potential for significant growth in both loans and retail deposits. In addition, we opened our Marion office in 2008, just prior to the economic downturn, and we believe that the area surrounding this office presents opportunities for growth that we have not yet been able to pursue.

Our business consists primarily of attracting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate, commercial real estate, multi-family and construction loans, and, to a lesser extent, commercial and industrial and consumer loans. We have historically conducted our lending operations with a view towards the specific needs of customers in the communities that we serve, measuring our success by customer satisfaction and the extent of our customer relationships, rather than on volume based loan origination. Accordingly because of the demographics of our market area, we have focused, and expect to continue to focus, on loans in excess of amounts approved for sale to Fannie Mae and Freddie Mac (currently $417,000), which are commonly referred to as “jumbo” loans. At December 31, 2013, $41.2 million, or 55.1% of our owner occupied one- to four-family residential loans and 30.9% of our total loans, were jumbo loans, of which $24.6 million were originated by Pilgrim Bank and $16.6 million were purchased loans.

We also invest in securities, which consist primarily of U.S. government agency obligations and U.S. government agency mortgage-backed securities and to a lesser extent, state and municipal securities and U.S. government agency collateralized mortgage obligations. We historically have relied heavily on certificates of deposit for funding, but we offer a variety of deposit accounts, including checking accounts, NOW accounts, savings accounts, money market accounts and certificate of deposit accounts, including IRAs. We utilize advances from the Federal Home Loan Bank of Boston (“FHLB-Boston”) for asset/liability management purposes, to leverage loan purchases, and, to a much lesser extent, for additional funding for our operations.

Strategic Shift

As a traditional thrift, our focus has been, and will continue to be, one- to four-family residential mortgage lending, particularly “jumbo” mortgage loans and construction loans for owner occupied properties, in our market area. In 2005, we determined that we would be more competitive and profitable if we transitioned a portion of our operations to a commercial bank model. Accordingly, we made a decision to diversify our lending portfolio by expanding commercial real estate and construction lending in order to increase revenues and manage our interest rate and concentration risk. Because we realized that endeavoring to expand commercial real estate and construction lending placed us in a highly competitive space in our market area, we hired additional experienced commercial lenders who had previously worked in the South Shore and Boston markets to support our expanding commercial real estate and construction activities.

Rehabilitation-to-Permanent and Construction Lending

While we were successful in expanding our commercial real estate and construction lending, these lenders also brought knowledge of and experience with a niche of select customers engaged in investing in and renovating residential properties. To satisfy the demands of and enhance our banking relationships with these borrowers, we developed a loan product that consist of a construction loan for the rehabilitation of existing non-owner occupied properties that automatically converts to a fully-amortizing residential mortgage loan following the construction period. We approve the construction / rehabilitation and the permanent portions of the loan at the time the borrower submits an application, which fixes the interest rate for the borrower at the initial extension of credit, and eliminates the need or reapplication for permanent financing and a second closing.

The result of these efforts was an expansion in our non-owner occupied residential portfolio and our portfolio of construction and renovation loans related to non-owner occupied residential properties. The business cycles of these customers naturally led them to engage in larger projects, and we responded by developing multi-family loan products, and related construction and renovation loan products, to offer to these customers. Accordingly, a significant portion of our portfolio consists of high-quality non-owner occupied residential loans and construction loans and, although we have experienced a slight decline in multi-family loans due to payoffs in recent periods, we also have a moderate portfolio of multi-family loans. We historically have had a significant construction lending portfolio, although balances have decreased recently due to payoffs and the transition of construction loans to permanent loans. However, we intend to increase originations of construction loans, particularly non-owner occupied rehabilitation-to-permanent loans.

Entry into Commercial and Industrial Lending

In addition, as we continued to develop relationships with both our residential mortgage customers and our commercial, multi-family and non-owner occupied real estate loan customers, we recognized that, although certain towns within our market area are primarily residential, other towns are home to a diverse variety of small businesses providing services to the residents of our market area, and that there was an opportunity to for us to offer customized business banking products to those small businesses. We determined that we could further diversify our portfolio by increasing our commercial and industrial lending activities, and in 2013 we hired a lender with significant experience in commercial and industrial and Small Business Administration (“SBA”) lending.

Recent Performance and Credit Risk Management

During the nationwide economic downturn that began in 2008, our market area and the Boston area where we had begun expanding our commercial real estate and construction lending activities experienced increased levels of unemployment and decreasing real estate values. In addition, a number of industries in our market area and in Boston, where a significant number of our customers are employed and where a number of our customers conduct business, experienced reduced sales revenues or were forced to significantly reduce operations. As a result, we experienced an increase in delinquent, classified and non-performing loans, with the highest levels of delinquent loans reaching $8.3 million, or 7.5% of total loans in April 2011, classified loans reaching $9.5 million, or 8.4% of total loans in December 2012, and non-performing loans reaching $4.6 million, or 4.2% of total loans in September 2012. The significant majority of our classified and non-performing loans during this period consisted of one- to four-family residential mortgage loans.

As our classified, non-performing and delinquent loans increased, we began to focus on managing and improving our asset quality, and on continuing to diversify our loan portfolio. We have implemented enhanced underwriting guidelines, revised our lending policies to impose lending limitations intended to manage our credit risk, developed enhanced internal controls, and implemented enhancements to our credit risk management systems and credit administration procedures. In addition, because the economic downturn had a significant impact on the ability of construction lending borrowers in our market area to repay loans, particularly with respect to land and development loans and speculative construction loans, we identified areas of high risk in our construction portfolio and began to reduce our exposure to credit risk by decreasing originations of land and development and speculative construction loans and letting existing balances in those types of loans run off, while continuing originations of owner occupied and non-owner occupied residential and multi-family construction and renovation loans.

We believe that this strategy allowed us to avoid significant losses and other costs related to asset quality in our construction loan portfolio. At December 31, 2013, we had reduced delinquent loans to $2.1 million, or 1.6% of total loans, classified loans to $6.6 million, or 4.9% of total loans, and non-performing loans to $2.4 million, or 1.8% of total loans, with the majority of delinquent loans being the remaining non-performing loans. The reduction in delinquent loans, classified loans and non-performing loans as a percentage of total assets occurred while we were also maintaining a stable asset level to improve capital ratios. In addition to the classified loans and other real estate owned, we have a portfolio of mortgage-backed securities, obtained as a result of a distribution in kind by a mutual fund in which we had invested, that are classified assets. We have categorized the securities as held-to-maturity, and the remaining classified balance in these securities was $182,000 at December 31, 2013.

Since 2011, we have operated profitably, despite the economic downturn and despite incurring approximately $701,000 in loan charge-offs, $129,000 in write downs of mortgage-backed securities, $221,000 in expenses related to real estate owned, and $164,000 in collection and other expenses related to problem loans in fiscal years 2011, 2012 and 2013 as we focused on reducing classified and non-performing loans. During that same period, we reduced our real estate owned to $0, with net gains of $150,000 on the sale of real estate owned offsetting the expenses we incurred. In addition, during the year ended December 31, 2012 and 2013, we incurred significant increases in expenses related to the construction of our signature main office in Cohasset Village, and recognized a $218,000 loss as a result of the termination of a mutual fund investment managed by Shay Financial.

Business Strategy

Our principal objective is to distinguish ourselves as a strong independent bank in our market are by improving our offering of diverse products and superior customer service to customers, maintaining our commitment to community involvement, develop market niches and explore new lines of business and growth opportunities while adhering to a sound financial plan that provides for strong capital position and profits and asset growth sufficient to allow us to provide for the financial needs of our customers. We believe that our primary competitive advantage is and will continue to be our motivation to create relationships rather than “one product” customers, and that the first step in beginning a banking relationship is exhibiting the flexibility to customize products and services, particularly loan products, to meet the specific needs of the customer. We believe that, in our market area, this can be accomplished by working with customers to extend credit, within prudent and conservative guidelines, in situations where characteristics of non-conforming loans may be present, with particular focus on “jumbo” loans. We strive to provide friendly, knowledgeable, courteous and professional services as we invite current and potential customers to “Discover the Pilgrim Difference.”

As we attempted to grow and diversify our loan portfolio in recent years, our lending operations became restricted by legal lending limits, and we found ourselves referring quality customers to other banks or selling participations in loans extended to quality customers. We recognize that, although we have managed to operate profitably throughout a challenging economic period, modest organic growth in our market area and expansion into the customer base in contiguous areas is essential to our continued profitability. Highlights of our current business strategy following the completion of the offering include, subject to regulatory approval where applicable and market conditions:

•	prudently and opportunistically growing our earnings base, particularly the size of our loan portfolio, in order to increase profitability, by leveraging the expertise and contacts of our current lending staff and by hiring additional lending personnel with extensive experience in our market area and in the Boston area;

•	increasing our focus on commercial real estate, multi-family and owner-occupied residential construction loans, and continuing to expand our niche in non-owner occupied residential and construction lending, both in our market area and in the Boston area, in order to diversify our loan portfolio, reduce concentration risk and increase earnings;

•	continuing to expand our traditional originations of conforming one- to four-family residential loans, customize non-conforming and jumbo mortgage loans to suit the needs of our customer base, foster multiple-loan relationships, and market our niche non-owner occupied rehabilitation-to-permanent loan product;

•	increasing our focus on generating low-cost core deposits by actively marketing our deposit products, particularly as a business convenience to our expanding commercial real estate and non-owner occupied residential loan customer base, in order to decrease our dependence on certificates of deposit and reduce our interest rate sensitivity;

•	continuing to improve our risk profile by managing our credit risk to maintain a low level of non-performing assets and enhancing our policies and procedures as needed; and

•	developing a commercial and industrial origination platform, including an SBA loan program, in order to provide additional products and services to, and deepen the banking relationships with, our existing and future commercial customers and their owners and employees.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy. We have adopted a strategic plan to leverage the capital raised in the offering to increase our earnings base, especially the size of our loan portfolio, and therefore our profitability. However, the conversion will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion. In addition, growth of earning assets is essential to our future profitability, and we expect to incur expenses related to the implementation of our growth plan, including hiring initiatives, deposit generation campaigns and the potential opening of loan production offices.

Description of the Conversion

Pilgrim Bank is a Massachusetts stock co-operative bank. Conahasset Bancshares, Inc., a Maryland corporation, owns 100% of the outstanding capital stock of Pilgrim Bank and 100% of the outstanding capital stock of Pilgrim Bancshares, Inc., a Maryland corporation formed to be the holding company for Pilgrim Bank following the conversion. Conahasset Bancshares, MHC is a Massachusetts chartered mutual holding company that owns 100% of the outstanding stock of Conahasset Bancshares, Inc. Conahasset Bancshares, MHC has no stockholders. Pursuant to the terms of Conahasset Bancshares, MHC’s Plan of Conversion:

•	Conahasset Bancshares, MHC will merge with and into Conahasset Bancshares, Inc., with Conahasset Bancshares, Inc. surviving. All shares of Conahasset Bancshares, Inc. common stock held by Conahasset Bancshares, MHC will be canceled and the members of Conahasset Bancshares, MHC will receive liquidation interests in Conahasset Bancshare, Inc.

•	Conahasset Bancshares, Inc. will merge with Pilgrim Bancshares, Inc., with Pilgrim Bancshares, Inc. surviving. All shares of Pilgrim Bancshares, Inc. common stock held by Conahasset Bancshares, Inc. will be canceled, and the liquidation interests in Conahasset Bancshares, Inc. will be exchanged for interest in a liquidation account established by Pilgrim Bancshares, Inc. for the benefit of the eligible account holders and supplemental eligible account holders.

As part of the conversion, we are offering for sale in a subscription offering, a community offering and potentially a syndicated community offering, shares of common stock of Pilgrim Bancshares, Inc. Upon completion of the conversion and offering, Pilgrim Bank will be a wholly-owned subsidiary of Pilgrim Bancshares, Inc.

The following diagram depicts our corporate structure prior to the conversion and offering:

The following diagram depicts our corporate structure after the conversion and offering are completed:

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to improve our capital position during a period of economic, regulatory and political uncertainty for the financial services industry and to assure compliance with regulatory capital requirements;

•	to support organic loan and core deposit growth beyond levels possible utilizing only retained earnings;

•	to improve profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	to invest in new technologies that will enable the expansion and enhancement of products and services we offer to our customers;

•	to have greater flexibility to access the debt and equity capital markets;

•	to attract, retain and incentivize qualified personnel by establishing stock-based benefit plans for management and employees;

•	to establish a charitable foundation to support charitable organizations operating in our communities and fund the foundation with cash and shares of our common stock;

•	to provide customers and members of our community with the opportunity to acquire an ownership interest in Pilgrim Bank; and

•	to have greater flexibility to structure and finance opportunities for expansion into new markets, including through de novo branching, branch acquisitions or acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions.

As of December 31, 2013, Pilgrim Bank was considered “well capitalized” for regulatory purposes. The proceeds from the offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

Terms of the Conversion and the Offering

We are offering between 1,402,500 and 1,897,500 shares of common stock to eligible depositors of Pilgrim Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 2,182,125 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 2,182,125 or decreased to less than 1,402,500, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering (other than shares we are contributing to our charitable foundation) is $10.00. Investors will not be charged a commission to purchase shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of Pilgrim Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2012.

•	Second, to depositors of Pilgrim Bank with aggregate account balances of at least $50 as of the close of business on March 31, 2014.

•	Third, to Pilgrim Bank’s tax-qualified employee benefit plans (including the employee stock ownership plan we are establishing in connection with the conversion), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares contributed to our charitable foundation). We expect our employee stock ownership plan to purchase 8% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation).

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons (including trusts of natural persons) residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven.

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Pilgrim Bancshares, Inc. assuming the conversion and the offering are completed. RP Financial, LC, our independent appraiser, has estimated that, as of February 14, 2014, this market value (including the shares to be contributed to the charitable foundation) ranged from $14.4 million to $19.5 million, with a midpoint of $17.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 1,402,500 shares to 1,897,500 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial, LC also considered that we intend to contribute a total of $725,000 to a charitable foundation that we are establishing, such contribution to consist of a number of shares of our common stock equal to 3.0% of the shares sold in the offering (42,075 shares or $420,750 in stock at the minimum offering and 56,925 shares or $569,250 in stock at the maximum offering, or up to 65,464 shares or $654,640 in stock at the adjusted maximum offering) and the remainder in cash ($304,250 at the minimum offering and $155,750 at the maximum offering, or $70,360 at the adjusted maximum). The intended contribution of cash and shares of common stock to the charitable foundation has the effect of reducing our estimated pro forma valuation. See “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings institutions that RP Financial, LC considered comparable to us. The peer group consists of the following 10 companies with assets between $247 million and $714 million as of September 30, 2013 (the latest date for which complete financial data is publicly available).

Company Name and Ticker Symbol	Headquarters	Total Assets
		(in millions)
Alliance Bancorp of Penn ALLB	Broomall, PA	$436
Chicopee Bancorp, Inc. CBNK	Chicopee, MA	605
FedFirst Financial Corp. FFCO	Monessen, PA	323
Georgetown Bancorp, Inc. GTWN	Georgetown, MA	247
Hampden Bancorp, Inc. HBNK	Springfield, MA	696
OBA Financial Services, Inc. OBAF	Germantown, MD	390
Oneida Financial Corp. ONFC	Oneida, NY	714
Peoples Federal Bancshares, Inc. PEOP	Brighton, MA	585
Wellesley Bancorp WEBK	Wellesley, MA	421
WVS Financial Corp. WVFC	Pittsburgh, PA	296

RP Financial, LC sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with Pilgrim Bank. As a result, a comparable institution’s dissimilar asset size may be outweighed by similarities with respect to other characteristics that are more exemplary of an institution’s value than asset size.

The peer group selection process was limited to publicly traded thrifts pursuant to the regulatory conversion guidelines, which limit the number of potential comparable companies for inclusion in the peer group to approximately 106 full stock publicly traded companies. As noted in the appraisal report, the selection process for the peer group involved two geographic screens to the universe of all public thrifts that were eligible for inclusion in the peer group.

•	New England Institutions. Given the impact of the regional market on investors’ perception of a financial institution’s value, RP Financial, LC first looked to the New England regional market and applied the following selection criteria to publicly-traded full-stock savings institutions: (i) assets less that $750 million, (ii) tangible equity-to-assets ratios greater than 8%, and (iii) positive core earnings. Six companies met the selection criteria and five were included in the peer group. The one company that was not included in the peer group was excluded on the basis that it had recently completed a mutual-to-stock conversion and, therefore, did not have a seasoned trading history as a publicly-traded institution.

•	Mid-Atlantic Institutions. Given the limited number of comparable publicly-traded full stock savings institutions based in New England, RP Financial, LC next looked to the Mid-Atlantic regional market and applied the following selection criteria to publicly-traded full-stock savings institutions: (i) assets less that $750 million, (ii) tangible equity-to-assets ratios greater than 8%, and (iii) positive core earnings. Eight companies met the selection criteria and five were included in the peer group. The three companies not included in the peer group were excluded for the following reasons: (i) one company was excluded as a result of maintaining a very low level of common stock equity that resulted in a not meaningful price-to-book ratio, (ii) one company was excluded as the result of being the target of an announced acquisition, and (iii) one company was excluded because it had recently completed a mutual-to-stock conversion and, therefore, did not have a seasoned trading history as a publicly-traded institution.

The following table presents a summary of selected pricing ratios for Pilgrim Bancshares, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on financial data for the twelve months ended December 31, 2013 and the twelve months ended September 30, 2013 for Pilgrim Bancshares, Inc. and the peer group, respectively, (or the last twelve months for which data is available) and stock price information as of February 14, 2014. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 27.9% on a price-to-book value basis, a discount of 29.9% on a price-to-tangible book value basis and a premium of 102.2% on a price-to-earnings basis.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Pilgrim Bancshares, Inc. (pro forma)
Maximum, as adjusted	53.41%	73.58%	73.58%
Maximum	45.44%	69.88%	69.88%
Minimum	32.38%	61.54%	61.54%

Valuation of peer group companies using stock prices as of February 14, 2014
Averages	22.70%	97.68%	101.83%
Medians	22.47%	96.93%	99.72%

(1)	Price-to-earnings multiples calculated by RP Financial, LC in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing 12 month basis for the 12 months ended December 31, 2013 for Pilgrim Bancshares, Inc. and on a trailing 12 month basis for the 12 months ended September 30, 2013 for the peer group companies. Price-to-earnings multiples are based on an estimate of “core” or recurring earnings as calculated by RP Financial, LC in the independent appraisal and are different from those presented in “Pro Forma Data,” which are based on reported earnings for the year ended December 31, 2013.

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 28.5% on a price-to-book basis, a discount of 29.9% on a price-to-tangible book basis and a premium of 100.2% on a price-to-earnings basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a price-to-book value and price-to-tangible book value basis and more expense on a price-to-earnings basis.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Pilgrim Bancshares, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 20,000 shares ($200,000) of common stock. Additionally, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, will be combined with your purchases and may not exceed 30,000 shares ($300,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Plan of Distribution—Limitations on Common Stock Purchases.”

Subject to the approval of the Federal Reserve Board and the Massachusetts Division of Banks, we may increase or decrease the purchase limitations at any time. Please see “The Conversion and Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Pilgrim Bancshares, Inc.; or

(2)	authorization of withdrawal from Pilgrim Bank deposit accounts designated on the order form.

Regulations prohibit Pilgrim Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering. You may not use cash, wires or a check drawn on a Pilgrim Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Pilgrim Bancshares, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time. You may not authorize direct withdrawal from a Pilgrim Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock.”

In order to purchase shares of common stock in the subscription offering and community offering, you must submit a completed order form, together with full payment payable to Pilgrim Bancshares, Inc. or authorization to withdraw funds from one or more of your Pilgrim Bank deposit accounts. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms after [member meeting date], 2014, but before at 12:00 noon, Eastern time, on [expiration date]. Orders received before or on [member meeting date], 2014 will be rejected, and orders received after 12:00 noon, Eastern time, on [expiration date], 2014 will be rejected unless we extend this expiration date. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [expiration date], 2014 will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date], 2014. You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your order form to our Stock Information Center or to any branch office or by mail using the return envelope provided. Due to recent reductions in U.S. Postal Service 1st Class Mail delivery standards, we encourage subscribers to consider in-person or overnight delivery to enhance the likelihood that your order is received before the deadline.

Please see “The Conversion and Plan of Distribution—Procedure for Purchasing Shares—Payment for Shares” for a complete description of how to purchase shares in the offering.

Using Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”). If you wish to use funds that are currently in your IRA or other retirement account held at Pilgrim Bank, the funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account with a broker who is willing and able to facilitate your purchase in the offering. It may take several weeks to transfer the funds in your Pilgrim Bank IRA to an independent trustee, so please allow yourself sufficient time to take this action. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Please see “The Conversion and Plan of Distribution—Procedure for Purchasing Shares—Payment for Shares” and “—Using Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares in the offering.

How We Intend to Use the Proceeds From the Offering

Assuming we sell 2,182,125 shares of common stock in the offering (the adjusted maximum of the offering range), and we have net proceeds of $20.5 million, we intend to distribute the net proceeds as follows:

•	$10.3 million (50.0% of the net proceeds) will be invested in Pilgrim Bank;

•	$1.8 million (8.8% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock;

•	$70,000 (0.3% of the net proceeds) will be contributed our charitable foundation; and

•	$8.4 million (40.9% of the net proceeds) will be retained by Pilgrim Bancshares, Inc.

Pilgrim Bancshares, Inc. may use the funds that it receives for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes, subject to regulatory approval as applicable. Pilgrim Bank may use the proceeds it receives from Pilgrim Bancshares, Inc. to support increased lending, to increase deposits, to offer other products and services and to increase its capital position. The net proceeds retained by Pilgrim Bancshares, Inc. and Pilgrim Bank also may be used for future business expansion through acquisitions of banks, thrifts and other financial services companies, and opening or acquiring branch offices or loan production offices. We have no current arrangements or agreements with respect to any such acquisitions or branch offices. Initially, a substantial portion of the net proceeds will be invested in short-term investments and other securities consistent with our investment policy.

We do not anticipate the number of shares we sell in the offering will result in significant changes in the respective use of proceeds by Pilgrim Bank and Pilgrim Bancshares, Inc. Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering, including a table showing the distribution of net proceeds at different points in the offering range.

Our Issuance of Cash and Shares of Our Common Stock to Pilgrim Bank Charitable Foundation

To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion and offering. Assuming we receive approval from our members to fund the charitable foundation with shares of our common stock and cash, we intend to contribute a total of $725,000 to a charitable foundation that we are establishing, such contribution to consist of a number of shares of our common stock equal to 3.0% of the shares sold in the offering (42,075 shares or $420,750 in stock at the minimum offering and 56,925 shares or $569,250 in stock at the maximum offering, or up to 65,464 shares or $654,640 in stock at the adjusted maximum offering) and the remainder in cash ($304,250 at the minimum offering and $155,750 at the maximum offering, or $70,360 at the adjusted maximum). As a result of the issuance of shares of common stock and the contribution of cash to the charitable foundation, we will record an after-tax expense of approximately $435,000 during the quarter in which the offering is completed.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets, and is expected to make contributions totaling approximately $36,000 in its first year of operation, assuming we complete the offering at the maximum level.

Issuing shares of common stock and contributing cash to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•	result in an expense, and a reduction in earnings, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the Board of Trustees of Conahasset Bancshares, MHC and is subject to approval by the members of Conahasset Bancshares, MHC. If the members do not approve the funding of the charitable foundation with shares of our common stock and cash, we may, in our discretion, complete the conversion and offering without the inclusion of the charitable foundation and without resoliciting subscribers. We may also determine, in our discretion, not to complete the conversion and offering if the members do not approve the charitable foundation.

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the formation and funding of the Pilgrim Bank Charitable Foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—Risks Related to the offering—The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Pilgrim Bank Charitable Foundation.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights.

Deadline for Orders of Common Stock; Early Orders

If you wish to purchase shares of common stock in the offering, we must receive a properly completed original stock order and certification form, together with full payment for the shares of common stock, after [member meeting date], 2014, but no later than 12:00 noon, Eastern time, on [expiration date], 2014. You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your stock order form to our Stock Information Center or to any of our branch offices, or by mail using the return envelope provided.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,402,500 shares of common stock (not counting shares to be contributed to our charitable foundation), we may take steps to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase limitations; and/or

•	seek the approval, to the extent required, of the Federal Reserve Board and the Massachusetts Commissioner of Banking, to extend the offering beyond [extension date], 2014, so long as we resolicit subscriptions that we have previously received in the offering.

If we extend the offering beyond [extension date], 2014, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC will update its appraisal before we complete the offering. If, as a result of demand for the shares, or changes in market conditions, RP Financial, LC determines that our pro forma market value has increased, we may sell up to 2,182,125 shares in the offering without further notice to you. If our pro forma market value at that time is either below $14.4 million or above $22.5 million, then, after consulting with the Federal Reserve Board and the Massachusetts Commissioner of Banks, we may:

•	terminate the offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Pilgrim Bancshares, Inc.’s common stock; or

•	take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board, the Massachusetts Commissioner of Banks and the Securities and Exchange Commission.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Conahasset Bancshares, MHC that is being called to vote upon the conversion and to approve the establishment and funding of the charitable foundation and the special meeting of corporators of Conahasset Bancshares, MHC that is being called to vote upon the merger of Conahasset Bancshares, MHC into Conahasset Bancshares, Inc., and at any time after member and corporator approval, with the approval, to the extent such approval is required, of the Federal Reserve Board or the Massachusetts Commissioner of Banks.

We must sell a minimum of 1,402,500 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares (not counting shares that we will contribute to the charitable foundation) or for any other reason, we will promptly return your funds with interest at our statement savings rate, currently 0.20% per annum, and we will cancel deposit account withdrawal authorizations.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 86,200 shares of common stock in the offering, or 6.15% of the shares to be sold at the minimum of the offering range (excluding shares issued to our charitable foundation). Our directors and executive officers will pay the same $10.00 per share price for the common stock as all other subscribers in the offering. Purchases of the common stock by our directors and executive officers are for investment purposes for these individuals and not with a view towards resale, and pursuant to applicable conversion regulations, our directors and executive officers, generally, will not be permitted to sell any shares of the common stock that they purchase in the offering for a period of at least one year from the closing of the conversion and offering. See “Subscriptions by Directors and Executive Officers.”

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our tax-qualified employee stock ownership plan to purchase 8% of the total number of shares of common stock that we issue in the conversion (including shares contributed to our charitable foundation), or 156,354 shares of common stock, assuming we sell the maximum of the shares proposed to be sold.

We also intend to implement one or more stock-based benefit plans. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable regulations. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion. If presented more than 12 months after the completion of the conversion, these plans would require the approval of our stockholders by a majority of votes cast; otherwise, they would require the approval of our stockholders by a majority of votes eligible to be cast. Further, there are a number of restrictions that would apply to these plans if adopted within one year of the conversion, including limits on awards to non-employee directors and officers and vesting. See “Management of Pilgrim Bancshares, Inc.—Future Stock Benefit Plans.” For example, if adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares issued in the conversion (including shares contributed to our charitable foundation) for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) for key employees and directors.

If 4% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are awarded under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of up to approximately 3.9% in their ownership interest in Pilgrim Bancshares, Inc. If 10% of the shares of common stock issued in the conversion (including shares contributed to our charitable foundation) are issued upon the exercise of options granted under a stock-based benefit plan and come from authorized but unissued shares of common stock, stockholders would experience dilution of approximately 9.1% in their ownership interest in Pilgrim Bancshares, Inc.

In connection with the conversion, we expect to enter into an employment agreement and change in control agreements with certain of our officers, subject to regulatory approval of these agreements. See “Management of Pilgrim Bancshares, Inc.—Executive Officer Compensation” and “Risk Factors—Risks Related to The Offering—We intend to enter into an employment agreement and change in control agreements with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the costs of acquiring us” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that will be available under our employee stock ownership plan and one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock award and stock option grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased(3)			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)

	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum Offering Range	At Adjusted Maximum Offering Range
					(Dollars in thousands)

Employee stock ownership plan	115,566	179,807	8.00%	—	$1,156	$1,798
Stock awards	57,783	89,904	4.00	3.85%	578	899
Stock options	144,458	224,759	10.00	9.09%	481	748

Total	317,807	494,470	22.00%	12.28%	$2,215	$3,445

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.33 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.04%; and a volatility rate of 15.82% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(3)	For plans adopted within 12 months of the completion of the conversion, applicable regulations permit stock awards to encompass up to 4.0% and the ESOP and stock awards to encompass in the aggregate up to 12.0% of the shares issued, provided Pilgrim Bank has tangible capital of 10.0% or more following the conversion.

The actual value of restricted stock awards will be determined based on their fair value (the closing market price of shares of common stock of Pilgrim Bancshares, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of the grant.

Share Price	57,783 Shares Awarded at Minimum of Offering Range	67,980 Shares Awarded at Midpoint of Offering Range	78,177 Shares Awarded at Maximum of Offering Range	89,904 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)

$8.00	$462,264	$543,840	$625,416	$719,232
10.00	577,830	679,800	781,770	899,040
12.00	693,396	815,760	938,124	1,078,848
14.00	808,962	951,720	1,094,478	1,258,656

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Pilgrim Bancshares, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	144,458 Options at Minimum of Range	169,950 Options at Midpoint of Range	195,443 Options at Maximum of Range	224,759 Options at Maximum of Range, As Adjusted
(In thousands, except share price information)

$8.00	$2.66	$384,258	$452,067	$519,878	$597,859
10.00	3.33	481,045	565,934	650,825	748,447
12.00	4.00	577,832	679,800	781,772	899,036
14.00	4.66	673,174	791,967	910,764	1,047,377

Market for Common Stock

We anticipate that the common stock sold in the offering will be listed on the OTC Bulletin Board following the completion of the offering. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. We do not intend to pay dividends until such time as we generate sufficient net income to support our planned growth and the payment of such dividends. Growth of earning assets is essential to our future profitability, and we expect to incur expenses related to the implementation of our growth plan. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of our shares; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Policy Regarding Dividends” for additional information regarding our dividend policy. In addition, beginning in 2016, Pilgrim Bank’s ability to pay dividends will be limited if Pilgrim Bank does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Banking Regulation—New Capital Rule.”

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•	the plan of conversion is approved by a majority of the members of Conahasset Bancshares, MHC. A special meeting of members to consider and vote upon the plan of conversion and the establishment and funding of the charitable foundation has been set for [member meeting date], 2014;

•	the merger of Conahasset Bancshares, MHC with Conahasset Bancshares, Inc. is approved by two-thirds of the corporators of Conahasset Bancshares, MHC in office and entitled to vote. A special meeting of corporators to consider and vote upon the merger has been set for [corporator meeting date], 2014;

•	we have received orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive all required final approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks to complete the conversion and the offering and receive the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks on the holding company application.

Material Income Tax Consequences

The conversion qualifies as a tax-free reorganization. Neither Pilgrim Bancshares, Inc., Conahasset Bancshares, Inc., Pilgrim Bank, Conahasset Bancshares, MHC nor Eligible Account Holders or Supplemental Eligible Account Holders will recognize any gain or loss as a result of the conversion. See “The Conversion and Plan of Distribution—Material Income Tax Consequences” for a complete discussion of the income tax consequences of the transaction.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was signed into law on April 5, 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the offering.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Additionally, we are in the process of evaluating the benefits of relying on the reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Act, (iii) hold non-binding stockholder votes regarding annual executive compensation or executive compensation payable in connection with a merger or similar corporate transaction, (iv) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our information hotline at [—] to speak to a representative of Keefe, Bruyette & Woods. Representatives are available by telephone Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at our main office at 40 South Main Street, Cohasset, Massachusetts. The stock information center is open weekdays during the offering, except for bank holidays, on Mondays from 12:00 noon to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m., and on Fridays from 9:00 a.m. to 12:00 noon, Eastern time.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [EXPIRATION DATE], 2014 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [EXPIRATION DATE], 2014.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

A significant portion of our loans are commercial real estate, multi-family, non-owner occupied residential, and construction loans, which carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and we intend to increase our focus on these types of loans.

At December 31, 2013, $50.3 million, or 37.7% of our loan portfolio, consisted of commercial real estate, multi-family, non-owner occupied residential and construction loans. Given their larger balances, the complexity of the underlying collateral, the reliance of the borrower on continued payment by tenants and risks that a completed property will not be occupied or sold, commercial real estate, multi-family, non-owner occupied residential and construction loans generally expose a lender to greater credit risk than loans secured by owner occupied one- to four-family real estate. These loans also have greater credit risk than residential real estate for the following reasons:

•	commercial real estate loans – repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•	multi-family – repayment is dependent on income being generated in amounts sufficient to cover property maintenance and debt service.

•	non-owner occupied residential loans – repayment is generally dependent upon the continuing ability of the tenants to pay rent.

•	construction loans – repayment is dependent upon completion, the ability of the owner to make payments during the construction process, and the subsequent ability of the owner to either sell the completed project or obtain permanent financing on the completed project.

If loans that are collateralized by real estate or other business assets become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses and adversely affect our operating results and financial condition. In particular, the physical condition of property securing multi-family and non-owner occupied residential loans is often below that of commercial and owner-occupied real estate due to lax property maintenance standards and lower demands of tenants, which has an adverse effect on the value of the properties, and the value of a partially completed construction project is frequently lower than the balance of the credit on the property.

The majority of our commercial real estate and multi-family loans and all of our non-owner occupied residential loans are secured by non-owner-occupied properties. These loans expose us to greater risk of non-payment and loss than loans secured by owner-occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. Furthermore, some of our non-owner-occupied borrowers have more than one loan outstanding with us, which may expose us to a greater risk of loss compared to residential and commercial borrowers with only one loan. Construction lending exposes us to additional risks related to cost overruns, general contractor credit risk and environmental and other hazard risks, as well as risks related to the affordability of completed projects, availability of permanent financing to purchasers or owners, and supply of similar projects in the market.

Furthermore, a key component of our strategy is to continue to increase our origination of commercial real estate, multi-family, non-owner occupied residential and construction loans to diversify our loan portfolio and increase our yields. The proposed increase in these types of loans significantly increases our exposure to the risks inherent in these types of loans. Finally, we may purchase additional indirect automobile loans, which have a greater risk of loss or default than one- to four-family residential mortgage loans, are secured by collateral that may not provide an adequate source of repayment due to the rapid depreciation of automobiles and which may be subject to various federal and state laws, including bankruptcy and insolvency laws, that may limit our ability to recover on such loans.

We may not be able to increase our profitability by implementing our business strategies.

Our growth is essential to our future profitability, and we expect to incur expenses related to the implementation of our growth plan, including hiring initiatives and the development and marketing of new products and services. In recent years we have begun to focus, and plan to increase our focus on, certain types of lending that may expose us to additional risks, including the risk that we may experience increases in write downs, provisions for loan losses, expenses related to the management and sale of other real estate owned. See “—A significant portion of our loans are commercial real estate, multi-family, non-owner occupied residential, and construction loans, which carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and we intend to increase our focus on these types of loans.” In addition, the conversion will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion. We may not be able to successfully implement our strategic plan, and therefore may not continue to operate at a profit or increase profitability in the timeframe that we expect or at all.

Our ability to operate profitability depends upon a number of factors, including our ability to manage expenses related to non-performing and classified assets, general economic conditions, competition with other financial institutions, changes to the interest rate environment that may reduce our profit margins or impair our business strategy, adverse changes in the securities markets, changes in laws or government regulations, changes in consumer spending, borrowing, or saving, and changes in accounting policies, as well as other risks and uncertainties described in this “Risk Factors” section. Continued decline in net income, or periods in which we experience net losses, after the completion of our mutual-to-stock conversion could adversely affect our capital levels. If we fail to maintain capital levels in compliance with applicable regulatory requirements, our regulators could subject us to a formal written agreement or cease and desist order, restrict Pilgrim Bank’s or Pilgrim Bancshares, Inc.’s ability to pay dividends, restrict Pilgrim Bank’s or Pilgrim Bancshares, Inc.’s growth or ability to engage in certain types of lending, require Pilgrim Bank or Pilgrim Bancshares, Inc. to take remedial actions with respect to any capital deficiency, require Pilgrim Bank or Pilgrim Bancshares, Inc. to submit a capital plan for approval, or take other adverse regulatory actions, any one of which would negatively impact our stock price.

The successful implementation of our strategic plan will require, among other things, that we increase our market share by attracting new customers that currently bank at other financial institutions in our market area. In addition, our ability to successfully grow will depend on several factors, including continued favorable market conditions, the competitive responses from other financial institutions in our market area, and our ability to maintain high asset quality as we increase our commercial real estate, multi-family, non-owner occupied residential and construction loans. While we believe we have the management resources and internal systems in place to successfully manage our future growth, growth opportunities may not be available and we may not be successful in implementing our business strategy. Further, it will take time to implement our business strategy, especially for our lenders to originate enough loans and for our branches to attract enough favorably priced deposits to generate the revenue needed to offset the associated expenses. Our strategic plan, even if successfully implemented, may not ultimately produce positive results.

Our business may be adversely affected by credit risk associated with residential property.

At December 31, 2013, $92.4 million, or 69.2% of our total loan portfolio, was secured by one-to-four family real estate, including $17.6 million, or 13.2% of our total loan portfolio, in non-owner occupied residential real estate loans. One- to four-family residential mortgage lending, whether owner occupied or non-owner occupied, is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. The decline in residential real estate values as a result of the downturn in the Massachusetts housing market has reduced the value of the real estate collateral securing these types of loans and increased the risk that we would incur losses if borrowers default on their loans reflected in our recent charge-off experience on these loans. Fluctuations in value and levels of bank-owned sales may have a greater effect on our earnings and capital than on the earnings and capital of financial institutions whose loan portfolios are more diversified.

Residential loans with combined higher loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, they may be unable to repay their loans in full from the sale proceeds. Further, a significant amount of our home equity loans and lines of credit consist of second mortgage loans. For those home equity loans and lines of credit secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. For these reasons, we may experience higher rates of delinquencies, default and losses on our residential loans. In addition, because we focus on “jumbo” loans and frequently extend credit in situations where certain characteristics of non-conforming loans, such as high loan-to-value or debt-to-income ratios, are present, we may be exposed to additional credit risks. Because such loans are generally not readily saleable in the secondary market, we are likely to maintain such loans in our portfolio, and, accordingly, expect to be exposed to the credit risk for longer periods of time, including in some cases for the entire term of the loan.

If our allowance for loan losses is not sufficient to cover actual loan losses, we may be required to make additional provisions for loan losses, which would cause our earnings to decrease.

We recorded provisions for loan losses of $0, $156,000, and $200,000, respectively, for the years ended December 31, 2013, 2012 and 2011 that were charged against income for those periods, and incurred net charge-offs of $46,000, $230,000 and $408,000, respectively, during the same periods. As a result, our allowance for loan losses has decreased to $742,000 at December 31, 2013 from $788,000 at December 31, 2012 and $869,000 at December 31, 2011. While our allowance for loan losses was 31.55% of non-performing loans and 0.56% of total loans at December 31, 2013, we may be required to make additional material additions to our allowance for loan losses that would materially decrease our net income. See “—A significant portion of our loans are commercial real estate, multi-family, non-owner occupied residential, and construction loans, which carry greater credit risk than loans secured by owner occupied one- to four-family real estate, and we intend to increase our focus on these types of loans.”

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers, our borrowers’ cash flow and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additional provisions charged against income to increase our allowance. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management.

Lending money is a substantial part of our business and each loan carries a certain risk that it may not be repaid in accordance with its terms, or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things, cash flow of the borrower and/or the project being financed, the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan, the duration of the loan, the character and creditworthiness of a particular borrower, and changes in economic and industry conditions.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Our strategy to increase loan originations generally, and to focus on higher-risk commercial real estate, multi-family, non-owner occupied residential and construction lending will increase our credit risk, and will likely require us to increase our provisions in future periods. In addition, if charge-offs in future periods exceed the allowance for loan losses we will need additional provisions to replenish the allowance for loan losses. Any additional provisions will result in a decrease in net income and possibly capital, and may have a material adverse effect on our financial condition and results of operations.

If our foreclosed real estate is not properly valued or if our reserves are insufficient, our earnings could be reduced.

We obtain appraisals when a loan has been foreclosed and the property taken in as foreclosed real estate, and write down the foreclosed real estate to the amount of the appraisal. We also obtain appraisals at certain other times during the holding period of the asset. Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated fair value of the foreclosed property less estimated selling costs (fair value). A charge-off is recorded for any excess in the asset’s NBV over its fair value less estimated selling costs. If our valuation process is incorrect, or if property values decline, the fair value of our foreclosed real estate may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our foreclosed real estate could have a material adverse effect on our financial condition and results of operations. In addition, bank regulators periodically review our foreclosed real estate and may require us to recognize further charge-offs. Any increase in our charge-offs may have a material adverse effect on our financial condition and results of operations.

If our non-performing assets increase, our earnings will be adversely affected.

At December 31, 2013, our non-performing assets, which consist of non-accruing loans and other real estate owned, were $2.4 million, or 1.4% of total assets. Our non-performing assets adversely affect our net income in various ways:

•	we record interest income only on a cash basis for non-accrual loans and any non-performing securities and we do not record interest income for real estate owned;

•	we must provide for probable loan losses through a current period provision for loan losses which is a charge to income;

•	noninterest expense increases when we write down the value of properties in our real estate owned portfolio to reflect changing market values or recognize other-than-temporary impairment on non-performing securities;

•	there are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to our real estate owned; and

•	the resolution of non-performing assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our non-performing assets, our net income could decrease or we could experience losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by our regulators to maintain adequate levels of capital to support our operations. We believe the net proceeds of the offering will be sufficient to permit Pilgrim Bank to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by the Massachusetts Commissioner of Banks or the Federal Reserve Board, we may be subject to adverse regulatory action. See “Supervision and Regulation.”

Future changes in interest rates could reduce our profits and asset values.

Future changes in interest rates could impact our financial condition and results of operations.

Net income is the amount by which net interest income and noninterest income exceeds noninterest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

•	interest income earned on interest-earning assets, such as loans and securities; and

•	interest expense paid on interest-bearing liabilities, such as deposits and borrowings.

We are vulnerable to changes in interest rates including the shape of the yield curve because of a mismatch between the terms to repricing of our assets and liabilities. Historically, our assets repriced more quickly than our liabilities, which made us vulnerable to decreases in interest rates. However, on a 12 month horizon, we are currently more vulnerable to increases in interest rates. For the years ended December 31, 2013 and 2012, our net interest margin was 3.05% and 3.07%, respectively. Our asset/liability management committee utilizes a computer simulation model to provide an analysis of estimated changes in net interest income in various interest rate scenarios. At September 30, 2013, in the event of an immediate 100 basis point decrease in interest rates, our model projects a decrease in our net interest income of 1.91%, and in the event of an immediate 100 basis point increase in interest rates, our model projects a decrease in our net interest income of 3.11%.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At December 31, 2013, the fair value of our securities classified as available-for-sale totaled $13.5 million. Unrealized net losses on available-for-sale securities totaled $341,000 at December 31, 2013, and are reported, net of tax, as a separate component of equity. A rise in interest rates could cause a decrease in the fair value of securities available for sale in future periods which would have an adverse effect on shareholders’ equity. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Conversely, a reduction in interest rates can result in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, market rates on the loans we have originated and the yields on securities we have purchased have been at lower levels than available prior to 2008. As a general matter, our interest-bearing assets reprice or mature slightly more quickly than our interest-earning liabilities, which has resulted in decreases in net interest income as interest rates decreased. However, our ability to lower our interest expense is limited at these interest rate levels while the average yield on our interest-earning assets may continue to decrease. The Federal Reserve Board has indicated its intention to maintain low interest rates for the next several years. Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may continue to decrease, which will have an adverse effect on our profitability.

Impairment of our deferred tax assets could require charges to earnings, which could result in a negative impact on our results of operations.

Deferred tax assets are only recognized to the extent it is more likely than not they will be realized. Should our management determine it is not more likely than not that the deferred tax assets will be realized, a valuation allowance with a charge to earnings would be reflected in the period. At December 31, 2013 and December 31, 2012, our net deferred tax asset was $365,000 and $156,000, respectively, which included a valuation allowance of $1,000 and $381,000, respectively, and all of which was disallowed for regulatory capital purposes. Based on the levels of taxable income in prior years and management’s expectation of profitability in the current year and future years, management has determined that no additional valuation allowance was required at December 31, 2013 or December 31, 2012. If we are required in the future to take an additional valuation allowance with respect to our deferred tax asset, our financial condition and results of operations would be negatively affected.

Government responses to economic conditions may adversely affect our operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has changed the bank regulatory framework. For example, it has created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies and gives the Federal Reserve Board exclusive authority to regulate bank holding companies. The legislation has also resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as Pilgrim Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also weakens the federal preemption available for national banks and federal savings associations, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to loans that are securitized and sold to investors. We expect that such rules would make it more difficult for us to sell loans into the secondary market. Bank regulatory agencies also have been responding aggressively to concerns and adverse trends identified in examinations. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect our operations by restricting our business activities, including our ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on our business will not be known until all of the regulations implementing the statute are adopted and implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and divert management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Furthermore, the Federal Reserve Board, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities. If the Federal Reserve Board increases the federal funds rate, market interest rates would likely rise, which may negatively affect the housing markets and the U.S. economic recovery.

Proposed and final regulations could restrict our ability to originate and sell loans.

The Consumer Financial Protection Bureau has issued a rule designed to clarify for lenders how they can avoid legal liability under the Dodd-Frank Act, which would hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet this “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative-amortization; and

•	terms longer than 30 years.

Also, to qualify as a “qualified mortgage,” a borrower’s total monthly debt-to-income ratio may not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The Consumer Financial Protection Bureau’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more expensive/and or time consuming to make these loans, which could limit our growth or profitability.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain not less than 5% of the credit risk for any asset that is not a “qualified residential mortgage.” The regulatory agencies have issued a proposed rule to implement this requirement. The Dodd-Frank Act provides that the definition of “qualified residential mortgage” can be no broader than the definition of “qualified mortgage” issued by the Consumer Financial Protection Bureau for purposes of its regulations (as described above). Although the final rule with respect to the retention of credit risk has not yet been issued, the final rule could have a significant effect on the secondary market for loans and the types of loans we originate, and restrict our ability to make loans.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain.

On July 9, 2013, the federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for Pilgrim Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

Under the new capital standards, in order to be well-capitalized, Pilgrim Bank would be required to have a common equity to tier 1 capital ratio of 6.5% and a tier 1 risk-based capital ratio of 8.0%. We have conducted a pro forma analysis of the application of these new capital requirements as of December 31, 2013 and have determined that Pilgrim Bank meets all of these new requirements, except for the full 2.5% capital conservation buffer, as if these new requirements had been in effect on that date.

The application of more stringent capital requirements for Pilgrim Bank could, among other things, result in lower returns on invested capital, require the raising of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding, restructure our business models, and/or increase our holdings of liquid assets. Implementation of changes to asset risk weightings for risk based capital calculations, items included or deducted in calculating regulatory capital and/or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying out dividends or buying back shares. Specifically, beginning in 2016, Pilgrim Bank’s ability to pay dividends will be limited if Pilgrim Bank does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Banking Regulation—New Capital Rule.”

Strong competition within our market areas may limit our growth and profitability, and our small size makes it difficult to compete.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of Pilgrim Bank—Market Area and Competition.”

Our small asset size makes it more difficult to compete with other financial institutions which are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it difficult to generate meaningful noninterest income from such activities as securities and insurance brokerage or to charge deposit fees. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and nearby Boston. As a community bank, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected, by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or by events beyond our control, our business and operating results may be adversely affected.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition, growth and prospects.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity. We rely on customer deposits and advances from the FHLB-Boston to fund our operations. At December 31, 2013, we had $5.0 million of FHLB advances outstanding with an additional $35.2 million of available borrowing capacity. In addition, at December 31, 2013, we had $35.8 million in certificates of deposit that are scheduled to mature during the year ending December 31, 2014. We may not be able to retain these funds as core deposits or permanent customer relationships when the certificates of deposit mature. Although we have historically been able to replace maturing deposits and advances if desired, we may not be able to replace such funds in the future if, among other things, our financial condition, the financial condition of the FHLB, or market conditions change. Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets where our loans are concentrated, or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. Although we consider our sources of funds adequate for our liquidity needs, we may seek additional debt in the future to achieve our long-term business objectives. Additional borrowings, if sought, may not be available to us or, if available, may not be available on reasonable terms. If additional financing sources are unavailable, or are not available on reasonable terms, our financial condition, results of operations, growth and future prospects could be materially adversely affected. Finally, if we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business. We use various technology systems to manage our customer relationships, general ledger, securities, deposits, and loans. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur and may not be adequately addressed if they do occur. In addition any compromise of our systems could deter customers from using our products and services. Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security. In addition, we outsource a majority of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny or expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. We have benefited from consistency within our senior management team, with our top five executives averaging over seven years of service with Pilgrim Bank and over a combined 150 years of financial institution experience. Members of our senior management team, or commercial lending specialists who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management of Pilgrim Bancshares, Inc.”

The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.

As a result of the completion of the offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange Commission (“SEC”). Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our core operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision, and examination by the Massachusetts Commissioner of Banks, the Federal Reserve Board, and the FDIC. Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a financial institution, the classification of assets by a financial institution, and the adequacy of a financial institution’s allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. Laws, rules and regulations may be adopted in the future that could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects. See “Supervision and Regulation” for a discussion of the regulations to which we are subject.

Increased FDIC or Central Co-Operative Bank insurance assessments could significantly increase our expenses.

The Dodd-Frank Act eliminated the maximum Deposit Insurance Fund ratio of 1.5% of estimated deposits, and the FDIC has established a long-term ratio of 2.0%. The FDIC has the authority to increase assessments in order to maintain the Deposit Insurance Fund ratio at particular levels. In addition, if our regulators issue downgraded ratings of Pilgrim Bank in connection with their examinations, the FDIC could impose significant additional fees and assessments on us. All Massachusetts-chartered co-operative banks are required to be members of the Co-Operative Central Bank, which maintains the Share Insurance Fund that insures co-operative bank deposits in excess of federal deposit insurance coverage. The Co-Operative Central Bank is authorized to charge co-operative banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Increases in assessments by either the FDIC or the Co-Operative Central Bank could significantly increase our expenses.

Changes in accounting standards could affect reported earnings.

The various bodies responsible for establishing accounting standard, including the Financial Accounting Standards Board, the Securities and Exchange Commission and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Future legislative or regulatory actions responding to perceived financial and market problems could impair our rights against borrowers.

There have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral. If proposals such as these, or other proposals limiting our rights as a creditor, are implemented, we could experience increased credit losses or increased expense in pursuing our remedies as a creditor.

Risks Related to the offering

The future price of our common stock may be less than the purchase price in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them at or above the purchase price in the offering. The purchase price in the offering is based upon an independent third-party appraisal of the pro forma market value of Pilgrim Bank, pursuant to banking regulations and subject to review and approval by the Federal Reserve Board and the Massachusetts Commissioner of Banks. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

The capital we raise in the offering will reduce our return on equity. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. For the year ended December 31, 2013, we had a return on average equity of 2.98%, compared to an average return on equity of 4.13% based on trailing 12-month earnings for all publicly traded, full converted savings institutions as of December 31, 2013 or the most recent date for which information is available. Following the offering, we expect our consolidated equity to increase from $12.5 million at December 31, 2013 to between $23.5 million at the minimum of the offering range and $30.5 million at the adjusted maximum of the offering range. Based upon our earnings for the year ended December 31, 2013, and these pro forma equity levels, our projected annualized return on equity will be 1.57% and 1.20% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain relatively low until we are able to leverage the additional capital we receive from the offering. Although we anticipate increasing net interest income using proceeds of the offering, our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and noninterest income, our return on equity may reduce the value of our shares of common stock. See “Pro Forma Data” for an illustration of the financial impact of the offering.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments, and we do not expect to pay dividends until our operations are sufficiently profitable to support the payment of dividends. See “—Risks Related to Our Business—We may not be able to increase our profitability by implementing our business strategies.” The declaration and payment of future cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our Board of Directors deems relevant. We may also be limited in the payment of dividends under statutory and regulatory provisions. See “—Risks Related to Our Business—The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain”; “Supervision and Regulation—Federal Banking Regulation—Capital Requirements”; “—New Capital Rule”; “—Capital Distributions”; “—Massachusetts Banking Laws and Supervision—Dividends”; and “—Holding Company Regulation—Dividends.”

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering.

We intend to establish and fund a charitable foundation in connection with the conversion and offering. We intend to contribute a total of $725,000 to a charitable foundation that we are establishing, such contribution to consist of a number of shares of our common stock equal to 3.0% of the shares sold in the offering (42,075 shares or $420,750 in stock at the minimum offering and 56,925 shares or $569,250 in stock at the maximum offering, or up to 65,464 shares or $654,640 in stock at the adjusted maximum offering) and the remainder in cash ($304,250 at the minimum offering and $155,750 at the maximum offering, or $70,360 at the adjusted maximum). The amount of our contribution will not be dependent upon the amount of the net proceeds raised in the offering.

The contribution will have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in the year in which we complete the offering by approximately $435,000. Persons purchasing shares in the offering will have their ownership and voting interests in Pilgrim Bancshares, Inc. diluted by 2.9% due to the issuance of shares of common stock to the charitable foundation.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We believe that the contribution to the charitable foundation will be deductible for federal income tax purposes. However, the Internal Revenue Service may disagree with our determination and not grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. It is expected that the value of the contribution of cash and shares will be $725,000, which would result in after-tax expense of approximately $435,000. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the full value of the entire contribution.

In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. Pursuant to the Internal Revenue Code, an entity is permitted to deduct charitable contributions up to 10% of its taxable income prior to the charitable contribution deduction in any one year. Any contribution in excess of the 10% limit may be deducted for federal and state income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. Our pre-tax income over this period may not be sufficient to fully use this deduction. With certain exceptions, Massachusetts tax law follows the federal income tax laws and taxable income is recomputed using state taxable income on a combined reporting basis. This would typically result in a lower annual utilization of the charitable contribution for state purposes as income from certain entities (security corporations) would not be included in the combined state return. If Pilgrim Bancshares, Inc. was the deemed contributor to the charitable foundation and elected security corporation status, the charitable contributions would not be available for state tax purposes at all.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock issued in the conversion (including shares contributed to the charitable foundation) with funds borrowed from Pilgrim Bancshares, Inc. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the offering that would award participants restricted shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10% (including shares issued to the charitable foundation), respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the offering. The estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.33 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $150,000 at the adjusted maximum. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under the stock-based benefit plan would be $180,000 at the adjusted maximum. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Pilgrim Bancshares, Inc.) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the plan would be between $578,000 at the minimum of the offering range and $899,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans will dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the offering. If these stock-based benefit plans are funded from the issuance of authorized but unissued shares of common stock, stockholders would experience a reduction in ownership interest totaling 12.3%. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by financial institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the offering. Stock-based benefit plans adopted more than one year following the offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would increase our costs and the dilution to other shareholders.

If we adopt stock-based benefit plans within one year following the completion of the offering, then we may grant shares of common stock or stock options under our stock-based benefit plans for up to 4% and 10%, respectively, of our total outstanding shares including shares held by the charitable foundation. The amount of stock awards and stock options available for grant under the stock-based benefit plans may exceed these amounts, provided the stock-based benefit plans are adopted more than one year following the offering. Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.”

We intend to enter into an employment agreement and change in control agreements with certain of our officers, which may increase our compensation costs upon the occurrence of certain events or increase the cost of acquiring us.

Following the conversion and subject to the receipt of necessary regulatory approvals, we intend to enter into an employment agreement with our President and Chief Executive Officer and change in control agreements with our Chief Financial Officer and Senior Vice President of Operations. In the event of termination of employment other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment agreement and change in control agreement, and assuming the agreements were in effect, the agreements will provide for cash severance benefits that would cost us up to $1.2 million in the aggregate based on information as of December 31, 2013. These amounts may be reduced, if necessary, to an amount that would not qualify the payments to be deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code. For additional information see “Management of Pilgrim Bancshares, Inc.—Executive Officer Compensation.”

We have broad discretion in using the proceeds of the offering. Our failure to effectively deploy the net proceeds of the offering may have an adverse effect on our financial performance and the value of our common stock.

We intend to invest between $6.4 million and $8.8 million of the net proceeds of the offering (or $10.3 million at the adjusted maximum of the offering range) in Pilgrim Bank. We may use the remaining net proceeds to invest in short-term investments, repurchase shares of common stock, pay dividends, finance the acquisition of financial institutions, or for other general corporate purposes. We also expect to use a portion of the net proceeds we retain to fund a loan for the purchase of shares of common stock in the offering by the employee stock ownership plan and to repay principal and interest outstanding on two short-term notes. Pilgrim Bank may use the net proceeds it receives to fund new loans, enhance existing products and services, invest in securities, expand its banking franchise by opening de novo branches or loan production offices or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of the loan to the employee stock ownership plan and contributions to our charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and the timing of such applications. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, paying dividends and repurchasing common stock, may require the approval of the Massachusetts Commissioner of Banks or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and, accordingly, we may not invest the net proceeds at the time that is most beneficial to Pilgrim Bancshares, Inc., Pilgrim Bank or the shareholders. For additional information see “How We Intend To Use The Proceeds From The Offering.”

Certain provisions of our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of Pilgrim Bancshares, Inc., which could negatively affect our stock value.

Certain provisions in our articles of incorporation and bylaws may discourage attempts to acquire Pilgrim Bancshares, Inc., pursue a proxy contest for control of Pilgrim Bancshares, Inc., assume control of Pilgrim Bancshares, Inc. by a holder of a large block of common stock, and remove Pilgrim Bancshares, Inc.’s management, all of which shareholders might think are in their best interests. These provisions include:

•	restrictive requirements regarding eligibility for service on the Board of Directors, including age restrictions, residency requirements, a prohibition on service by persons who are or have been the subject of certain legal or regulatory proceedings, a prohibition on service by persons who are party to agreements that may affect their voting discretion, and a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service;

•	the election of directors to staggered terms of three years;

•	provisions requiring advance notice of shareholder proposals and director nominations;

•	a limitation on the right to vote more than 10% of the outstanding shares of common stock;

•	a prohibition on cumulative voting;

•	a requirement that the calling of a special meeting by shareholders requires the request of a majority of all votes entitled to be cast at the special meeting;

•	a requirement that directors may only be removed for cause and by 80% of the votes entitled to be cast;

•	the board of directors’ ability to cause Pilgrim Bancshares, Inc. to issue preferred stock; and

•	the requirement of the vote of 80% of the votes entitled to be case in order to amend certain provisions of the articles of incorporation, including certain of the provisions set forth above.

For further information, see “Restrictions on Acquisition of Pilgrim Bancshares, Inc.—Pilgrim Bancshares, Inc.’s Articles of Incorporation and Bylaws.”

Applicable regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of Pilgrim Bank or Pilgrim Bancshares, Inc. without the prior approval of the Federal Reserve Board. In addition, the business corporation law of Maryland, the state where Pilgrim Bancshares, Inc. is incorporated, provides for certain restrictions on acquisition of Pilgrim Bancshares, Inc. See “Restrictions on Acquisitions of Pilgrim Bancshares, Inc.—Maryland Corporate Law,” “—Pilgrim Bank’s Charter,” “—Change in Control Regulations” and “—Massachusetts Banking Law.”

A significant percentage of our common stock will be held of controlled by our directors and executive officers and benefit plans.

Our board of directors and executive officers intend to purchase in the aggregate approximately 6.15% and 4.54% of our common stock (excluding shares issued to our charitable foundation) at the minimum and maximum of the offering range, respectively. These purchases, together with the purchase by the employee stock ownership plan of 8.0% of the aggregate shares sold in the offering, as well as the potential acquisition of common stock through the proposed equity incentive plan will result in ownership by insiders of Pilgrim Bancshares, Inc. and Pilgrim Bank of approximately 16.9% of the total shares issued in the offering at the maximum and approximately 18.5% of the total shares issued in the offering at the minimum of the offering range. The ownership by executive officers, directors and our stock plans could result in actions being taken that are not in accordance with other shareholders’ wishes, and could prevent any action requiring a supermajority vote under our articles of incorporation and bylaws (including the amendment of certain protective provisions of our articles and bylaws discussed immediately above).

There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be quoted on the OTC Bulletin Board, subject to completion of the offering and compliance with certain conditions. Keefe Bruyette & Woods has advised us that it intends to make a market in our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in the offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

You may not be able to sell your shares of common stock until you have received certificates, which will affect your ability to take advantage of changes in the stock price immediately following the offering.

Certificates for the shares of common stock purchased in the offering may not be delivered for several days after the completion of the offering and the commencement of trading in the common stock.

Your ability to sell the shares of common stock before receiving your stock certificate will depend on arrangements you may make with a brokerage firm, and you may not be able to sell your shares of common stock until you have received certificates. As a result, you may not be able to take advantage of fluctuations in the price of the common stock immediately following the offering.

We are an “emerging growth company” within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 ( the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley Act”), including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies.

As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. We believe the net proceeds of the offering will be sufficient to permit Pilgrim Bank and Pilgrim Bancshares, Inc. to maintain regulatory capital compliance for the foreseeable future. Nonetheless, we may at some point need to raise additional capital to support continued growth.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we may not be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected. In addition, if we are unable to raise additional capital when required by the Federal Reserve Board or the Massachusetts Commissioner of Banks, we may be subject to adverse regulatory action. See “Supervision and Regulation.”

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community.

If we are not able to reach the minimum of the offering range, we may do any of the following: increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations; terminate the offering and promptly return all funds; set a new offering range, notifying all subscribers of the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted, to the extent such permission is required, by the Federal Reserve Board and the Massachusetts Commissioner of Banks.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Conahasset Bancshares, MHC and subsidiaries for the periods and at the dates indicated. The information at and for the years ended December 31, 2013 and 2012 is derived in part from, and should be read together with, the audited financial statements and notes thereto of Conahasset Bancshares, MHC and subsidiaries beginning at page F-1 of this prospectus. The information at and for the years ended December 31, 2011 is derived in part from audited financial statements that are not included in this prospectus. The following information is only a summary, and should be read in conjunction with our financial statements and notes thereto beginning on page F-1 of this prospectus.

	At December 31,
	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:
Total assets	$171,556	$172,541	$170,321
Cash and cash equivalents	8,991	21,141	19,869
Time deposits with other banks	4,511	10,730	7,690
Investment securities (1)	13,750	16,114	21,402
Federal Home Loan Bank stock	667	757	872
Loans receivable, net	132,923	112,618	108,753
Investment in real estate	1,662	1,707	1,756
Other real estate owned	—	245	1,463
Bank-owned life insurance	2,181	2,129	2,072
Total liabilities	159,052	160,167	158,656
Deposits	153,732	156,653	154,863
Federal Home Loan Bank advances	5,000	3,307	3,641
Total equity	12,504	12,374	11,665

	For the Years Ended December 31,
	2013	2012	2011
	(In thousands)
Selected Operating Data:
Interest and dividend income	$5,963	$6,045	$6,415
Interest expense	1,175	1,314	1,649

Net interest and dividend income	4,788	4,731	4,766
Provision for loan losses	—	156	200

Net interest and dividend income after provision for loan losses	4,788	4,575	4,566
Service charges on deposit accounts	138	148	147
Gain on sales of mortgages, net	17	379	61
Other noninterest income	196	450	216
Noninterest expense	4,611	4,423	4,184

Income before income taxes	528	1,129	806
Income tax expense	160	387	270

Net income	$368	$742	$536

(footnotes appear on following page)

	At of For the Years Ended December 31,
	2013	2012	2011

Performance Ratios:
Return on average assets	0.21%	0.44%	0.32%
Return on average equity	2.98%	6.16%	4.77%
Interest rate spread (2)	2.99%	3.03%	3.02%
Net interest margin (3)	3.05%	3.07%	3.05%
Noninterest expense to average assets	2.69%	2.62%	2.47%
Efficiency ratio (4)	89.73%	77.49%	80.62%
Average interest-earning assets to average interest-bearing liabilities	107.73%	105.55%	103.67%
Loans to deposits	86.89%	72.53%	70.90%
Average equity to average assets	7.21%	7.13%	6.62%

Capital Ratios:
Equity to total assets at end of period	7.29%	7.17%	6.85%
Total capital to risk weighted assets	13.49%	14.02%	13.42%
Tier 1 capital to risk weighted assets	12.74%	13.16%	12.47%
Tier 1 capital to average assets	7.49%	7.21%	6.77%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.56%	0.69%	0.79%
Allowance for loan losses as a percentage of non-performing loans	31.55%	16.89%	40.14%
Net (charge-offs) recoveries to average outstanding loans during the period	0.04%	0.21%	0.37%
Non-performing loans as a percentage of total loans	1.76%	4.11%	1.97%
Non-performing assets as a percentage of total assets	1.37%	2.85%	2.13%
Total non-performing assets and troubled debt restructurings as a percentage of total assets	4.06%	5.36%	5.70%

Other:
Number of full service banking offices	3	3	3
Full-time equivalent employees	32	33	32

(1)	Includes securities available-for-sale and held-to-maturity.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “intend,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our ability to manage our operations under the current adverse economic conditions nationally and in our market area;

•	adverse changes in the financial industry, securities, credit and national local real estate markets (including real estate values);

•	significant increases in our loan losses, including as a result of our inability to resolve classified and non-performing assets or reduce risks associated with our loans, and management’s assumptions in determining the adequacy of the allowance for loan losses;

•	credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and in our allowance for loan losses and provision for loan losses;

•	competition among depository and other financial institutions;

•	our success in implementing our business strategy, particularly increasing our commercial real estate, multi-family, non-owner occupied residential and construction lending;

•	our success in introducing new financial products;

•	our ability to attract and maintain deposits; our ability to continue to improve our asset quality even as we increase our non-residential and non-owner occupied residential lending;

•	changes in interest rates generally, including changes in the relative differences between short term and long term interest rates and in deposit interest rates, that may affect our net interest margin and funding sources;

•	fluctuations in the demand for loans, which may be affected by the number of unsold homes, land and other properties in our market areas and by declines in the value of real estate in our market area;

•	changes in consumer spending, borrowing and saving habits;

•	declines in the yield on our assets resulting from the current low interest rate environment;

•	risks related to a high concentration of loans secured by real estate located in our market area;

•	the results of examinations by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses, write down assets, change our regulatory capital position, limit our ability to borrow funds or maintain or increase deposits, or prohibit us from paying dividends, which could adversely affect our dividends and earnings;

•	changes in the level of government support of housing finance;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	changes in laws or government regulations or policies affecting financial institutions, including the Dodd-Frank Act and the JOBS Act, which could result in, among other things, increased deposit insurance premiums and assessments, capital requirements (particularly the new capital regulations), regulatory fees and compliance costs and the resources we have available to address such changes;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans, and our ability to retain key members of our senior management team and to address staffing needs in response to product demand or to implement our strategic plans;

•	loan delinquencies and changes in the underlying cash flows of our borrowers;

•	our ability to control costs and expenses, particularly those associated with operating as a publicly traded company;

•	the failure or security breaches of computer systems on which we depend;

•	the ability of key third-party service providers to perform their obligations to us;

•	changes in the financial condition or future prospects of issuers of securities that we own; and

•	other economic, competitive, governmental, regulatory and operational factors affecting our operations, pricing, products and services described elsewhere in this prospectus.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 22.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $12.7 million and $17.7 million, or $20.5 million if the offering range is increased by 15%. Please see “Pro Forma Data” for additional information.

We intend to distribute the net proceeds from the offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,402,500 Shares		1,650,000 Shares		1,897,500 Shares		2,182,125 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$14,025		$16,500		$18,975		$21,821
Less offering expenses	(1,300)		(1,300)		(1,300)		(1,300)

Net offering proceeds	$12,725	100.0%	$15,200	100.0%	$17,675	100.0%	$20,521	100.0%

Use of net proceeds:
To Pilgrim Bank	$6,363	50.0%	$7,600	50.0%	$8,838	50.0%	$10,261	50.0%
To fund loan to employee stock ownership plan	1,156	9.1%	1,360	9.0%	1,564	8.9%	1,798	8.8%
Proceeds contributed to foundation	304	2.4%	230	1.5%	156	0.9%	70	0.3%

Retained by Pilgrim Bancshares, Inc.	$4,903	38.5%	$6,010	39.5%	$7,118	40.2%	$8,393	40.9%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Pilgrim Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

Pilgrim Bancshares, Inc. intends to fund a loan to the employee stock ownership plan (or fund a subsidiary which will make this loan) to purchase shares of common stock in the offering and contribute cash and shares of common stock to our charitable foundation. Pilgrim Bancshares, Inc. may also use the proceeds it retains from the offering:

•	to invest in short-term and other securities consistent with our investment policy;

•	to pay cash dividends to stockholders, subject to regulatory approval;

•	to repurchase shares of our common stock, subject to regulatory approval; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan (or funding a subsidiary which will make this loan) and the contribution to our charitable foundation, Pilgrim Bancshares, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under currently applicable regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Pilgrim Bank will receive a capital contribution equal to at least 50.0% of the net proceeds of the offering. Pilgrim Bank may use the net proceeds it receives from the Offering:

•	to invest in commercial real estate, multifamily, non-owner occupied and one- to four-family residential and construction loans;

•	to invest in technological advances to enhance our customer service and the products that we offer;

•	to invest in short-term and other securities consistent with our investment policy;

•	to expand its banking franchise by establishing or acquiring new loan production officers or branches, or by acquiring other financial institutions or other financial services companies, although no such transactions are contemplated at this time; and

•	for other general corporate purposes.

Pilgrim Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring new branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

OUR POLICY REGARDING DIVIDENDS

Following completion of the offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. Specifically, the Federal Reserve Board has issued a policy statement proving that dividends should be paid only out of current earnings and only if our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition. Regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with the its capital needs and overall financial condition. We do not intend to pay dividends until such time as we are generating sufficient net income to support our planned growth and the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including regulatory capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions.

Dividends we can declare and pay will depend, in part, upon receipt of dividends from Pilgrim Bank, because initially we will have no source of income other than dividends from Pilgrim Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan (which we expect will be funded through a subsidiary formed solely for the purpose of making the loan to the employee stock ownership plan). Massachusetts banking law and FDIC regulations impose significant limitations on “capital distributions” by depository institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions” and “—Massachusetts Banking Laws and Supervision—Dividends.” In addition, beginning in 2016, Pilgrim Bank’s ability to pay dividends will be limited if Pilgrim Bank does not have the capital conservation buffer required by the new capital rules, which may limit our ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Banking Regulation—New Capital Rule.” No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the Massachusetts Commissioner of Banks, may be paid in addition to, or in lieu of, regular cash dividends.

Any payment of dividends by Pilgrim Bank to us that would be deemed to be drawn out of Pilgrim Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Pilgrim Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Pilgrim Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

Pilgrim Bancshares, Inc. is a newly formed company and has never issued capital stock, except for 100 shares issued to Conahasset Bancshares, Inc. in connection with its formation. Conahasset Bancshares, MHC, as a mutual institution, has never issued capital stock. Pilgrim Bancshares, Inc. anticipates that its common stock will be quoted on the OTC Bulletin Board. Keefe, Bruyette & Woods has advised us that it intends to make a market in our common stock following the conversion and offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan, our directors and executive officers and the charitable foundation, is likely to be quite limited. As a result, it is unlikely that an active trading market for the common stock will develop or that, if it develops, it will continue. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share. Purchasers of common stock in the offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2013, Pilgrim Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Pilgrim Bank at December 31, 2013, and the pro forma regulatory capital of Pilgrim Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The items captioned “Requirement” reflect amounts necessary to be considered “well capitalized” under applicable federal regulations. The table assumes the receipt by Pilgrim Bank of 50.0% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Pilgrim Bank Historical at December 31, 2013		Pro Forma at December 31, 2013, Based Upon the Sale in the Offering of
			1,402,500 Shares		1,650,000 Shares		1,897,500 Shares		2,182,125 Shares(1)
	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)

Equity	$12,436	7.25%	$17,065	9.59%	$17,976	10.04%	$18,928	10.49%	$20,000	11.00%

Tier 1 leverage capital(3)	$12,650	7.49%	$17,279	9.85%	$18,211	10.31%	$19,142	10.77%	$20,214	11.28%
Requirement(4)	8,449	5.00	8,767	5.00	8,829	5.00	8,890	5.00	8,962	5.00

Excess	$4,201	2.49%	$8,512	4.85%	$9,382	5.31%	$10,252	5.77%	$11,252	6.28%

Tier 1 risk-based capital	$12,650	12.74%	$17,279	16.86%	$18,211	17.66%	$19,142	18.46%	$20,214	19.36%
Requirement	5,958	6.00	6,149	6.00	6,186	6.00	6,223	6.00	6,265	6.00

Excess	$6,692	6.74%	$11,130	10.86%	$12,025	11.66%	$12,919	12.46%	$13,949	13.36%

Total risk-based capital(3)	$13,399	13.49%	$18,028	17.59%	$18,960	18.39%	$19,891	19.18%	$20,963	20.07%
Requirement(4)	9,929	10.00	10,248	10.00	10,309	10.00	10,371	10.00	10,442	10.00

Excess	$3,470	3.49%	$7,780	7.59%	$8,651	8.39%	$9,520	9.18%	$10,521	10.07%

Reconciliation:
Net proceeds infused into Pilgrim Bank:			$6,363		$7,600		$8,838		$10,261
Less: Common stock acquired by employee stock ownership plan			(1,156)		(1,360)		(1,564)		(1,798)
Less: Common stock acquired by stock-based incentive plan			(578)		(680)		(782)		(899)

Pro forma increase in Tier 1 and total risk-based capital			$4,629		$5,560		$6,492		$7,564

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Leverage capital ratios are shown as a percentage of total adjusted assets. Risk-based capital ratios are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.
(4)	Reflects regulatory requirements to be considered “well capitalized.”

CAPITALIZATION

The following table presents the historical consolidated capitalization of Conahasset Bancshares, MHC at December 31, 2013 and the pro forma consolidated capitalization of Pilgrim Bancshares, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	Conahasset Bancshares, MHC Historical at December 31, 2013	Pilgrim Bancshares, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		1,402,500 Shares	1,650,000 Shares	1,897,500 Shares	2,182,125 Shares (1)
	(Dollars in thousands)

Deposits (2)	$153,732	$153,732	$153,732	$153,732	$153,732
Borrowings	5,000	5,000	5,000	5,000	5,000

Total deposits and borrowed funds	$158,732	$158,732	$158,732	$158,732	$158,732

Stockholders’ equity:
Preferred stock $0.01 par value, 2,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 10,000,000 shares authorized; assuming shares outstanding as shown (3)	—	14	17	19	22
Additional paid-in capital (4)	—	13,132	15,678	18,225	21,154
Retained earnings (5)	12,718	12,718	12,718	12,718	12,718
Tax benefit of contribution to foundation	—	290	290	290	290
Accumulated other comprehensive loss	(214)	(214)	(214)	(214)	(214)

Common stock to be acquired by employee stock ownership plan (6)	—	(1,156)	(1,360)	(1,564)	(1,798)
Common stock to be acquired by stock-based benefit plans (7)	—	(578)	(680)	(782)	(899)
Expense of contribution to charitable foundation	—	(725)	(725)	(725)	(725)

Total stockholders’ equity	$12,504	$23,481	$25,724	$27,967	$30,548

Total stockholders’ equity as a percentage of total assets (2)	7.29%	12.86%	13.92%	14.95%	16.11%
Tangible equity as a percentage of total assets (2)	7.29%	12.86%	13.92%	14.95%	16.11%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of Pilgrim Bancshares, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the offering, an amount up to 10% and 4% of the shares of Pilgrim Bancshares, Inc. common stock sold in the offering, including shares issued to our charitable foundation, will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Pilgrim Bancshares, Inc.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of Pilgrim Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(continued from previous page)

(6)	Assumes that 8% of the shares issued in the conversion (including shares to be contributed to the charitable foundation) will be acquired by the employee stock ownership plan financed by a loan from Pilgrim Bancshares, Inc. The loan will be repaid principally from Pilgrim Bank’s contributions to the employee stock ownership plan. Since Pilgrim Bancshares, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on Pilgrim Bancshares, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Pilgrim Bancshares, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. Any funds to be used by the stock-based benefit plans to conduct open market purchases will be provided by Pilgrim Bancshares, Inc.

PRO FORMA DATA

The following tables summarize historical data of Conahasset Bancshares, MHC and pro forma data of Pilgrim Bancshares, Inc. at and for the years ended December 31, 2013 and December 31, 2012. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our employee stock ownership plan will purchase 8% of the shares of common stock issued in the conversion (including shares contributed to the charitable foundation) with a loan from Pilgrim Bancshares, Inc. The loan will be repaid in substantially equal payments of principal and interest over a period of 30 years;

•	Keefe, Bruyette & Woods will receive a selling agent fee equal to 1.0% of the dollar amount of the shares of common stock sold in the subscription offering, subject to a minimum fee of $225,000. Shares purchased by our employee stock benefit plans or by our officers, directors and employees, and their immediate families and shares contributed to our charitable foundation will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the offering, other than selling agent fees to be paid to Keefe Bruyette & Woods, will be approximately $1.1 million.

We calculated pro forma consolidated net income for the year ended December 31, 2013 as if the estimated net proceeds had been invested at an assumed interest rate of 1.75% (1.05% on an after-tax basis). This represents the five-year United States Treasury Note as of December 31, 2013, which, in light of current market interests rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earnings assets and the weighted average rate paid on our deposits.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.33 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 15.82% for the shares of common stock, a dividend yield of 0.00%, an expected option life of 10 years and a risk-free interest rate of 3.04%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute at least 50.0% of the net proceeds to Pilgrim Bank. We will retain the remainder of the net proceeds from the offering and use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan (or funding a subsidiary which will make the loan to the employee stock ownership plan) and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Year Ended December 31, 2013 Based Upon the Sale at $10.00 Per Share of
	1,402,500 Shares	1,650,000 Shares	1,897,500 Shares	2,182,125 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross Proceeds of Offering	$14,025	$16,500	$18,975	$21,821
Plus: market value of shares issued to charitable foundation	421	495	569	655

Pro forma market capitalization	$14,446	$16,995	$19,544	$22,476

Gross Proceeds of Offering	$14,025	$16,500	$18,975	$21,821
Less: expenses	1,300	1,300	1,300	1,300

Estimated net proceeds	12,725	15,200	17,675	20,521
Less: Common stock purchased by ESOP (2)	(1,156)	(1,360)	(1,564)	(1,798)
Less: Cash contribution to charitable foundation	(304)	(230)	(156)	(70)
Less: Common stock awarded under stock-based benefit plans (3)	(578)	(680)	(782)	(899)

Estimated net cash proceeds as adjusted	$10,687	$12,930	$15,173	$17,754

For the Year Ended December 31, 2013
Net Income:
Historical	$368	$368	$368	$368
Pro forma income on net proceeds	112	136	159	186
Pro forma ESOP adjustment(2)	(23)	(27)	(31)	(36)
Pro forma stock award adjustment (3)	(69)	(82)	(94)	(108)
Pro forma stock option adjustment (4)	(87)	(102)	(117)	(135)

Pro forma net income	$301	$293	$285	$275

Per share net income:
Historical	$0.28	$0.23	$0.20	$0.18
Pro forma income on net proceeds	0.08	0.09	0.09	0.09
Pro forma ESOP adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award adjustment (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option adjustment (4)	(0.06)	(0.06)	(0.06)	(0.07)

Pro forma net income per share (5)	$0.23	$0.19	$0.16	$0.13

Offering price as a multiple of pro forma net earnings per share	43.48x	52.63x	62.50x	76.92x
Number of shares outstanding for pro forma net Income per share calculations (5)	1,332,861	1,568,072	1,803,283	2,073,775

At December 31, 2013
Stockholders’ equity:
Historical	$12,504	$12,504	$12,504	$12,504
Estimated net proceeds	12,725	15,200	17,675	20,521
Plus: market value of shares issued to charitable foundation	421	495	569	655
Plus: tax benefit of contribution to charitable foundation	290	290	290	290
Less: Common stock acquired by ESOP (2)	(1,156)	(1,360)	(1,564)	(1,798)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(578)	(680)	(782)	(899)
Less: expense of contribution to charitable foundation (6)	(725)	(725)	(725)	(725)

Pro forma stockholders’ equity	$23,481	$25,724	$27,967	$30,548

Stockholders’ equity per share:
Historical	$8.65	$7.37	$6.40	$5.56
Estimated net proceeds	8.81	8.94	9.04	9.13
Plus: market value of shares issued to charitable foundation	0.29	0.29	0.29	0.29
Plus: tax benefit of contribution to charitable foundation	0.20	0.17	0.15	0.13
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)
Less: expense of contribution to charitable foundation	(0.50)	(0.43)	(0.37)	(0.32)

Pro forma stockholders’ equity per share (7)	$16.25	$15.14	$14.31	$13.59

Offering price as percentage of pro forma stockholders’ equity per share	61.54%	66.05%	69.88%	73.58%
Number of shares outstanding for pro forma book value per share calculations	1,444,575	1,699,500	1,954,425	2,247,589

(footnotes begin on following page)

(Footnotes from previous pages)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock issued in the conversion (including shares to be contributed to the charitable foundation) will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Pilgrim Bancshares, Inc. at a rate per annum equal to the Prime Rate. Pilgrim Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Pilgrim Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. Accounting Standard Codification 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Pilgrim Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 40.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 3,890, 4,576, 5,262 and 6,052 shares were committed to be released during the year ended December 31, 2013 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In accordance with Accounting Standard Codification 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by Pilgrim Bancshares, Inc.’s stockholders, one or more stock-based benefit plans may issue an aggregate number of shares of common stock equal to 4% of the shares to be issued in the conversion including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion) for award as restricted stock to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Pilgrim Bancshares, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Pilgrim Bancshares, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 40.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.9%.
(4)	If approved by Pilgrim Bancshares, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the conversion including shares contributed to the charitable foundation (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.33 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares issued in the conversion, including shares contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.1%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2 above.
(6)

Does not give effect to the nonrecurring expense that is expected to be recognized in the year ended December 31, 2014 as a result of the contribution of cash and shares of common stock to the charitable foundation. Assuming the contribution to the foundation was expensed during year ended December 31, 2013, the estimated before tax expense, estimated after-tax expense and pro forma tax benefit associated with the contribution to the foundation, and the pro forma net income (loss) and pro forma net income (loss) per share are set forth in the table below. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 40.0% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range
	(in thousands, except per share data)

Before tax expense of contribution	$725	$725	$725	$725
Estimated after tax expense of contribution	435	435	435	435
Pro forma net income (loss)	(134)	(142)	(150)	(159)
Pro forma net income (loss) per share	(0.10)	(0.09)	(0.08)	(0.08)
Pro forma tax benefit	290	290	290	290

(7)	The retained earnings of Pilgrim Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the offering, RP Financial, LC estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $14.4 million, $17.0 million, $19.5 million and $22.5 million with the charitable foundation, as compared to $15.3 million, $18.0 million, $20.7 million and $23.8 million, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the year ended December 31, 2013 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the year, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)

Estimated offering amount	$14,025	$15,300	$16,500	$18,000	$18,975	$20,700	$21,821	$23,805
Estimated full value	14,446	15,300	16,995	18,000	19,544	20,700	22,476	23,805
Total assets	182,533	183,720	184,777	186,096	187,020	188,472	189,600	191,205
Total liabilities	159,052	159,052	159,052	159,052	159,052	159,052	159,052	159,052
Pro forma stockholders’ equity	23,481	24,668	25,725	27,044	27,968	29,420	30,548	32,153
Pro forma net income	301	306	293	298	285	290	276	279
Pro forma stockholders’ equity per share	16.25	16.12	15.14	15.02	14.31	14.21	13.59	13.51
Pro forma net income per share	0.23	0.22	0.18	0.18	0.16	0.15	0.13	0.13
Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	61.54%	62.03%	66.05%	66.58%	69.88%	70.37%	73.58%	74.02%
Offering price to pro forma net income per share	43.48x	45.45x	52.63x	55.56x	62.50x	66.67	76.92	76.92
Pro forma financial ratios:
Return on assets (annualized)	0.16%	0.17%	0.16%	0.16%	0.15%	0.15%	0.15%	0.15%
Return on equity (annualized)	1.28	1.24	1.14	1.10	1.02	0.99	0.90	0.87
Equity to assets	12.86	13.43	13.92	14.53	14.95	15.61	16.11	16.82

Total shares issued	1,444,575	1,530,000	1,699,500	1,800,000	1,954,400	2,070,000	2,247,600	2,380,500

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of Conahasset Bancshares, MHC and its subsidiaries through a discussion of the factors affecting our financial condition at December 31, 2013 and December 31, 2012 and our results of operations for the years ended December 31, 2013 and 2012. This section should be read in conjunction with the consolidated financial statements and notes thereto that appear elsewhere in this prospectus. Pilgrim Bancshares, Inc. had not engaged in any activities at December 31, 2013; therefore, the information reflected in this section reflects the consolidated financial performance of Conahasset Bancshares, MHC and subsidiaries.

Overview

We conduct our operations from our main office and an adjacent operations center in Cohasset, Massachusetts and our two additional full-service banking offices located in Cohasset and Marion, Massachusetts. Our primary market area is the South Shore and South Coast areas of Massachusetts, which includes portions of Plymouth, Norfolk and Bristol counties. We serve customers located in a number of small towns in these areas, including Cohasset, Scituate, Hull, Hingham, Norwell, Marshfield, Marion, Mattapoisett, Plymouth, Rochester and Wareham. Although our current operations are not focused in Boston, we are affected by economic conditions in Boston because our loan portfolio includes a significant number of loans that are secured by real estate or that have borrowers located in Boston. In addition, a number of our customers who reside in our market area are employed in Boston and a number of our non-owner occupied residential and multi-family loan customers have properties in Boston as well as in our market area. We intend to continue to make loans, particularly commercial real estate, multi-family, non-owner occupied residential and construction loans, in Boston, so we will continue to be affected by economic conditions in Boston.

Our business consists primarily of attracting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate, commercial real estate, multi-family and construction loans, and, to a lesser extent, commercial and industrial and consumer loans. We have historically conducted our lending operations with a view towards the specific needs of customers in the communities that we serve, measuring our success by customer satisfaction and the extent of our customer relationships, rather than on volume based loan origination. Accordingly because of the demographics of our market area, we have focused, and expect to continue to focus, on “jumbo” loans. At December 31, 2013, $92.4 million, or 69.2% of our total loan portfolio, was comprised of one- to four-family residential real estate loans, including non-owner occupied residential real estate loans of $17.6 million, or 13.2% of our loan portfolio, and jumbo loans of $41.2 million, or 55.1% of our owner occupied one- to four-family residential loans and 30.8% of our total loans. Of the jumbo loans, $24.6 million were originated by Pilgrim Bank and $16.6 million were purchased loans. We also invest in securities, which consist primarily of U.S. government agency obligations and U.S. government agency mortgage-backed securities and to a lesser extent, state and municipal securities and U.S. government agency collateralized mortgage obligations. We historically have relied heavily on certificates of deposit for funding, but we offer a variety of deposit accounts, including checking accounts, NOW accounts, savings accounts, money market accounts and certificate of deposit accounts, including IRAs. We utilize advances from the FHLB-Boston for asset/liability management purposes, to leverage loan purchases, and, to a much lesser extent, for additional funding for our operations. At December 31, 2013, we had $5.0 million in advances outstanding with FHLB-Boston.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of service charges on deposit accounts, loan servicing income, gain on sales of securities and loans, debit card income, income from bank-owned life insurance and miscellaneous other income. Noninterest expense currently consists primarily of expenses related to compensation and employee benefits, occupancy and equipment, data processing, federal deposit insurance premiums, ATM charges, professional fees, advertising and other operating expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

We have historically operated as a traditional thrift headquartered in Cohasset, Massachusetts. As a traditional thrift, our focus has been, and will continue to be, one- to four-family residential mortgage lending, particularly “jumbo” mortgage loans and construction loans for owner occupied properties, in our market area. In 2005, we determined that we would be more competitive and profitable if we transitioned a portion of our operations to a commercial bank model. Accordingly, we made a decision to diversify our lending portfolio by expanding commercial real estate and construction lending in order to increase revenues and manage our interest rate and concentration risk. Because we realized that endeavoring to expand commercial real estate and construction lending placed us in a highly competitive space in our market area, we hired additional experienced commercial lenders who had previously worked in the South Shore and Boston markets to support our expanding commercial real estate and construction activities.

While we were successful in expanding our commercial real estate and construction lending, these lenders also brought knowledge of and experience with a niche of select customers engaged in investing in and renovating residential properties. To satisfy the demands of and enhance our banking relationships with these borrowers, we developed a loan product that consist of a construction loan for the rehabilitation of existing non-owner occupied properties that automatically converts to a fully-amortizing residential mortgage loan following the construction period. We approve the construction / rehabilitation and the permanent portions of the loan at the time the borrower submits an application, which fixes the interest rate for the borrower at the initial extension of credit, and eliminates the need or reapplication for permanent financing and a second closing.

The result of these efforts was an expansion in our non-owner occupied residential portfolio and our portfolio of construction and renovation loans related to non-owner occupied residential properties. The business cycles of these customers naturally led them to engage in larger projects, and we responded by developing multi-family loan products, and related construction and renovation loan products, to offer to these customers. Accordingly, a significant portion of our portfolio consists of high-quality non-owner occupied residential loans and construction loans and, although we have experienced a slight decline in multi-family loans due to payoffs in recent periods, we also have a moderate portfolio of multi-family loans. We historically have had a significant construction lending portfolio, although balances have decreased recently due to payoffs and the transition of construction loans to permanent loans. However, we intend to increase originations of construction loans, particularly non-owner occupied rehabilitation-to-permanent loans.

In addition, as we continued to develop relationships with both our residential mortgage customers and our commercial, multi-family and non-owner occupied real estate loan customers, we recognized that, although certain towns within our market area are primarily residential, other towns are home to a diverse variety of small businesses providing services to the residents of our market area, and that there was an opportunity to for us to offer customized business banking products to those small businesses. We determined that we could further diversify our portfolio by increasing our commercial and industrial lending activities, and in 2013 we hired a lender with significant experience in commercial and industrial and Small Business Administration (“SBA”) lending.

Our principal objective is to distinguish ourselves as a strong independent bank in our market are by improving our offering of diverse products and superior customer service to customers, maintaining our commitment to community involvement, develop market niches and explore new lines of business and growth opportunities while adhering to a sound financial plan that provides for strong capital position and profits and asset growth sufficient to allow us to provide for the financial needs of our customers. We believe that our primary competitive advantage is and will continue to be our motivation to create relationships rather than “one product” customers, and that the first step in beginning a banking relationship is exhibiting the flexibility to customize products and services, particularly loan products, to meet the specific needs of the customer. We believe that, in our market area, this can be accomplished by working with customers to extend credit, within prudent and conservative guidelines, in situations where characteristics of non-conforming loans may be present, with particular focus on “jumbo” loans. We strive to provide friendly, knowledgeable, courteous and professional services as we invite current and potential customers to “Discover the Pilgrim Difference.”

We recognize that, although we have managed to operate profitably throughout a challenging economic period, modest organic growth in our market area and continued expansion into the customer base in contiguous areas is essential to our continued profitability. We intend to take advantage of the opportunities presented by our market area to expand our operations. Highlights of our current business strategy following the completion of the offering, subject to regulatory approval where applicable and market conditions, are set forth below.

Prudently and opportunistically grow our earnings base by leveraging the expertise and contacts of our current lending staff and by hiring additional lending personnel with extensive experience in our market area and in the Boston area. We believe that in order to increase our income and profitability, we must focus on continuing to grow our earnings base, particularly our loan portfolio. Our total loan portfolio, before allowance for loan losses, increased $20.0 million, or 17.6%, to $133.6 million at December 31, 2013, from $113.6 million at December 31, 2012, and increased $3.8 million, or 3.5%, to $113.6 million at December 31, 2012, from $109.8 million at December 31, 2011. However, these increases occurred during periods of minimal or no deposit growth, resulting in steadily declining levels of cash, interest-bearing deposits with other financial institutions and securities. Accordingly, our total assets decreased $985,000, or 0.6%, to $171.6 million at December 31, 2013, from $172.5 million at December 31, 2012. This followed an increase of $2.2 million, or 1.3%, to $172.5 million at December 31, 2012 from $170.3 million at December 31, 2011. The planned lack of significant growth in total assets reflects our efforts to improve our capital ratios and reduce our risk profile. We intend to utilize a portion of the proceeds of the offering to grow our balance sheet through increased originations of one-to four family residential real estate, specifically conventional non-conforming and jumbo loans, on which we have historically focused. Specifically, we intend to increase our marketing efforts, inside and outside our current market area, foster deposit relationships as we increase core deposits, and develop mortgage products customized to serve the needs of our customer base, including “jumbo” loans, non-conforming residential loans, non-owner occupied residential loans and rehabilitation-to-permanent loans. We believe that a significant portion of our loan growth over the past several years was the direct result of relationships between experience lending staff that we hired in connection with our decision to enter into commercial real estate and multi-family lending. We intend to continue to leverage the business relationships of these lenders, and also to hire additional lenders with experience in our market area and the greater Boston area to obtain additional relationships in these communities and to complement our existing staff. To better serve and expand our customer base we intend to develop and continually review a pricing model that will attract prospective customers, particularly homeowners and investors in non-owner occupied residential and multi-family property and commercial real estate.

Increase our focus on commercial real estate, multi-family, non-owner occupied residential and construction lending and continue to expand our niche in non-owner occupied residential and construction lending. Although one- to four-family residential lending has been and will continue to be a key component of our strategy, we recognize that, with recent downward trends in interest rates on residential loans, a prudent approach to expanding our origination of a diverse variety of loans is essential to our profitability. We intend to increase our focus on commercial real estate, multi-family, non-owner occupied residential and construction loans, both in our market area and in the greater Boston area, and also expand the portfolio of non-owner occupied residential lending that we have developed in the past several years. In particular, we believe that our continued focus on our rehabilitation-to-permanent loan product will serve to initiate commercial lending relationships that will, over time, increase in size and complexity. Because commercial lending is based on relationships, in the past several years we have hired, and expect to continue to hire, commercial lending officers who we believe either already have strong borrower relationships or have the capability and experience to develop those relationships. We believe that fostering these relationships will allow us to increase our multi-family and commercial real estate lending, as well as related construction lending, as customers who began banking with us in the non-owner occupied residential and construction rehabilitation loan space grow their operations and become involved in larger projects. We also believe that these relationships will, despite increased relationship balances, serve to mitigate risk because these relationships tend to consist of more loans with smaller balances and secured by different properties as compared to commercial real estate loans.

As we have gradually increased our commercial real estate, multi-family, non-owner occupied residential and construction lending, we have been able to rely on the experience of our lenders to develop a culture of diligence with respect to adherence to policies and procedures designed to mitigate risk, and to enhance our lending policies and procedures with respect to these types of lending. Accordingly, we believe that we are positioned, with experienced key members of our lending team and policies and procedures developed to mitigate credit risk as we grow, to develop a significant portfolio of high-quality commercial real estate, multi-family, non-owner occupied residential and construction loans. Commercial real estate, multi-family, non-owner occupied residential and particularly construction loans generally have shorter terms and repricing characteristics than fixed-rate, longer-term, one- to four-family residential real estate loans. We expect that a disciplined approach to increasing our commercial real estate, multi-family, non-owner occupied residential and construction lending will diversify and increase the yield on our loan portfolio. In addition, because we will focus on providing excellent customer service and fostering relationship banking with respect to these loans in our market area and nearby Boston, we expect that an increase in lending will result in a corresponding increase in our customer base for deposits and other services.

Continue to expand our traditional originations of one- to four-family residential mortgage loans, customize non-conforming and jumbo mortgage loans to suit the needs of our customer base, foster multiple-loan relationships and market our niche non-owner occupied rehabilitation-to-permanent loans. Although we believe that we must increase non-residential lending in order to grow, increase profitability and diversify our portfolio, we also recognize that we have developed our reputation in our market area based on a tradition of conventional residential real estate mortgage lending. We believe that one- to four-family lending is essential to maintaining customer relations and our status as a community-oriented bank, and also creates invaluable ties to the communities that we serve. While expanding our conventional mortgage activities in our market area and in nearby Boston is important to our growth as well as our asset/liability and interest rate risk management, we recognize that, in order to fully serve the customers in our market area, we must increase our originations of loans of “jumbo” loans, loans where one or more characteristics of non-conforming loans, such as high debt-to-income ratios, are present but mitigated by other factors such as low loan-to-value ratios, and our niche rehabilitation-to-permanent loans in order to meet the needs of customers in our market area, subject to prudent credit risk management and underwriting policies. In addition, we expect to hire additional mortgage originators with lending experience in our market area and Boston in order to increase our origination capacity. We also believe that retention and servicing of the loans that we originate, particularly residential mortgage loans, is important to maintaining our status as a community-focused institution and preserving customer relationships. Accordingly, we intend to continue to retain in our portfolio the majority of the loans that we originate. We do not originate one- to four-family residential or other loans specifically for resale or rely on the sale of loans to generate noninterest income, and do not intend to do so in the future. However, we recognize that a policy of selling and purchasing select loans will allow us to supplement our interest income and, more importantly, manage interest rate risk. As we have done in the past, we will evaluate opportunities to sell certain long-term fixed-rate one- to four-family loans and to purchase quality residential real estate loans when such activities fulfill our asset/liability, interest rate risk and credit risk needs. We will also consider opening one or more loan production offices to increase our exposure to customers in portions of our market area without ready access to our branch offices, although we do not currently have specific plans to do so, and positioning a portion of our origination staff to these locations in order to expand our marketing reach to outlying portions of our market area.

Increasing core deposits through aggressive marketing and the offering of new deposit products. Although we have historically depended on certificate of deposits to fund our investment activity and loan originations, as well as supporting our liquidity needs, we also offer checking, NOW, savings and money market deposit accounts, which we refer to as “core” deposits. We recognize that we can obtain greater leverage from our deposits by focusing on relationship banking rather than “one product” customers that typically invest in certificates of deposits. Core deposits, which include all deposit account types except certificates of deposit, comprised 58.1% of our total deposits at December 31, 2013, up from 55.5% of total deposits at December 31, 2012. We market core deposits through the internet, in-branch and local mail, print and radio advertising, as well as programs that link various accounts and services together, minimizing service fees. We intend to pursue increased origination of these low cost deposits, with particular focus on transaction accounts, by implementing pro-active marketing and promotional programs, offering attractive interest rates, and offering competitive products to meet the needs of the demographic groups in our market areas, such as remote deposit capture for business customers, mobile banking, and broadening banking relationships with lending customers, particularly as we expand our commercial real estate, multi-family, non-owner occupied residential and construction lending. We expect to focus on employee training and development with respect to deposit generation, deposit retention and knowledge of our products and services so that our branches become sources of deposit generation. We also believe that the implementation of our strategy to increase relationship-based commercial real estate, multi-family non-owner occupied residential and construction lending and to establish additional product delivery channels and technological services such as electronic and mobile banking applications will serve to increase our core deposits. An increase in transaction deposits and relationship banking will decrease our dependence on certificates of deposit, reduce our interest rate sensitivity, and allow us to continue to utilize FHLB-Boston advances primarily for asset/liability management purposes rather than to fund our operations.

Continuing to improve our risk profile by managing our credit risk to maintain a low level of non-performing assets and enhancing our policies and procedures as needed. We believe that strong asset quality is a key to long-term financial success, and that managing credit risk is an essential part of successfully managing a financial institution. We have sought to grow and diversify the loan portfolio, while maintaining strong asset quality and moderate credit risk, using underwriting standards that we believe are conservative, as well as diligent monitoring of the portfolio and loans in non-accrual status and on-going collection efforts. In order to grow our loan portfolio, we must originate loans that have higher risks than conventional one- to four-family residential loans, including commercial real estate, multi-family, non-owner occupied residential and construction loans, as well as residential loans where certain characteristics of non-conforming loans are present. However, we believe that continued adherence to our philosophy of managing large loan exposures through our experienced, risk-based approach to lending will serve to mitigate the risks associated with such loans. We are committed to devoting significant resources to maintaining low levels of delinquencies and non-performing assets as we diversify our loan portfolio, and we remain acutely focused on the credit risks associated with these loans because we intend to retain the majority of these loans in our portfolio for an extended time.

Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Specifically, we have implemented procedures to perform internal reviews of selected loans based on risk features and dollar volume. We have instituted a risk-rating matrix to appropriately identify potential risks and rate loans based on key risk characteristics. Additionally, we have implemented a policy that requires a third-party independent loan review of at least 25% of our commercial real estate, multi-family, non-owner occupied residential and construction portfolio, with a focus on new relationships, large dollar volume relationships, and identified problem loans. The loan review policy also requires a third-party review of a sample of loans originated by each loan officer. The third party reviewer provides an initial review of risk-rating conclusions and discusses its findings with management. The report is also presented to the board of directors. Final risk-rating conclusions are based on the third party reviewer’s independent research plus information provided by management. During the year ended December 31, 2013, a third party reviewed approximately $18.7 million, or approximately 40% of our commercial real estate, multi-family, non-owner occupied residential and construction loan portfolio. The third party reviewer downgraded one loan to substandard from special mention but otherwise concurred with our internal risk ratings with respect to loans reviewed in its initial findings, based on dollar amount outstanding. Accordingly, management concluded that our improved internal reviews and risk rating procedures are effective in evaluating our credit risk. We believe that policies and procedures are only effective when implemented and monitored by qualified and dedicated personnel. Accordingly, we created the position of Assistant Vice President—Credit Analyst in 2011 and maintain a staff with experience managing commercial loan administration. We expect to hire additional credit administration and collections personnel as needed to support the planned growth of our loan portfolio. We also intend to continually enhance our loan underwriting, credit administration and collection procedures, and to implement improved credit risk management and asset-liability management techniques, such as portfolio stress testing, portfolio credit analysis, and credit decision monitoring matrices. Finally, we believe that focusing on commercial lending relationships with active management teams or owners and on complete banking relationships (instead of loan only relationships) will also mitigate some of the risks associated with commercial and industrial and consumer lending.

Credit risk management also applies to our investment philosophy. We continually monitor the investment portfolio for credit risk, with a quarterly formal review by our executive committee and our asset/liability committee, which is composed of our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our Vice President of Commercial Lending and our Assistant Vice President—Credit Analyst, of any issuers that have heightened credit risk factors such as rating agency and analyst downgrades and declines in market valuation. We intend to replace maturing investments in 2014 as determined to be appropriate in accordance with our risk management policies, asset/liability analysis and our funding needs. We have also invested in money market mutual fund accounts in the past, which we utilize as an alternative to investing excess cash in federal funds, but do not have any positions at this time.

As was the case with many financial institutions, we experienced elevated levels of problem assets following the economic downturn that began in 2008. However, as a result of our credit risk management initiatives, we have reduced classified loans to $6.6 million, or 4.9% of total loans, at December 31, 2013 from a high of $8.4 million or 7.2% of total loans in June 2012, non-performing loans to $2.4 million, or 1.8% of total loans, at December 31, 2013 from a high of $4.6 million or 4.2% of total loans in September 2012, and delinquent loans to $2.1 million, or 1.6% of total loans, at December 31, 2013 from a high of $8.3 million or 7.5% of total loans in April 2011. Classified assets other than loans totaled $182,000 at December 31, 2013 and consisted entirely of private mortgage-backed securities we obtained as a distribution in kind of securities in 2009 after the manager of a mutual fund in which we had invested restricted cash redemptions. Accordingly, we believe that our credit risk and asset quality management initiatives have been effective and, as long as we continually review, evaluate and enhance, as necessary, our policies and procedures, will continue to be effective in maintaining low levels of classified, non-performing and delinquent loans.

Develop a commercial and industrial loan origination platform in our market area, including developing an SBA loan program. Our primary immediate strategic focus will be to expand one- to four-family residential lending in our market area and increase commercial real estate, multi-family, non-owner occupied and construction lending. However, we believe that, because our market area is increasingly becoming home to a variety of small businesses in our communities that serve the residential population, it is important to develop a commercial and industrial loan origination platform as a secondary complimentary source of income in the medium term. We have recently hired a lender with significant commercial and industrial lending experience, particularly in SBA lending. We have actively participated as a lender under the SBA Section 504 lending program, and were recently approved as a lender for the Section 7a SBA program. To expand commercial and industrial lending, we intend to target small- to mid-sized commercial clients, including retail businesses and medical and other professional practices, as well as construction firms and traditional commercial businesses, located in our market area; develop loan products that will satisfy the needs of small business borrowers in our market area; and expand SBA offerings in all areas of our market area. We believe that the development of a commercial and industrial lending platform will allow us to provide additional products and services to and deepen our banking relationships with our existing and future commercial customers, including customers engaged in commercial real estate, multi-family and construction industries, and the owners and employees of such businesses.

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors. We have adopted a strategic plan to leverage the capital raised in the offering to increase our earnings base, especially the size of our loan portfolio, and therefore our profitability. Our strategic plan assumes that, beginning in 2014, we will not incur the same level of charge-offs, provisions for loan losses, write downs on real estate owned and losses on sales of real estate owned or expenses related to problem assets as we have in recent periods, and that we will not incur the non-recurring expenses related to write-downs of securities and the construction of our home office that we incurred in 2012 and 2013. However, the conversion will have a short-term adverse impact on our operating results, due to additional costs related to becoming a public company, increased compensation expenses associated with our employee stock ownership plan and the possible implementation of one or more stock-based benefit plans after the completion of the conversion. In addition, growth of earning assets is essential to our future profitability, and we expect to incur expenses related to the implementation of our growth plan, including hiring initiatives, deposit generation campaigns and the potential opening of loan production offices. We may not be able to successfully implement our strategic plan, and therefore may not operate profitably in the periods following the conversion.

Critical Accounting Policies

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could affect these judgments include, but are not limited to, changes in interest rates, changes in the performance of the economy and changes in the financial condition of borrowers. Our significant accounting policies are discussed in detail in Note 2 of the Notes to Consolidated Financial Statements included in this prospectus.

The recently enacted JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, bank regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings.

Deferred Tax Assets. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax asset will not be realized. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of increased compensation expenses associated with the implementation of our employee stock ownership plan and the implementation of a stock-based incentive plan, if that incentive plan is approved by our stockholders. For further information, see “Summary—Benefits to Management and Potential Dilution to Stockholders Following the Conversion,” “Risk Factors—Risks Related to the offering—Our stock-based benefit plans will increase our costs, which will reduce our income,” and “Management of Pilgrim Bancshares, Inc.—Benefit Plans and Agreements” and “—Future Stock Benefit Plans.”

Our noninterest expense will also increase as a result of our contribution of cash and shares of common stock to our charitable foundation, and as a result of our operation as a public company. For further information, please see “Summary—Our Issuance of Cash and Shares of Our Common Stock to Pilgrim Bank Charitable Foundation,” “Risk Factors—Risks Related to Our Business—The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses” and “—Risks Related to the offering—The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering,” and “Pilgrim Bank Charitable Foundation.”

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Total Assets. Total assets decreased $985,000, or 0.6%, to $171.6 million at December 31, 2013 from $172.5 million at December 31, 2012. The decrease was primarily the result of a decrease in cash and cash equivalents caused by decreases of deposits of $2.9 million as we managed our asset base in order to maintain our Tier 1 capital ratio and reduce our exposure to single product certificate of deposit customers. In addition, we increased borrowings from the Federal Home Loan Bank of Boston by $1.7 million to reduce funding costs.

Cash and Cash Equivalents and Time Deposits. Total cash and cash equivalents decreased $12.1 million, or 57.3%, to $9.0 million at December 31, 2013 from $21.1 million at December 31, 2012. Time deposits decreased $6.2 million, or 57.9%, to $4.5 million at December 31, 2013 from $10.7 million at December 31, 2012. The decrease in total cash and cash equivalents and time deposits reflected the maturation of time deposits, an increase of $20.3 million in net loans and normal year-end cash management.

Net Loans. Net loans increased $20.3 million, or 18.0%, to $132.9 million at December 31, 2013 from $112.6 million at December 31, 2012. During the year ended December 31, 2013, one- to four-family residential real estate loans increased $16.2 million, or 21.3%, to $92.4 million at December 31, 2013 from $76.2 million at December 31, 2012, commercial real estate loans increased $3.7 million, or 19.1%, to $19.4 million at December 31, 2013 from $15.7 million at December 31, 2012 and commercial and industrial loans increased $354,000, or 16.4%, to $2.5 million at December 31, 2013 from $2.2 million at December 31, 2012, while construction loans decreased $1.5 million, or 30.0%, to $3.5 million at December 31, 2013 from $5.0 million at December 31, 2012, home equity loans and lines of credit decreased $772,000, or 16.3%, to $4.0 million at December 31, 2013 from $4.7 million at December 31, 2012 and consumer loans decreased $1.0 million, or 34.5%, to $1.9 million at December 31, 2013 from $2.9 million at December 31, 2012. Increases in loan origination reflect strong growth in demand for loans in our market area in the current low interest rate environment, particularly one- to four-family residential, non-owner occupied residential, commercial real estate and multi-family loans, as well as our decision to grow loans during this time of strong demand. In addition, we continued to purchase high quality loans, particularly jumbo loans, in order to complement our loan originations.

Investment Securities. Investment securities classified as available-for-sale decreased $2.2 million, or 14.0%, to $13.5 million at December 31, 2013 from $15.7 million at December 31, 2012, as management sold these securities to generate cash to deploy in lending activities. Investment securities classified as held-to-maturity decreased $142,000, or 35.9%, to $254,000 at December 31, 2013 from $396,000 at December 31, 2012 due to maturities in the ordinary course of business and write-downs of impaired securities in the amount of $247,000. At December 31, 2013, investment securities classified as available-for-sale consisted primarily of debt securities issued by the U.S. Treasury and U.S. government corporations and agencies, debt securities issued by states and political subdivisions, and government-sponsored mortgage-backed securities, with a focus on suitable government-sponsored securities to augment risk-based capital.

Bank Owned Life Insurance. Bank-owned life insurance (“BOLI”) increased $52,000, or 2.4%, to $2.2 million at December 31, 2013 from $2.1 million at December 31, 2012 due to normal increases in cash surrender value.

Deposits. Deposits decreased $3.0 million, or 1.9%, to $153.7 million at December 31, 2013 from $156.7 million at December 31, 2012. During the year ended December 31, 2013, demand deposits increased $3.1 million, or 34.1%, to $12.0 million from $9.0 million, NOW account deposits increased $496,000, or 2.5%, to $20.0 million from $19.5 million, savings accounts increased $257,000, or 1.5%, to $17.3 million from $17.0 million, money market accounts decreased $1.5 million, or 3.6%, to $39.9 million from $41.4 million and certificates of deposit decreased $5.3 million, or 7.6%, to $64.5 million from $69.8 million. Our core deposits, which we consider to be our noninterest demand accounts, NOW accounts, savings accounts and money market accounts, increased $2.4 million, or 2.8%, to $89.3 million at December 31, 2013 from $86.9 million at December 31, 2012. The decreases in certificates of deposit resulted primarily from management’s efforts to manage our balance sheet in order to improve capital ratios and reduce expenses, and were offset by increased deposits from commercial real estate, multi-family and non-owner occupied residential real estate borrowers who opened deposit accounts with us in connection with new loan originations.

Other Liabilities. Federal Home Loan Bank advances increased $1.7 million, or 51.5%, to $5.0 million at December 31, 2013 from $3.3 million at December 31, 2012, which reflects management’s efforts to manage our balance sheet and our asset/liability position. Other liabilities, which include interest payable, accruals for employee pension and medical plans and normal accruals for expenses, increased $113,000, or 54.6%, to $320,000 at December 31, 2013 from $207,000 at December 31, 2012, reflecting routine timing fluctuations.

Total Equity. Total equity increased $130,000, or 1.1%, to $12.5 million at December 31, 2013 from $12.4 million at December 31, 2012. The increase resulted primarily from net income of $368,000 during the year ended December 31, 2013, offset by a decrease of $238,000 in accumulated other comprehensive income due to an increase in the net unrealized loss position of our available-for-sale investment securities portfolio.

Comparison of Operating Results for the Years Ended December 31, 2013 and December 31, 2012

General. Net income for the year ended December 31, 2013 was $368,000, compared to net income of $742,000 for the year ended December 31, 2012. The decrease in net income was primarily due to a write-down of securities of $247,000 in the year ended December 31, 2013 compared to a write-down of securities of $52,000 in the year ended December 31, 2012, a decrease of $362,000, or 95.5%, in gains on sale of mortgages to $17,000 from $379,000, and an increase in expenses of $188,000, or 4.3%, to $4.6 million from $4.4 million, offset by a decrease of $156,000 in provision for loan losses to $0 from $156,000 and an increase of $75,000 in gains from the sale of other real estate owned to $121,000 from $46,000.

Interest and Dividend Income. On a tax-equivalent basis, total interest and dividend income remained relatively stable at $6.0 million for the year ended December 31, 2013 and the year ended December 31, 2012. The slight decrease in interest income was the result of a $62,000 increase in interest on loans and a $119,000 decrease in interest on investment securities. The average balance of loans during the year ended December 31, 2013 increased $12.8 million to $124.3 million from $111.5 million for the year ended December 31, 2012, while the average yield on loans decreased by 46 basis points to 4.51% for the year ended December 31, 2013 from 4.97% for the year ended December 31, 2012. The decrease in yield reflected the lower market rates for originated loans in 2012 and early 2013. The average balance of investment securities decreased $4.3 million to $14.2 million for the year ended December 31, 2013 from $18.5 million for the year ended December 31, 2012, and the yield on investment securities (on a tax-equivalent basis) decreased by 8 basis points to 2.43% for the year ended December 31, 2013 from 2.51% for the year ended December 31, 2012.

Interest Expense. Total interest expense decreased $139,000, or 10.6%, to $1.2 million for the year ended December 31, 2013 from $1.3 million for the year ended December 31, 2012. Interest expense on interest-bearing deposit accounts decreased $137,000, or 11.0%, to $1.1 million for the year ended December 31, 2013 from $1.2 million for the year ended December 31, 2012. The decrease was primarily due to the impact of maturing certificates of deposit renewing at lower rates, shift in deposit mix toward core deposits and deposit rate reductions in core deposits.

Interest expense on Federal Home Loan Bank of Boston advances decreased $2,000 to $65,000 for the year ended December 31, 2013 from $67,000 for the year ended December 31, 2012. The average balance of advances increased by $640,000 to $4.1 million for the year ended December 31, 2013 from $3.5 million for the year ended December 31, 2012, as we drew advances and used the cash for funding loan production, deposit withdrawals and operating cash management. The cost decreased 36 basis points to 1.58% for the year ended December 31, 2013 from 1.94% for the year ended December 31, 2012.

Net Interest and Dividend Income. On a tax-equivalent basis, net interest and dividend income increased $68,000, or 1.4%, for the year ended December 31, 2013 from the year ended December 31, 2012. The increase resulted primarily from a $139,000 decrease in interest expense, which was offset by a $71,000 decrease in interest income. Our average interest-earning assets increased to $159.0 million for the year ended December 31, 2013 from $155.5 million for the year ended December 31, 2012, and our net interest rate spread decreased 4 basis points to 2.99% for the year ended December 31, 2013 from 3.03% for the year ended December 31, 2012. Our net interest margin decreased slightly to 3.05% for the year ended December 31, 2013 from 3.07% for the year ended December 31, 2012. The stability in our interest rate spread and net interest margin reflected primarily the management of the repricing of our interest-bearing liabilities and our interest-earning assets in a decreasing interest rate environment, including the increase in loan origination. In addition, we benefited from the repricing of long-term certificates of deposit at maturity in the ordinary course.

Provision for Loan Losses. Based on our analysis of the factors described in “Critical Accounting Policies—Allowance for Loan Losses,” we did not record a provision for loan losses for the year ended December 31, 2013, compared to a provision of $156,000 for the year ended December 31, 2012. We analyze our allowance for loan losses on a monthly basis and we expect to resume recording provisions for loan losses when consistent with our loan origination and credit risk. The fact that we did not record a provision for loan losses for the year ended December 31, 2013 reflected net charge-offs of $46,000 for the year compared to net charge-offs of $230,000 for the year ended December 31, 2012. The allowance for loan losses was $742,000 or 0.56% of total loans at December 31, 2013 compared to

$788,000, or 0.69% of total loans at December 31, 2012. Total non-performing loans were $2.4 million at December 31, 2013 compared to $4.7 million at December 31, 2012. As a percentage of non-performing loans, the allowance for loan losses was 31.6% at December 31, 2013 compared to 16.9% at December 31, 2012. Total classified loans were $6.6 million at December 31, 2013 compared to $9.5 million at December 31, 2012. The allowance for loan losses reflects the estimate we believe to be appropriate to cover incurred probable losses, which were inherent in the loan portfolio at December 31, 2013 and 2012.

Noninterest Income. Noninterest income decreased $626,000, or 64.1%, to $351,000 for the year ended December 31, 2013 from $977,000 for the year ended December 31, 2012. The decrease was primarily related to a decrease in the gain on sale of loans of $362,000 to $17,000 for the year ended December 31, 2013 from $379,000 for the year ended December 31, 2012 as an increase in interest rates caused a decline in refinancing activity and we elected to retain loans in 2013 instead of selling as we did in 2012. We also experienced an increase in the write-down on securities of $195,000 to $247,000 for the year ended December 31, 2013 from $52,000 for the year ended December 31, 2012, which was primarily related to a write-down of $218,000 on mutual fund securities. Additionally, there was a $88,000 decrease in net gain on sales and calls of securities to $5,000 for the year ended December 31, 2013 from $93,000 for the year ended December 31, 2012, resulting from market conditions, and a decrease in rental income of $41,000 to $204,000 for the year ended December 31, 2013 from $245,000 for the year ended December 31, 2012 resulting from the sale of real estate owned and the payment by one tenant in 2012 of a significant amount of past due maintenance expenses from 2011. These decreases in noninterest income were offset by an increase in other income, which consisted primarily of an increase of $75,000 in gains on the sale of real estate owned to $121,000 for the year ended December 31, 2013 from $46,000 for the year ended December 31, 2012.

Noninterest Expense. Noninterest expense increased $188,000 to $4.3 million for the year ended December 31, 2013 from $4.4 million for the year ended December 31, 2012. The increase primarily reflected increases in salaries and employee benefits expense of $159,000, occupancy and equipment expense of $101,000, and $44,000 in data processing expense, offset by slight decreases in professional fees, communications and supplies expenses, and a decrease of $78,000 in other expenses, which consisted primarily of a decrease in real estate owned expenses.

Income Taxes. Income tax expense was $160,000 for the year ended December 31, 2013 compared to $387,000 for the year ended December 31, 2012. The effective tax rate as a percent of pre-tax income was 30.3% and 34.3% for the years ended December 31, 2013 and 2012, respectively. The decrease in the effective tax rate for 2013 was due to a decrease in income before taxes to $528,000 from $1.1 million. We performed an evaluation of our deferred tax assets at December 31, 2013 and December 31, 2012. In making the determination whether a deferred tax asset is more likely than not to be realized, we seek to evaluate all available positive and negative evidence including the possibility of future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial results. A deferred tax asset valuation allowance is established to reduce the net carrying amount of deferred tax assets if it is determined to be more likely than not that all or some portion of the deferred tax asset will not be realized. At each of December 31, 2013 and December 31, 2012, our deferred tax asset valuation allowance was $1,000 and $381,000, respectively, reducing our net deferred tax asset to $365,000 and $156,000, respectively, at those dates. The deferred tax asset valuation allowance relates to uncertainty regarding the utilization of the capital loss carry forwards related to security sales. Approximately $87,000 of our net deferred tax asset at December 31, 2013 related to the $218,000 write-down of our mutual fund investment managed by Shay Financial. As a result of the termination of this mutual fund investment in January 2014, we must generate future capital gains in order to utilize this portion of our deferred tax asset, which expires during the year ending December 31, 2019.

Average Balances and Yields

The following tables set forth average balance sheets, average yields and costs, and certain other information at December 31, 2013 and for the periods indicated. Tax-equivalent yield adjustments have been made because we had tax-free interest-earning assets during the years. All average balances are daily average balances based upon amortized costs. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	At December 31, 2013	For the Year Ended December 31,
		2013			2012
		Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	4.35%	$124,298	$5,600	4.51%	$111,492	$5,538	4.97%
Interest-earning deposits	0.38%	19,410	74	0.38	24,284	85	0.35
Investment securities (1)	2.82%	14,248	346	2.43	18,526	465	2.51
Federal Home Loan Bank stock and The Co-Operative Central Reserve Fund	0.25%	1,055	3	0.28	1,165	6	0.52

Total interest-earning assets	3.80%	159,011	6,023	3.79	155,467	6,094	3.92

Noninterest-earning assets		12,276			13,394

Total assets		$171,287			$168,861

Interest-bearing liabilities:
Savings accounts	0.20%	$17,323	$34	0.20%	$16,609	$33	0.20%
NOW accounts	0.10%	17,390	19	0.11	17,017	18	0.11
Money market accounts	0.40%	39,799	164	0.41	37,994	197	0.52
Certificates of deposit	1.25%	68,985	893	1.29	72,215	999	1.38

Total interest-bearing deposits	0.72%	143,497	1,110	0.77	143,835	1,247	0.87
Federal Home Loan Bank advances	1.27%	4,101	65	1.58	3,461	67	1.94

Total interest-bearing liabilities	0.74%	147,598	1,175	0.80	147,296	1,314	0.89

Noninterest-bearing liabilities:
Noninterest-bearing deposits		10,997			9,223
Other noninterest-bearing liabilities		346			297

Total noninterest-bearing liabilities		11,343			9,520

Total liabilities		158,941			156,816
Total equity		12,346			12,045

Total liabilities and total equity		$171,287			$168,861

Net interest income			$4,848			$4,780

Net interest rate spread (2)				2.99%			3.03%
Net interest-earning assets (3)		$11,413			$8,171

Net interest margin (4)				3.05%			3.07%
Average interest-earning assets to interest-bearing liabilities		107.73%			105.55%

(1)	Includes securities available-for-sale and held-to-maturity. A tax-equivalent adjustment of $60,000 and $49,000 was applied to tax-exempt income for the years ended December 31, 2013 and December 31, 2012, respectively.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Year Ended December 31, 2013 vs. 2012
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans	$326	$(264)	$62
Interest-earning deposits	(20)	9	(11)
Investment securities (1)	(104)	(15)	(119)
Federal Home Loan Bank stock and The Cooperative Central Reserve fund	(1)	(2)	(3)

Total interest-earning assets	201	(272)	(71)

Interest-bearing liabilities:
Savings accounts	1	—	1
NOW accounts	—	1	1
Money market accounts	10	(43)	(33)
Certificates of deposit	(44)	(62)	(106)

Total interest-bearing deposits	(33)	(104)	(137)
Federal Home Loan Bank advances	(101)	99	(2)

Total interest-bearing liabilities	(134)	(5)	(139)

Change in net interest income	$335	$(267)	$68

(1)	Includes securities available-for-sale and held-to-maturity. A tax-equivalent adjustment of $60,000 and $49,000 was applied to tax-exempt income for the years ended December 31, 2013 and December 31, 2012, respectively.

Management of Market Risk

General. Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings.

Over the past several years, management has implemented an asset/liability strategy to manage, subject to our profitability goals, our interest rate risk. Among the techniques we use to manage interest rate risk are:

•	originating commercial real estate, multi-family and construction loans, all of which tend to have shorter terms and higher interest rates than one- to four-family residential real estate loans, and which generate customer relationships that can result in larger noninterest bearing checking accounts;

•	selectively selling the majority of the fixed rate residential mortgage loans that we originate, selectively retaining fixed-rate residential mortgage loans that we originate and retaining all of the adjustable-rate residential real estate loans that we originate;

•	lengthening the weighted average maturity of our liabilities through retail deposit pricing strategies and through longer-term wholesale funding sources such as fixed-rate advances from the Federal Home Loan Bank of Boston;

•	increasing our generation of core deposits to support lending and investment activity;

•	investing in shorter- to medium-term investment securities; and

•	increasing noninterest income as a percentage of total income to decrease our reliance on net interest margin and interest rate spread.

Our board of directors is responsible for the review and oversight of our asset/liability committee. This committee is charged with developing and implementing an asset/liability management plan, and meets at least quarterly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. In addition, we regularly perform a “gap analysis” of the discrepancy between the repricing of our assets and liabilities.

Net Interest Income Analysis. We analyze our sensitivity to changes in interest rates through our net interest income simulation model which is provided to us by an independent third party. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. We estimate what our net interest income would be for a one-year period based on current interest rates. We then calculate what the net interest income would be for the same period under different interest rate assumptions. We also estimate the impact over a two year time horizon. The following table shows the estimated impact on net interest income for the one-year period beginning September 30, 2013 resulting from potential changes in interest rates. The model is run at least quarterly showing shocks from +400bp to -400bp, although a decline of greater than -100bp is currently improbable. These estimates require certain assumptions to be made, including loan and mortgage-related investment prepayment speeds, reinvestment rates, and deposit maturities and decay rates. These assumptions are inherently uncertain. As a result, no simulation model can precisely predict the impact of changes in interest rates on our net interest income. Although the net interest income table below provides an indication of our interest rate risk exposure at a particular point in time, such estimates are not intended to, and do not, provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Rate Shift (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)

+400	$4,704	(12.95)%
+300	4,864	(9.99)%
+200	5,095	(5.72)%
+100	5,236	(3.11)%
Level	5,404	—
–100	5,301	(1.91)%
–200	5,205	(3.68)%
–300	5,143	(4.83)%
–400	5,105	(5.53)%

(1)	The calculated changes assume an immediate shock of the static yield curve.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. The tables also do not measure the changes in credit and liquidity risk that may occur as a result of changes in general interest rates. Accordingly, although the tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our economic value of equity and will differ from actual results.

Net Present Value of Equity Analysis. In order to monitor and manage interest rate risk, we also use the net present value of equity at risk (“NPV”) methodology. This methodology calculates the difference between the present value of expected cash flows from assets and liabilities. The comparative scenarios assume an immediate parallel shifts in the yield curve in increments of 100 basis point (bp) rate movements. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The model is run at least quarterly showing shocks from +300bp to -100bp, because a decline of greater than -100bp is currently improbable. The board of directors and management review the methodology’s measurements on a quarterly basis.

The interest rate scenarios are used for analytical purposes and do not necessarily represent management’s view of future market movements. Results of the modeling are used to provide a measure of the degree of volatility interest rate movements may influence our earnings. Modeling the sensitivity of earnings to interest rate risk is decidedly reliant on numerous assumptions embedded in the model. These assumptions include, but are not limited to, management’s best assessment of the effect of changing interest rates on the prepayment speeds of certain assets and liabilities, projections for account balances in each of the product lines offered and the historical behavior of deposit rates and balances in relation to changes in interest rates. These assumptions are inherently changeable, and as a result, the model is not expected to precisely measure net interest income or precisely predict the impact of fluctuations in interest rate on net interest income. Actual results will differ from the simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions. Assumptions are supported with annual back testing of the model to actual market rate shifts.

The table below sets forth, as of September 30, 2013, the estimated changes in the net present value of equity that would result from the designated changes in the United States Treasury yield curve under an instantaneous parallel shift for Pilgrim Bank. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

At September 30, 2013
	Estimated EVE (2)	Estimated Increase (Decrease) in EVE		EVE as Percentage of Economic Value of Assets (3)
Changes in Interest Rates (basis points) (1)		Amount	Percent	EVE Ratio	Changes in Basis Points
	(Dollars in thousands)

+300	$13,599	$(13,191)	(49.24)%	8.02%	(6.42)%
+200	17,727	(9,063)	(33.83)%	10.15%	(4.29)%
+100	22,021	(4,769)	(17.80)%	12.25%	(2.19)%
0	26,790	—	—	14.44%	—
–100	30,046	3,256	12.15%	15.88%	1.44%

(1)	Assumes instantaneous parallel changes in interest rates.
(2)	EVE or Economic Value of Equity at Risk measures the Bank’s exposure to equity due to changes in a forecast interest rate environment.
(3)	EVE Ratio represents Economic Value of Equity divided by the economic value of assets which should translate into built in stability for future earnings.

The table above indicates that at September 30, 2013, in the event of an instantaneous parallel 100 basis point decrease in interest rates, we would experience a 12.15% increase in net portfolio value. In the event of an instantaneous 100 basis point increase in interest rates, we would experience a 17.80% decrease in net portfolio value.

Depending on the relationship between long-term and short-term interest rates, market conditions and consumer preference, we may place greater emphasis on maximizing our net interest margin than on strictly matching the interest rate sensitivity of our assets and liabilities. We believe that the increased net income which may result from an acceptable mismatch in the actual maturity or re-pricing of our assets and liabilities can, during periods of declining or stable interest rates, provide sufficient returns to justify an increased exposure to sudden and unexpected increases in interest rates. We believe that our level of interest rate risk is acceptable using this approach.

We do not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

Liquidity and Capital Resources

Our primary sources of funds are deposits, principal and interest payments on loans and securities, proceeds from the sale of loans, proceeds from maturities and calls of securities, maturities of certificate of deposit investments and Federal Home Loan Bank advances. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $1.2 million and $1.5 million for the years ended December 31, 2013 and December 31, 2012, respectively. Net cash used in investing activities, which consists primarily of disbursements for loan originations, the purchase of securities and the purchase of time deposits with other banks, offset by principal collections on loans, proceeds from the sale of securities, proceeds from redemption of time deposits and proceeds from maturing securities and pay downs on mortgage-backed securities, was $12.1 million and $1.7 million for the years ended December 31, 2013 and December 31, 2012, respectively. During the year ended December 31, 2013, we purchased $3.9 million and sold $3.6 million in securities held as available-for-sale, and during the year ended December 31, 2012, we purchased $5.3 million and sold $3.1 million in securities held as available-for-sale. Net cash provided by (used in) financing activities, consisting primarily of the activity in deposit accounts and Federal Home Loan Bank advances, was $(1.2 million) and $1.5 million for the years ended December 31, 2013 and December 31, 2012, respectively, resulting from our strategy of managing growth and cash flows to preserve capital ratios and reduce expenses.

At December 31, 2013, we exceeded all of our regulatory capital requirements with a tier 1 leverage capital level of $12.7 million, or 7.49% of adjusted total assets, which is above the required level of $8.4 million, or 5.00%; and total risk-based capital of $13.4 million, or 13.49% of risk-weighted assets, which is above the required level of $9.9 million, or 10.00%. At December 31, 2012, we exceeded all of our regulatory capital requirements with a tier 1 leverage capital level of $12.2 million, or 7.21% of adjusted total assets, which is above the required level of $8.4 million, or 5.00%; and total risk-based capital of $13.0 million, or 14.02% of risk-weighted assets, which is above the required level of $9.3 million, or 10.00%. Accordingly, Pilgrim Bank was categorized as well capitalized at December 31, 2013 and December 31, 2012. Management is not aware of any conditions or events since the most recent notification that would change our category.

At December 31, 2013, we had outstanding commitments to originate loans of $4.2 million and unadvanced funds on loans of $7.3 million. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2013 totaled $35.8 million. Management expects, based on historical experience, that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may utilize Federal Home Loan Bank advances or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with U.S. Generally Accepted Accounting Principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, lines of credit and standby letters of credit. For information about our loan commitments, unused lines of credit and standby letters of credit, see Note 11 of the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

We have not engaged in any other off-balance-sheet transactions in the normal course of our lending activities.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 2 of the Notes to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF PILGRIM BANCSHARES, INC.

Pilgrim Bancshares, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of Pilgrim Bank. We intend to contribute at least 50.0% of the net proceeds from the offering to Pilgrim Bank. Pilgrim Bancshares, Inc. will retain the remainder of the net proceeds from the offering and use a portion of the retained net proceeds to make a loan to the employee stock ownership plan or to capitalize a subsidiary that will make a loan to the employee stock ownership plan and contribute a portion of the retained net proceeds to our charitable foundation. At a later date, we may use the net proceeds to pay dividends to stockholders and repurchase shares of common stock, subject to our capital needs and regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

After the conversion and the offering are complete, Pilgrim Bancshares, Inc., as the holding company of Pilgrim Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies. We currently have no understandings or agreements to acquire other financial institutions although we may determine to do so in the future. We may also borrow funds for reinvestment in Pilgrim Bank.

Following the offering, our cash flow will depend on earnings from the investment of the net proceeds from the offering that we retain, and any dividends we receive from Pilgrim Bank. Pilgrim Bank is subject to regulatory limitations on the amount of dividends that it may pay. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions” and “—Massachusetts Banking Laws and Supervision—Dividends.” Initially, Pilgrim Bancshares, Inc. will neither own nor lease any property, but will instead pay a fee to Pilgrim Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Pilgrim Bank to serve as officers of Pilgrim Bancshares, Inc. We will, however, use the support staff of Pilgrim Bank from time to time. We will pay a fee to Pilgrim Bank for the time devoted to Pilgrim Bancshares, Inc. by employees of Pilgrim Bank; however, these persons will not be separately compensated by Pilgrim Bancshares, Inc. Pilgrim Bancshares, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF PILGRIM BANK

General

Pilgrim Bank is a Massachusetts stock co-operative bank that was originally organized in 1916 under the name Pilgrim Co-Operative Bank as a Massachusetts mutual co-operative bank. In 2005, the Bank changed its name to Pilgrim Bank. The Bank opened its first branch in Cohasset in 2002 and a second branch in Marion in 2008. As a result of growth in recent years, in 2011 the Bank purchased the most prominent building in the village of Cohasset, a vacant hardware store, renovated it, and in 2012 opened its new headquarters on that site.

We reorganized into the mutual holding company structure in 2010 by forming Conahasset Bancshares, MHC, our Massachusetts chartered mutual holding company, and Conahasset Bancshares, Inc., our Maryland chartered mid-tier holding company, and converting Pilgrim Bank to a Massachusetts chartered stock co-operative bank. Conahasset Bancshares, MHC owns 100% of the outstanding shares of common stock of Conahasset Bancshares, Inc., which in turn owns 100% of the outstanding shares of common stock of Pilgrim Bank.

Our business consists primarily of attracting deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential real estate, commercial real estate, multi-family and construction loans, and, to a lesser extent, commercial and industrial and consumer loans. We have historically conducted our lending operations with a view towards the specific needs of customers in the communities that we serve, measuring our success by customer satisfaction and the extent of our customer relationships, rather than on volume based loan origination. Accordingly because of the demographics of our market area, we have focused, and expect to continue to focus, on “jumbo” loans. At December 31, 2013, $92.4 million, or 69.2% of our total loan portfolio, was comprised of one- to four-family residential real estate loans, including non-owner occupied residential real estate loans of $17.6 million, or 13.2% of our loan portfolio, and jumbo loans of $41.2 million, or 55.1% of our owner occupied one- to four-family residential loans and 30.9% of our total loans. Of the jumbo loans, $24.6 million were originated by Pilgrim Bank and $16.6 million were purchased loans.

We also invest in securities, which consist primarily of U.S. government agency obligations and U.S. government agency mortgage-backed securities and to a lesser extent, state and municipal securities and U.S. government agency collateralized mortgage obligations. We historically have relied heavily on certificates of deposit for funding, but we offer a variety of deposit accounts, including checking accounts, NOW accounts, savings accounts, money market accounts and certificate of deposit accounts, including IRAs. We utilize advances from the FHLB-Boston for asset/liability management purposes, to leverage loan purchases, and, to a much lesser extent, for additional funding for our operations. At December 31, 2013, we had $5.0 million in advances outstanding with FHLB-Boston.

Market Area and Competition

We conduct our operations from our main office and adjacent operations center in Cohasset, Massachusetts and our two additional full-service banking offices located in Cohasset and Marion, Massachusetts. Our primary market area is the South Shore and South Coast areas of Massachusetts, which includes portions of Plymouth, Norfolk and Bristol counties. We serve customers located in a number of small towns in these areas, including Cohasset, Scituate, Hull, Hingham, Norwell, Marshfield, Marion, Mattapoisett, Plymouth, Rochester and Wareham. Although our current operations are not focused in Boston, we are affected by economic conditions in Boston because our loan portfolio includes a significant number of loans that are secured by real estate or that have borrowers located in Boston. In addition, a number of our customers who reside in our market area are employed in Boston, the operations of our commercial and industrial loan customers depend in part on sales of products and services to individuals or other businesses located in Boston, and a number of our non-owner occupied residential and multi-family loan customers have properties in Boston as well as in our market area. We intend to expand our lending operations, particularly commercial real estate, multi-family, non-owner occupied residential and construction lending, in Boston, so we will continue to be affected by economic conditions in Boston.

Our offices are located in towns with prestigious, recognizable names. The population of our market area tends to be older, affluent and financially stable, with a high concentration of white collar professionals who work in the greater Boston area. The population is also financially sophisticated and desirous of wealth management and other services provided by a trusted community financial institution. The employer base in our market area consists primarily of retail trade, professional and technical services, construction, healthcare, real estate and finance and insurance, together with food service and accommodation. Norfolk County also has significant levels of employment in manufacturing, and Plymouth County has significant levels of employment in transportation and utilities, with Plymouth being home to an industrial park and a nuclear power plant. The greater Boston area, which we also serve, is home to a number of colleges and universities, as well as substantial health care, financial and technology industries. The market area recently experienced, and is projected to continue to experience, minimal population growth. However, we believe that the characteristics of the population in our market area, particularly the market for “jumbo” and non-conforming residential loans, non-owner occupied residential loans and construction and renovation loans, presents potential for significant growth in both loans and retail deposits. In addition, we opened our Marion office in 2008, just prior to the economic downturn, and we believe that the area surrounding this office presents opportunities for growth that we have not yet been able to pursue.

The population of Norfolk County in 2012 was 678,000, an increase of approximately 1.0% from 2010, and the population of Plymouth County in 2012 was 500,000, an increase of approximately 1.0% from 2010. The November 2013 unemployment rates for Norfolk and Plymouth counties were 5.5% and 6.5%, respectively, as compared to the Massachusetts unemployment rate of 6.6% and the U.S. unemployment rate of 7.0%. The 2013 estimated average household income for Norfolk and Plymouth counties was $113,948 and $93,454, respectively, compared to 2013 average household income for Massachusetts and the United States of $87,849 and $69,637, respectively. The 2013 median household incomes for these counties was $81,363 and $72,825, respectively, compared to 2013 median household income for Massachusetts and the United States of $63,748 and $49,297, respectively. In addition, 41.0% of households in Norfolk County and 34.8% of households in Plymouth County had 2012 incomes in excess of $100,000. We are currently focused on maintaining our asset quality and increasing one- to four-family residential, commercial real estate, multi-family, non-owner occupied residential and construction lending, as well as increasing generation of core deposits, and we believe that we will have significant opportunity to do so. In addition, we believe that our efforts to improve our status as an independent community-focused commercial bank will help to grow our brand awareness with a younger generation of potential customers.

We face competition within our market area both in making loans and attracting deposits. Our market area has a concentration of financial institutions that include large money center and regional and super-regional banks, community banks and credit unions.

Lending Activities

As a traditional thrift, we have historically focused on one- to four-family owner occupied residential lending, including jumbo mortgages and owner occupied construction. In recent years, we have expanded to include non-owner occupied investment residential, commercial real estate, multi-family and construction loans, and, to a lesser extent, commercial and industrial and consumer loans. Subject to market conditions and our asset-liability analysis, we expect to continue to increase our focus on commercial real estate and multi-family, construction and commercial and industrial lending, in an effort to diversify our overall loan portfolio and increase the overall yield earned on our loans. From time to time, for purposes managing interest rate risk, we also sell in the secondary market some of the long-term fixed-rate residential mortgage loans that we originate, generally on a servicing-retained, non-recourse basis. All of our loan sales to date have been to the Federal Home Loan Bank Mortgage Partnership Finance Program, but we are also an approved Freddie Mac lender. In addition, for purposes of managing interest rate risk, generating income and diversifying our portfolio, we regularly purchase owner occupied residential real estate loans and consumer loans, particularly automobile loans. Residential real estate loans are purchased on either a servicing released or servicing retained basis. These loans are high quality loans and are usually purchased from another bank. Automobile loans are purchased at 90% of the outstanding balance and the seller retains 10% ownership as well as the servicing.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential (1)	$92,383	69.16%	$76,199	67.07%
Commercial	19,380	14.51	15,726	13.84
Multi-family	9,882	7.40	6,829	6.01
Home equity loans and lines of credit	3,976	2.98	4,748	4.18
Construction (2)	3,513	2.63	5,016	4.41
Commercial and industrial loans (3)	2,506	1.87	2,152	1.90
Consumer loans	1,938	1.45	2,946	2.59

Total loans	133,578	100.00%	113,616	100.00%

Less:
Net deferred loan origination fees, costs and discounts	87		(210)
Allowance for losses	(742)		(788)

Total loans, net	$132,923		$112,618

(1)	Includes non-owner occupied residential loans of $17.6 million and $16.8 million at December 31, 2013 and 2012, respectively.
(2)	Does not include unfunded commitments of $1.6 million and $2.3 million at December 31, 2013 and 2012, respectively.
(3)	Does not include unfunded commitments of $281,000 and $3,000 at December 31, 2013 and 2012, respectively.

Loan Portfolio Maturities and Yields. The following table sets forth the contractual maturities of our total loan portfolio at December 31, 2013. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

December 31, 2013	One- to Four-Family Residential (1)		Commercial Real Estate		Multi-Family		Home Equity Loans and Lines of Credit
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

Amounts due in:
One year or less	$194	5.12%	$2,799	4.71%	$—	—%	$125	5.25%
More than one to two years	73	5.17	—	—	—	—	1,253	3.06
More than two to three years	161	4.08	1,256	5.00	—	—	338	2.82
More than three to five years	3,505	4.51	1,443	5.02	—	—	981	3.52
More than five to ten years	3,368	4.19	2,751	4.72	4,206	4.20	1,279	4.50
More than ten to fifteen years	4,641	3.54	2,867	4.91	789	4.72	—	—
More than fifteen years	80,441	4.19	8,264	4.65	4,887	6.15	—	—

Total	$92,383	4.17%	$19,380	4.76%	$9,882	5.20%	$3,976	3.68%

December 31, 2013	Construction(2)		Commercial and Industrial(3)		Consumer		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)

Amounts due in:
One year or less	$2,696	5.52%	$12	6.00%	$22	12.80%	$5,848	5.14%
More than one to two years	120	5.50	—	—	274	5.47	1,720	3.70
More than two to three years	—	—	—	—	361	4.85	2,116	4.56
More than three to five years	97	4.00	125	5.77	1,159	3.42	7,310	4.32
More than five to ten years	—	—	762	4.11	69	5.27	12,435	4.34
More than ten to fifteen years	19	6.00	646	3.47	—	—	8,962	4.08
More than fifteen years	581	4.50	961	4.51	53	2.97	95,187	4.34

Total	$3,513	5.31%	$2,506	4.19%	$1,938	4.14%	$133,578	4.35%

(1)	Total includes $17.6 million of non-owner occupied residential real estate loans.
(2)	Total does not include $1.6 million of unfunded commitments.
(3)	Total does not include $281,000 of unfunded commitments.

The following table sets forth our fixed- and adjustable-rate loans at December 31, 2013 that are due after December 31, 2014.

	Due After December 31, 2014
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential(1)	$50,739	$41,450	$92,189
Commercial	2,604	13,977	16,581
Multi-family	3,213	6,669	9,882
Home equity loans and lines of credit	—	3,851	3,851
Construction	437	380	817

Total real estate	56,993	66,327	123,320
Commercial and industrial loans	1,370	1,124	2,494
Consumer loans	1,857	59	1,916

Total loans	$60,220	$67,510	$127,730

(1)	Includes $3.3 million of fixed-rate and $14.3 million of adjustable-rate non-owner occupied residential real estate loans.

Loan Approval Procedures and Authority. Pursuant to applicable law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 20% of Pilgrim Bank’s unimpaired capital and surplus. Our board of directors has adopted an in-house limit for loans to one borrower or a group of related borrowers equal to $2.0 million. At December 31, 2013, our largest credit relationship totaled $2.6 million and was secured by two properties, one owner occupied one- to four-family residential and one non-owner occupied mixed use property located outside of our market area. At December 31, 2013, both loans in this relationship have been classified as a “trouble debt restructuring” and substandard credits, but were performing in accordance with their modified terms. Our second largest relationship at this date was a $2.4 million loan secured by multi-family real estate located outside of our market area. At December 31, 2013, this loan was performing in accordance with its terms.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower. In addition, for one- to four-family residential, non-owner occupied residential, commercial real estate and multi-family loans we generally obtain an appraisal from an independent licensed appraiser and a secondary review by a separate independent licensed appraiser. In certain circumstances where the total loan amount is less than $250,000, we may rely on internal valuations or tax assessments in lieu of an independent appraisal. All appraisers are approved by our board of directors, and the appraisers that we utilize to perform secondary reviews do not perform primary appraisals for us. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

We require title insurance on our mortgage loans as well as fire and extended coverage property and casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. We also require flood insurance if the property is determined to be in a flood zone area.

Lending personnel have approval authority commensurate with their experience and loan performance history. Loans in excess of any officer’s individual authority and up to the “in-house limit” established by the board of directors and loans containing any exceptions to our loan policies must be approved by the security committee, which is comprised of our President and Chief Executive Officer and three independent members of our board of directors. Loans in excess of the “in-house limit” must be approved by the board of directors.

One- to Four-Family Residential Real Estate Lending. The focus of our lending program was historically the origination of one- to four-family residential real estate loans. At December 31, 2013, we had $92.4 million of loans secured by one- to four-family real estate, representing 69.2% of our total loan portfolio, which includes $17.6 million of loans secured by non-owner occupied residential real estate, representing 13.2% of our total loan portfolio. We primarily originate adjustable-rate residential mortgage loans, but we also offer fixed-rate residential mortgage loans and home equity loans. At December 31, 2013, 54.8% of our one- to four-family residential real estate loans were fixed-rate loans, and 45.2% of such loans were adjustable-rate loans. Our largest one- to four-family residential loan at December 31, 2013 was $1.9 million, and this loan was performing in accordance with its terms. At December 31, 2013, we had 5 one- to four-family residential loans with balances in excess of $1.0 million, four of which were located in our market area or the surrounding area of eastern Massachusetts and four of which were performing in accordance with their terms.

Our fixed-rate one- to four-family residential real estate loans are generally underwritten according to FHLB Mortgage Partnership Financing Program and Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Freddie Mac, which as of December 31, 2013, was generally $417,000 for single-family homes in our market area. We also originate owner-occupied residential mortgage loans above the lending limit for conforming loans to borrowers, which are referred to as “jumbo loans,” generally to borrowers in our market area. Our jumbo loans are generally adjustable-rate loans, although we have in the past, subject to market and competitive conditions, originated long-term fixed-rate jumbo loans. At December 31, 2013, we had jumbo loans of $41.2 million, or 55.1% of our owner occupied one- to four-family residential loans and 30.8% of our total loans, of which $24.6 million were originated by Pilgrim Bank and $16.6 million were purchased loans. The original balances on these loans were $45.4 million, of which $27.9 million were originated by Pilgrim Bank and $17.5 million were purchased loans.

We generally limit the loan-to-value ratios of our owner-occupied mortgage loans to 80% of the sales price or appraised value, whichever is lower. Private mortgage insurance is generally required on all loans with loan-to-value ratios above 80%. Our loan committee may waive the private mortgage insurance for owner-occupied one- to four-family residential loans with loan-to-value ratios of up to 89% in circumstances where we have a relationship with the buyer and the debt-to-income ratio of the buyer is low. Private mortgage insurance is required on all loans with loan-to-value ratios of 90% and above. The loan-to-value ratio for loans on second homes is generally limited to 80%. Virtually all of the one- to four-family residential real estate loans that we originate for our portfolio are secured by properties located in our market area.

Our fixed-rate one- to four-family residential real estate loans typically have terms of 10 to 30 years. Historically, we offered a wide variety of initial terms on our adjustable-rate one- to four-family residential real estate loans; however, in recent years we have begun offering initial terms of three or five years on our adjustable-rate loans. In both instances, the interest rate adjusts annually at a margin after the initial term. This margin is generally 2.50% over the Federal Home Loan Bank Boston 1 year Classic Advance rate, although in the past we have also originated loans with interest rates based on the U.S. Treasury Index. The maximum amount by which the interest rate may be increased or decreased is generally 2.0% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan. Our adjustable-rate one- to four-family residential real estate loans carry terms to maturity ranging from 10 to 30 years. Our loans on second homes typically have terms of 10 to 30 years.

Recent changes to residential mortgage lending regulations promulgated by the Consumer Finance Protection Bureau may have an impact on future mortgage business. We intend to underwrite Qualified Mortgages (“QM Loans”) as defined by the regulations. In addition, our board of directors has authorized the origination of mortgage loans that qualify for the small creditor exemption. Based on our market area, many of our future residential mortgages will be covered by this exemption. We have no plans to issue non-QM loans at this time.

We also offer home equity loans (second mortgages) and lines of credit. At December 31, 2013, we had $4.0 million, or 3.0% of our loan portfolio, in home equity lines of credit. Our home equity lines of credit are secured by residential property, and generally have terms of fifteen years with a 10- year draw period and 5-year repayment period. We do not originate home equity loans, or home equity lines of credit unless the loan-to-value ratio, combined with the first mortgage, is less than 75%, although higher loan-to-value ratios may be permitted upon approval of the loan committee. Our home equity lines of credit are all adjustable-rate, bearing interest rates based upon the prime rate. The second mortgage loans that we currently offer generally are fixed-rate loans with terms of five years, although terms of 10, 15 and 30 years may be available in certain circumstances. Home equity loans and lines of credit generally are originated in accordance with the same standards as one- to four-family residential loans. At December 31, 2013, the average balance of these types of loans outstanding was $66,000. The largest outstanding balance of any such loan was $354,000. This loan was performing in accordance with its original terms at December 31, 2013. Approximately 38.5% of our home equity loans, second mortgages and home equity lines of credit are secured by property where we also hold the first mortgage.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

Home equity loans, second mortgages and home equity lines of credit have greater risk than one- to four-family residential real estate loans secured by first mortgages. We face the risk that the value of the collateral may not be sufficient to compensate us for the amount of the unpaid loan and costs of foreclosure and we may be unsuccessful in recovering the remaining balance from those customers. Particularly with respect to our home equity loans, decreases in real estate values could adversely affect the value of property used as collateral.

We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan, or “interest only” mortgage loans, where the borrower pays interest for an initial period after which the loan converts to a fully-amortizing loan. We do not offer “subprime loans” on one-to four- family residential real estate loans (i.e., loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios). Due to demand in our market area, we do, however, originate loans with one or more of these characteristics on a case-by-case basis where other factors that offset the risk of such characteristics, such as low loan-to-value or debt-to-income ratios are present. Generally, we only offer these loans to existing customers, and do not engage in targeted marketing or advertising with respect to borrowers with these characteristics. We also do not offer “Alt-A” loans (i.e., loans that generally target borrowers with better credit scores who borrow with alternative documentation such as little or no verification of income).

We may sell a certain amount of the loans we originate into the secondary market. During the years ended December 31, 2013 and December 31, 2012, we sold $0 million and $12.0 million of residential mortgage loans, respectively. At December 31, 2013, we were servicing a portfolio of $15.5 million of residential mortgage loans that we had originated and sold. See “—Originations, Purchases and Sales of Loans.”

Commercial Real Estate, Multi-Family and Non-Owner Occupied Residential Lending. Consistent with our strategy to diversify our loan portfolio and increase our yield, we are focused on increasing our origination of commercial real estate loans, with a target loan size of $1.0 million to $1.3 million. At December 31, 2013, we had $19.4 million in commercial real estate loans, representing 14.5% of our total loan portfolio, $9.9 million in multi-family loans, representing 7.4% of our total loan portfolio and $17.6 million in non-owner occupied residential loans, representing 13.2% of our total loan portfolio. Subject to future economic, market and regulatory conditions, we intend to engage in a disciplined increase in commercial real estate, multi-family and non-owner occupied residential lending in our market area.

Our commercial real estate and multi-family loans are all adjustable-rate loans, and historically had terms of 25 years. Recently, as we have endeavored to customize these loans to meet the needs of our customers, they generally have initial terms of up to five years and amortization terms of 20 to 25 years with a balloon payment at the end of the initial term. The maximum loan-to-value ratio of our commercial real estate loans and multi-family loans is generally 70% of the lower of cost or appraised value of the property securing the loan, subject to increase up to 75% upon the approval of the loan committee. Our commercial real estate loans are typically secured by retail, industrial, warehouse, service, medical or other commercial properties, and our multi-family loans are typically secured by five and six unit residential properties or apartment buildings.

We also offer mortgages on non-owner occupied, or “investment,” one- to four-family residential mortgage loans, which we underwrite using the same guidelines and standards applicable to commercial real estate and multi-family loans. These loans have terms of five to ten years, subject to increase up to 30 years upon approval of the loan committee. We generally limit the loan-to-value ratios of non-owner occupied one- to four-family residential loans to 75% of the sales price or appraised value, whichever is lower, subject to an increase to 80% upon approval of the loan committee. These loans are all adjustable-rate loans, and require a minimum debt services ratio of 1.20x.

At December 31, 2013, the average loan balance of our outstanding commercial real estate, multi-family and non-owner occupied residential loans was $381,000, and the largest of such loans was a $2.4 million loan secured by multi-family residential real estate located in Boston. This loan was performing in accordance with its original terms at December 31, 2013.

We consider a number of factors in originating commercial real estate, multi-family and non-owner occupied residential loans. We evaluate the qualifications and financial condition of the borrower, including project-level and global cash flows, credit history, and management expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). During 2013, we generally approved commercial real estate, multi-family and non-owner occupied residential loans with a debt service ratio of between 1.45x and 1.65x, with a median debt service ratio of 1.5x, although our policies permit debt service ratios of not lower than 1.20x. The loan committee may approve loans with a debt service ratio of less than 1.20x depending on the occupancy of the property, strength of the borrower and other factors to further mitigate the risk. Personal guarantees are obtained from the principals of commercial real estate, multi-family and non-owner occupied loans, except where the loan is in the name of an individual rather than an entity. We require title insurance and property and casualty insurance, as well as flood insurance if the property is determined to be in a flood zone area.

Commercial and multi-family real estate loans entail greater credit risks compared to one- to four-family residential real estate loans because they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial and multi-family real estate than residential properties.

We expect to hire additional experienced lenders to increase our pipeline of commercial real estate, multi-family and investment property loans. During 2013, we also began to offer loans with guarantees through the Small Business Administration 504 program. We intend to increase this activity in the future. The Section 504 program effectively splits one loan into two, with Pilgrim Bank taking the first and the SBA taking the second. The reduction in loan to value provided under the Section 504 program reduces our credit risk. In addition to utilizing the SBA 504 program, we were recently approved as an SBA lender. We plan to participate in the 7a program for small business lending. We expect to utilize this relationship to support our efforts to diversify our lending into commercial and industrial lending as well as commercial real estate lending.

Construction and Land Lending. At December 31, 2013, we had an outstanding balance of $3.5 million, or 2.6% of our total loan portfolio, in construction and land loans, and $1.6 million in unfunded commitments. Of these, $19,000 outstanding and $145,000 in unfunded commitments were loans for the construction by individuals of their primary residences, $536,000 outstanding and $0 in unfunded commitments were loans on vacant land held for future development, $581,000 outstanding and $38,000 in unfunded commitments were loans for non-owner occupied renovation loans, $2.4 million outstanding and $1.4 million in unfunded commitments were for non-owner occupied speculative construction loans, and we had no outstanding commercial construction and land development loans or related unfunded commitments. At December 31, 2013, our largest construction and land loan was a $779,000 renovation loan secured by a house and lot in our market area. This loan was performing in accordance with its original terms at December 31, 2013. We intend to increase our focus on construction lending following the completion of the offering, particularly one- to four-family speculative, owner occupied residential and non-owner occupied residential construction and renovation loans.

Our owner-occupied residential construction loans generally have initial terms of 12 to 18 months (subject to extension by the loan committee), during which the borrower pays interest only. Upon completion of construction, these loans convert to conventional amortizing mortgage loans. Our residential construction loans have rates and terms comparable to one- to four-family residential real estate loans that we originate. The maximum loan-to-value ratio of our residential construction loans is generally 80% of the appraised value of the completed property. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential mortgage loans, except that all residential construction loans are appraised by independent appraisers and borrowers are generally required to exhibit the ability to absorb unforeseen cost overruns.

Our commercial real estate, multi-family and non-owner occupied residential construction loans generally have initial terms of 12 to 18 months, during which the borrower pays interest only. Upon completion of construction, our non-owner occupied residential construction loans automatically convert to a conventional non-owner occupied loan, and we may elect to extend a commercial real estate loan or conventional multi-family loan to commercial real estate or multi-family construction borrowers based on our underwriting guidelines for those types of loans, but these construction loans do not automatically convert to conventional loans. Our non-owner occupied residential, commercial and multi-family construction loans have rates and terms comparable to commercial real estate and multi-family loans that we originate. The maximum loan-to-value of these construction loans is 70% of the appraised value of the completed property. Commercial, multi-family and non-owner occupied residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent commercial real estate, multi-family and non-owner occupied residential loans, except that all of these construction loans are appraised by independent appraisers and borrowers are generally required to exhibit the ability to absorb unforeseen cost overruns.

To a lesser extent, we make loans for the speculative construction and development of one- to four-family residential lots by well-known established builders in our market area. These loans are originated pursuant to the same standards as, and generally have terms similar to, commercial construction loans. The maximum loan-to-value ratio of speculative construction and land development loans is generally 70%. Land development loans require a 20% minimum down payment, or 40% where the development is not expected to commence immediately.

All construction and land development loans are appraised by independent appraisers. All borrowers are required to obtain title insurance, property and casualty insurance, and, if the property is determined to be located in a flood zone area, flood insurance. Either the Bank or the independent third party on the loans inspects the properties for progress and recommends all draws, consistent with the work performed to date. All draws are approved by the President and Chief Executive Officer.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

The table below sets forth, by type of collateral property, the number and amount of our construction and land loans at December 31, 2013, the majority of which are secured by properties located in our market area.

Industry Type	Number of Loans	Outstanding Balance	Unfunded Commitment
	(Dollars in Thousands)

Residential one-to four-family owner occupied	1	$19	$145
Residential one-to four-family speculative	5	2,377	1,383
Residential one-to four-family non-owner occupied	2	581	38
Land	3	536	—

Total Construction Loans	11	$3,513	$1,566

Commercial and Industrial Lending. At December 31, 2013, we had $2.5 million of commercial and industrial loans, representing 1.9% of our total loan portfolio, outstanding and $281,000 of unfunded commitments. Our commercial and industrial loans are generally annual revolving loans, but we may also offer term loans with terms of five to ten years depending on the needs of the borrower. We make commercial and industrial loans to businesses operating in our market area for purchasing equipment, property improvements, business expansion or working capital. Our commercial and industrial term loans are generally secured by equipment, furniture and fixtures, inventory, accounts receivable or other business assets, or, in very limited circumstances, may be unsecured. If a commercial and industrial loan is secured by equipment, we fix the maturity of a term loan at up to seven years, depending on the useful life of equipment purchased, the source of repayment for the loan and the purpose of the loan. Our revolving lines of credit are generally used to finance short-term working capital needs such as accounts payable and inventory. We generally obtain personal guarantees with commercial and industrial loans. We have also purchased approximately $1.7 million of USDA-guaranteed agricultural loans.

We typically originate commercial and industrial loans on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business, the experience and stability of the borrower’s management team, earnings projections and the underlying assumptions, and the value and marketability of any collateral securing the loan. As a result, the availability of funds for the repayment of commercial and industrial loans may be substantially dependent on the success of the business itself and the general economic environment in our market area. Therefore, commercial and industrial loans that we originate have greater credit risk than one- to four-family residential real estate loans or, generally, consumer loans.

The table below sets forth information regarding our commercial and industrial loans at December 31, 2013.

Industry Type	Number of Loans	Outstanding Balance	Unfunded Commitments
	(Dollars in Thousands)

USDA Agricultural Loans (1)	5	$1,684	$—
Real Estate Services	2	393	170
Medical/Healthcare (2)	1	190	—
Retail	2	101	109
Finance/Insurance/Real Estate	2	75	—
Marine	2	51	—
Manufacturing	1	12	2

Total	15	$2,506	$281

(1)	All loans were purchased during the years ended December 31, 2011, 2012 and 2013.
(2)	Loan was purchased during the year ended December 31, 2013 through a relationship with Bankers’ Health Care Group.

At December 31, 2013, the average loan balance of our outstanding commercial and industrial term loans was $167,000, and the largest outstanding balance of such loans was a purchased loan of $536,000 loan secured by a USDA guarantee. This loan was performing in accordance with its original terms at December 31, 2013.

We believe that commercial and industrial loans will provide growth opportunities for us, and we expect to increase, subject to our conservative underwriting standards and market conditions, this business line in the future.

Consumer Lending. At December 31, 2013, we had $1.9 million, or 1.5% of our loan portfolio, in consumer loans. Of these, $1.7 million were automobile loans that we purchased from a local credit union. We offer consumer loans on a very limited basis, and generally as a convenience to customers with whom we have extensive banking relationships.

Consumer loans have either a variable or fixed-rate of interest for a term of up to 72 months, depending on the type of collateral and the creditworthiness of the borrower. Our consumer loans may be secured by deposits, automobiles, boats, motorcycles or recreational vehicles, and loans of up to $50,000 may be unsecured. Secured consumer loans are generally limited to 80% of the value of the collateral, depending on the age of the collateral, except that loans secured by passbook savings accounts are limited to 95% of the deposit account balance.

Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates. Consumer loans generally have greater risk compared to longer-term loans secured by improved, owner-occupied real estate, particularly unsecured loans and consumer loans that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower’s continuing financial stability and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

Originations, Purchases and Sales of Loans

We originate real estate and other loans through our loan originators, employee referrals, marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers, real estate brokers, builders and attorneys. All loans that we originate are underwritten pursuant to our policies and procedures. We expect to hire additional loan officers and originators to increase our residential lending activity.

We may sell a certain amount of the loans we originate into the secondary market based upon our analysis of our interest rate risk and market conditions, choosing the strategy that is most advantageous to us from a profitability and risk management standpoint. In recent years we have sold only fixed-rate long-term residential mortgages, and have sold these loans exclusively to the Federal Home Loan Bank MPF Program, although we are also approved to sell loans to Freddie Mac. For the year ended December 31, 2013, we sold $0 of mortgage loans, and for the year ended December 31, 2012, we sold $12.0 million of mortgage loans on a servicing-retained basis. At December 31, 2013, we serviced $15.5 million of fixed-rate, one- to four-family residential real estate loans that we originated and sold in the secondary market.

In addition, the purchase of loans or participations in which we are not the lead lender, primarily owner-occupied residential real estate loans, automobile loans and, to a lesser extent, commercial real estate loans, is a key element of our strategy of maintaining a high loan-to-asset level on our balance sheets. When we purchase loans or participations, we to follow the loan underwriting and approval policies that apply to the origination of the type of loan being purchased. During the year ended December 31, 2013, we purchased $11.0 million of “jumbo” residential loans and participations, all on a servicing retained basis. At December 31, 2013 we had $2.8 million of participations purchased, all of which were secured by real estate or USDA guarantees. We may also sell participation interest in loans that we originate and retain the servicing and lead position on the credit. This generally occurs when a loan or relationship either exceeds our lending limits or we determine that it would be prudent to reduce our credit risk exposure with respect to the particular relationship. At December 31, 2013, we had $1.3 million of participations sold.

The following table sets forth our loan originations, purchases and principal repayment activities during the periods indicated. We originated for sale and sold $0 and $12.0 million, respectively, of loans during the years ended December 31, 2013 and December 31, 2012. These loans are not reflected in the table.

	Years Ended December 31,
	2013	2012
	(In thousands)

Total loans at beginning of period	$113,616	$109,791

Loans originated:
Real estate loans:
One- to four-family residential(1)	$21,241	$25,094
Commercial	4,978	7,735
Multi-family	4,500	838
Home equity loans and lines of credit	703	775
Construction	8,079	7,672

Total real estate	39,501	42,114
Commercial and industrial loans	861	17
Consumer loans	54	167

Total loans	40,416	42,298

Loans purchased:
Real estate loans:
One- to four-family residential(2)	11,037	—
Commercial	—	—
Multi-family	—	—
Home equity loans and lines of credit	—	—
Construction	—	—

Total real estate	11,037	—
Commercial and industrial loans	—	596
Consumer loans	—	958

Total loans	11,037	1,554

Other:
Principal repayments	(28,225)	(37,593)
Unadvanced funds on originations	(2,481)	(2,356)
Transfers to other real estate owned	(785)	(78)

Net loan activity	19,962	3,825

Total loans at end of period	$133,578	$113,616

(1)	Includes $5.0 million and $7.7 million of non-owner occupied residential real estate loans at December 31, 2013 and 2012, respectively.
(2)	There were no non-owner occupied residential real estate loans purchased during the year ended December 31, 2013.

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required monthly payment on a residential real estate loan, we attempt to contact the borrower to determine the reason for nonpayment and to discuss future payments. Our policies provide that a delinquency notice be sent when a loan is 15 days past due. We follow up with a telephone call when a loan is 20 days past due, a reminder notice when a loan is 30 days past due, and a second telephone call and consumer credit counseling notice when the loan is 45 days past due. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 60 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize his or her financial affairs. We attempt to work with borrowers to establish a repayment schedule that will cure the delinquency.

We generally place a loan on non-accrual status when it is 90 days past due. When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as foreclosed real estate until it is sold. The real estate is recorded at estimated fair value at the date of acquisition less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for loan losses. Estimated fair value is based on a new appraisal which is obtained as soon as practicable, typically after the foreclosure process is completed. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell.

Other types of delinquent loans are handled in a similar fashion. If we cannot reach an acceptable workout of a delinquent commercial and industrial, commercial real estate or multi-family or consumer loan between 30 and 60 days of the due date of the first missed payment, we generally initiate foreclosure or repossession proceedings on any collateral securing the loan. Our procedures for repossession and sale of consumer collateral are subject to various requirements under applicable laws, including consumer protection. In addition, we may determine that foreclosure and sale of such collateral would not be cost-effective for us.

Troubled Debt Restructurings. During the financial crisis, we were aggressive in our efforts to identify borrower weaknesses and to structure modifications to qualified borrowers in order to help them during periods of financial difficulty. These modifications were either temporary or permanent. Borrowers were granted modifications after a detailed analysis of their current financial situation and future expectations. We modified loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We generally do not forgive principal on loans. We may modify the terms of loans to lower interest rates (which may be at below market rates) or to provide for temporary interest-only terms, or to forgive or defer the payment of interest. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. Since 2009, the Bank has modified approximately 20 loans, primarily owner-occupied residential loans, some of which did not meet the definition of a troubled debt restructuring. At December 31, 2013, we had 11 loans remaining totaling $6.8 million that were classified as troubled debt restructuring. Of these, 3 loans totaling $2.2 million were included in our non-performing loans at such date because they were either not performing in accordance with their modified terms or had been performing in accordance with their modified terms for less than six months since the date of restructuring. These loans were also classified as substandard at that date. In addition, two loans totaling $2.6 million were designated as troubled debt restructurings, contractually performing on December 31, 2013, and classified as substandard. Once the borrower has demonstrated sustained performance with the modified terms, the loan may be upgraded from its classified and / or non performing status. Any loan categorized as troubled debt restructurings will continue to retain that designation through the life of the loan.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At December 31,
	2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Real estate loans:
One- to four-family residential(1)	$—	$240	$2,075	$388	$1,488	$2,688
Commercial	—	—	—	842	—	—
Multi-family	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	108	—	—
Construction	—	—	—	—	—	—

Total real estate	—	240	2,075	1,338	1,488	2,688
Commercial and industrial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—

Total loans	$—	$240	$2,075	$1,338	$1,488	$2,688

(1)	There were $0 and $1.5 million of delinquent non-owner occupied residential real estate loans at December 31, 2013 and 2012, respectively.

Classified Assets. Applicable regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the FDIC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations. Loans are listed on the “watch list” initially because of emerging financial weaknesses even though the loan is currently performing as agreed, or delinquency status, or if the loan possesses weaknesses although currently performing. Management reviews the status of each impaired loan on our watch list on a monthly basis with the Board of Directors. If a loan deteriorates in asset quality, the classification is changed to “special mention,” “substandard,” “doubtful” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.” In addition, we retain an independent third party to conduct an annual review or our loan portfolio.

The following table sets forth our amounts of classified assets an assets designated as special mention as of December 31, 2013 and 2012. The classified assets total includes $2.3 million and $4.7 million of non-performing loans, respectively. The related specific valuation allowance in the allowance for loan losses for such non-performing loans was $82,000 and $104,000 at December 31, 2013 and 2012, respectively.

	At December 31,
	2013	2012
	(In thousands)
Classified assets:
Substandard:
Loans(1)	$6,604	$9,451
Securities	182	247
Other real estate owned	—	245

Total substandard	6,786	9,943
Doubtful	—	—
Loss	—	—
Other real estate owned	—	—

Total classified assets	$6,786	$9,943

Special mention	$434	$539

(1)	Includes non-accruing loans that are more than 90 days past due.

The decrease in classified assets from December 31, 2012 to December 31, 2013 was primarily due to payoffs, sustained performance with original or modified terms, and sales of other real estate owned.

The decrease in substandard performing residential real estate loans is the result of the continued performance of $1.9 million of loans previously designated as non-accruals, payoffs of $1.7 million, a transfer to real estate owned of $785,000 and upgrades of $400,000. The decrease in foreclosed real estate is the result of the sale of seven properties in 2012 and 2013.

Non-Performing Assets. Non-performing assets decreased to $2.4 million, or 1.4% of total assets, at December 31, 2013, from $4.9 million, or 2.8% of total assets, at December 31, 2012. These remaining non-performing assets were comprised of seven owner occupied one- to four-family residential loans, of which two borrowers had two loans each, a first and second mortgage on the properties. The decrease in non-performing assets is due to payoffs of $1.1 million, an upgrade as a result of sustained performance of $1.9 million, other real estate owned sales of $245,000, a transfer to other real estate owned and subsequent sale of $785,000 and a write-down of $37,000 on mortgage-backed securities. One new non-performing loan was added during 2013. This $1.4 million loan relates to a purchased owner occupied one- to four-family residential loan that is currently in foreclosure proceedings. At December 31, 2013, four of the Bank’s non-performing loans were current for contractual or modified payments per their agreements. A fifth non-performing loan was paid current in January 2014.

We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Troubled debt restructurings are loans that have renegotiated loan terms to assist borrowers who are unable to meet the original terms of their loans, with modifications to loan terms including temporary or permanent reduction interest rates (which may be at below market rates), temporary interest-only terms, or forgiveness or deferral the payment of interest. Troubled debt restructurings are restored to accrual status when the obligation is brought current, has performed in accordance with the revised contractual terms for six months and the ultimate collectability of the total contractual principal and interest is deemed probable.

The following table sets forth information regarding our non-performing assets and troubled debt restructurings at the dates indicated. The information reflects net charge-offs but not specific reserves. Troubled debt restructurings include where the borrower is experiencing financial difficulty and loans for which either a portion of interest or principal has been forgiven or an extension of term granted, or for loans modified at interest rates materially less than current market rates.

	At December 31,
	2013	2012
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential(1)	$2,344	$4,666
Commercial	—	—
Multi-family	—	—
Home equity loans and lines of credit	8	—
Construction	—	—

Total real estate	2,352	4,666
Commercial and industrial loans	—	—
Consumer loans	—	—

Total non-accrual loans	2,352	4,666

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Multi-family	—	—
Home equity loans and lines of credit	—	—
Construction	—	—

Total real estate	—	—
Commercial and industrial loans	—	—
Consumer loans	—	—
Total accruing loans past due 90 days or more	—	—

Total of nonaccrual loans and accruing loans 90 days or more past due	2,352	4,666

Other real estate owned:
One- to four-family residential	—	245
Commercial	—	—
Multi-family	—	—
Home equity loans and lines of credit	—	—
Construction	—	—

Total other real estate owned	—	245

Other non-performing assets	—	—

Total non-performing assets	2,352	4,911

Performing troubled debt restructurings:
Real estate loans:
One- to four-family residential(2)	3,908	3,628
Commercial	703	709
Multi-family	—	—
Other	—	—

Total real estate	4,611	4,337
Commercial and industrial loans	—	—
Consumer loans	—	—

Total troubled debt restructurings	4,611	4,337

Total non-performing loans and troubled debt restructurings	$6,963	$9,248

Non-performing loans to total loans	1.76%	4.11%
Non-performing assets to total assets	1.37%	2.85%
Non-performing assets and troubled debt restructurings to total assets	4.06%	5.36%

(1)	There were no non-performing non-owner occupied residential real estate loans at December 31, 2013 or 2012.
(2)	There were no troubled debt restructurings related to non-owner occupied residential real estate loans at December 31, 2013 and 2012.

Interest income that would have been recorded for the years ended December 31, 2013, and December 31, 2012, had non-accruing loans been current according to their original terms amounted to $107,000 and $305,000, respectively. Interest of approximately $57,000 and $181,000 related to these loans was included in interest income for the years ended December 31, 2013, and December 31, 2012, respectively.

Non-performing loans totaled $2.4 million at December 31, 2013, and consisted of seven loans, all owner occupied one- to four- family residential first and second mortgage loans. Our largest non-performing loan was a $1.4 million one- to four-family residential loan secured by property located in Connecticut that was in foreclosure proceedings at December 31, 2013. We had no non-performing commercial real estate and multi-family loans at December 31, 2013. We had no foreclosed real estate at December 31, 2013.

Other Loans of Concern. There were no other loans at December 31, 2013, that are not already disclosed where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation. We have increased general and specific allowances for our residential real estate loans over the past several quarters, in part, because the values of residential real estate in our local markets securing our portfolio have declined significantly and may continue to decline.

Substantially all of our loans are secured by collateral. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a non-performing real estate loan in the process of collection, the value of the underlying collateral is estimated using the original independent appraisal, adjusted for current economic conditions and other factors, and related general or specific reserves are adjusted on a quarterly basis. If a non-performing real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Year Ended December 31
	2013	2012
	(Dollars in thousands)

Allowance at beginning of period	$788	$869

Charge offs:
Real estate loans:
One- to four-family residential(1)	48	142
Commercial	—	—
Multi-family	—	—
Home equity loans and lines of credit	—	82
Construction	—	—

Total real estate	48	224
Commercial and industrial loans	—	—
Consumer loans	3	6

Total charge-offs	51	230

Recoveries:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Multi-family	—	—
Home equity loans and lines of credit	—	—
Construction	—	—

Total real estate	—	—
Commercial and industrial loans	—	—
Consumer loans	5	—

Total recoveries	5	—

Net (charge-offs) recoveries	(46)	(230)
Transfer for off-balance sheet loan commitments	—	(7)

Provision for loan losses	—	156

Allowance at end of period	$742	$788

Allowance to non-performing loans at end of period	31.55%	16.89%
Allowance to total loans outstanding at end of period	0.56%	0.69%
Net (charge-offs) recoveries to average loans outstanding during the period	0.04%	0.21%

(1)	There were no charge-offs related to non-owner occupied residential real estate loans during the years ended December 31, 2013 or 2012.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2013			2012
	Allowance for Loan Losses	Percent of Allowance for Loan Losses by Category	Percent of Loans in Category to Total Loans	Allowance for Loan Losses	Percent of Allowance for Loan Losses by Category	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential(1)	$323	43.53%	69.16%	$362	45.94%	67.07%
Commercial	195	26.28	14.51	152	19.29	13.84
Multi-family	51	6.88	7.40	35	4.44	6.01
Home equity loans and lines of credit	30	4.04	2.98	46	5.84	4.18
Construction	49	6.60	2.63	50	6.34	4.41
Commercial and industrial loans	16	2.16	1.87	7	0.89	1.90
Consumer loans	21	2.83	1.45	39	4.95	2.59

Total allocated allowance	685	92.32	100.00%	691	87.69	100.00%

Unallocated	57	7.68		97	12.31

Total allowance for loan losses	$742	100.00%		$788	100.00%

(1)	Includes $62,000, or 8.36% of the allowance for loan losses, allocated to non-owner occupied residential loans at December 31, 2013 and $67,000, or 8.50% of the allowance for loan losses, allocated to non-owner occupied residential loans at December 31, 2012.

At December 31, 2013, our allowance for loan losses represented 0.56% of total loans and 31.55% of non-performing loans, and at December 31, 2012, our allowance for loan losses represented 0.69% of total loans and 16.89% of non-performing loans. There were $46,000 and $230,000 in net loan charge-offs during the years ended December 31, 2013 and 2012, respectively.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for loan losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the Massachusetts Commissioner of Banks and FDIC will periodically review our allowance for loan losses. The regulators may require that we increase our allowance based on its judgments of information available to it at the time of its examination. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk, to diversify our assets, and to generate a reasonable rate of return on funds within the context of our interest rate and credit risk objectives. In recent years beginning with the recession which began in 2008 and the subsequent challenging economic environment, our strategy has been to manage the maturities of our investment securities portfolio within our interest rate risk strategies. Recently, we have reduced our investment portfolio to $13.8 million at December 31, 2013, from $16.1 million at December 31, 2012, as we redeemed or sold securities, or did not reinvest proceeds from the maturation of securities, in order to fund lending activities. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity.

Our board of directors is responsible for adopting our investment policy. The investment policy is reviewed annually by the board of directors and our security committee and any changes to the policy are recommended to and subject to the approval of the board of directors. Authority to make investments under the approved investment policy guidelines is delegated to our President and Chief Executive Officer and our Chief Financial Officer. All investment transactions are reviewed at regularly scheduled monthly meetings of the board of directors.

Our investment policy provides that permissible investments represent at least 10% and not more than 40% of our total assets, and that holdings of any individual security issue, unless expressly permitted, be limited to $2.0 million. Our investment policy also requires that our investment portfolio meet certain diversification requirements, with U.S. Treasury, U.S. government and agency securities and overnight investments permitted up to 100% of our portfolio, U.S. agency step-up obligations permitted up to 25% of our portfolio, MBSs issued by U.S. government agencies permitted up to 25% of our portfolio, CMOs issued by Ginnie Mae permitted up to 10% of our portfolio, rated general obligation bank-qualified municipal obligations permitted up to 35% of our Tier 1 capital, corporate bonds permitted up to 40% of Tier 1 capital, preferred stock permitted up to 15% of Tier 1 capital, and equities (subject to applicable Massachusetts and FDIC regulations) permitted up to 100% of Tier 1 capital, mutual funds permitted up to 10% of our portfolio. Our policy also establishes limitations on securities issued by any one issuer, industry diversification requirements and limitations on mutual funds managed by any one firm or manager. At December 31, 2013, none of the collateral underlying our securities portfolio was considered subprime or Alt-A, except for $182,000 in mortgage-backed securities that were acquired when our holdings in the Shay Mortgage Fund were redeemed in kind, and we did not hold any common or preferred stock issued by Freddie Mac or Fannie Mae as of that date.

Prior to any investment, certain investment instruments are subject to a price sensitivity test performed by our broker-dealer. These instruments are fixed rate instruments (other than mortgage-related instruments) with maturities greater than 10 years; mortgage-related securities with maturities greater than two years; floating rate instruments with caps or floors; floating rate instruments with coupon rates tied to or inversely related to an index; and securities that are continuously callable or have more than one call date.

Our current investment policy does not permit hedging activities, such as futures, options or swap transactions; coupon stripping; gains trading; short sales; securities lending; “when issued” securities trading; “pair-offs”; corporate or extended settlements other than in the normal course of business; repositioning repurchase agreements; purchasing securities on margin; trading with the intent to capture changes in price over 60 days or less; or other investment activities defined as “unsuitable investment practices” in applicable FDIC policy statements.

U.S. Government and Agency Obligations. At December 31, 2013, we had U.S. government and agency securities with a carrying value of $2.3 million, which constituted 16.7% of our securities portfolio. While these securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and for prepayment protection.

Mortgage-Backed Securities. At December 31, 2013, we had mortgage-backed securities with a carrying value of $6.0 million, which constituted 43.5% of our securities portfolio. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Pilgrim Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are either backed by Ginnie Mae, a United States Government agency, or government-sponsored enterprises, such as Fannie Mae and Freddie Mac.

Residential mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Municipal Securities. At December 31, 2013, we had municipal securities with a carrying value of $4.4 million, which constituted 31.9% of our securities portfolio. All of our current municipal securities are issued by municipalities in our market area and have maturities not in excess of 17 years. These securities generally provide slightly higher yields than U.S. government and agency securities and mortgage-backed securities, but are not as liquid as such other investments, so we typically maintain investments in municipal securities, to the extent appropriate, for generating returns in our investment portfolio.

Investment Certificates of Deposit With Other Institutions. We invest in certificates of deposit with insured financial institutions in order to increase yields on short-term investments and manage the maturity of our investment portfolio. At December 31, 2013, we had $4.5 million in certificates of deposit with other institutions.

Federal Home Loan Bank Stock. We held common stock of the Federal Home Loan Bank of Boston in connection with our borrowing activities totaling $667,000 at December 31, 2013. The Federal Home Loan Bank common stock is carried at cost and classified as restricted equity securities. We may be required to purchase additional Federal Home Loan Bank stock if we increase borrowings in the future.

Other Securities. At December 31, 2013, we had $782,000 in mutual funds and $384,000 invested in The Co-operative Central Bank reserve fund but did not have any corporate bonds, preferred stock, or equities. These securities they generally provide higher yields than other securities in our portfolio and are generally more liquid than our other investments, so we may from maintain these investments to provide liquidity and to generate returns in our portfolio. The mutual fund position was redeemed in January 2014, after the Bank received a notice from the fund manager, Shay Financial, that the fund would be closed and transferred in mid-January. We opted to redeem rather than transfer the balance to a new fund.

Bank-Owned Life Insurance. We invest in bank-owned life insurance to provide us with a funding source for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. At December 31, 2013, our balance in bank-owned life insurance totaled $2.2 million and was issued by one insurance company.

Securities Portfolio Composition. The following table sets forth the amortized cost and fair value of our available-for-sale and held-to-maturity securities portfolio (excluding Federal Home Loan Bank of Boston common stock) at the dates indicated. Securities available-for-sale are carried at fair value.

	At December 31,
	2013		2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Securities available-for-sale:
Debt securities:
U.S. government and agency securities	$2,460	$2,322	$550	$548
State and political subdivisions	4,447	4,372	4,151	4,242
Mortgage-backed securities	6,148	6,020	9,984	10,105
Mutual funds(1)	782	782	1,000	823

Total securities available-for-sale	$13,837	$13,496	$15,685	$15,718

Securities held-to-maturity:
Debt securities:
U.S. government and agency securities	$26	$25	$51	$48
State and political subdivisions	—	—	—	—
Mortgage-backed securities	228	259	345	321
Mutual funds	—	—	—	—

Total securities held-to-maturity	$254	$284	$396	$369

Certificates of deposit with other institutions	$4,511	$4,518	$10,730	$10,734

(1)	We redeemed all of the mutual funds that we held in January 2014.

At December 31, 2013, we had no investments in a single entity (other than United States government or agency sponsored securities) that had an aggregate book value in excess of 10% of our total equity.

Securities Portfolio Maturities and Yields. The following table sets forth the stated maturities and weighted average yields of our securities at December 31, 2013. Securities available-for-sale are carried at fair value. Mortgage-backed securities, including collateralized mortgage obligations, are anticipated to be repaid in advance of their contractual maturities as a result of projected mortgage loan repayments. In addition, under the structure of some of our CMOs, the short- and intermediate-term tranche interests have repayment priority over the longer term tranche interests of the same underlying mortgage pool. Finally, some of our U.S. Treasury and other securities are callable at the option of the issuer. Certain securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules have not been reflected in the table below.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
Debt securities:
U.S. government and agency securities	$—	—%	$502	1.24%	$981	1.91%	$977	2.17%	$2,460	1.88%	$2,322
State and political subdivisions	655	3.72%	1,753	2.91%	879	2.35%	1,160	3.27%	4,447	3.01%	4,372
Mortgage-backed securities	—	—%	241	3.86%	285	2.89%	5,622	2.91%	6,148	2.94%	6,020
Mutual funds	782	1.84%	—	—%	—	—%	—	—%	782	1.84%	782

Total securities available-for-sale	$1,437	2.70%	$2,496	2.67%	$2,145	2.22%	$7,759	2.87%	$13,837	2.71%	$13,496

Securities held-to-maturity:
Debt securities:
U.S. government and agency securities	$—	—%	$26	0.07%	$—	—%	$—	—%	$26	0.07%	$25
State and political subdivisions	—	—%	—	—%	—	—%	—	—%	—	—%	—
Mortgage-backed securities	—	—%	12	3.46%	—	—%	216	9.84%	228	9.50%	259
Mutual funds	—	—%	—	—%	—	—%	—	—%	—	—%	—

Total securities held-to-maturity	$—	—%	$38	1.14%	$—	—%	$216	9.84%	$254	8.54%	$284

Certificates of deposit with other institutions	$4,511	0.67%	$—	—%	$—	—%	$—	—%	$4,511	0.67%	$4,518

Securities portfolio activity. The following table sets forth the purchase, sale and repayment activity in our securities portfolio during the periods indicated.

	For the years ended December 31,
	2013	2012
	(In thousands)

Total at beginning of period	$26,844	$29,092

Purchases of:
U.S. government and agency securities	1,959	1,600
State and political subdivisions	336	1,408
Mortgage-backed securities	1,602	2,327
Mutual funds	—	—
Certificates of deposit at other institutions	—	7,885
Reinvestment of interest on certificates of deposit	19	27

Deduct:
Principal repayments	(1,881)	(3,543)
Sales of:
U.S. government and agency securities	—	(1,500)
State and political subdivisions	—	(566)
Mortgage-backed securities	(3,564)	(1,058)
Mutual funds	—	—
Certificates of deposit at other institutions	—	—
Calls of securities	—	(3,446)
Maturities of securities	(75)	(250)
Maturities of certificates of deposit	(6,238)	(4,872)
Write-downs (OTTI)	(247)	(52)
Amortization of Discount	(120)	(128)
Change in unrealized net gain	(374)	(80)

Net activity	(8,583)	(2,248)

Total at end of period	$18,261	$26,844

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Boston advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. To a lesser extent, we may utilize repurchase agreements or Fed funds sold as funding sources.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including noninterest-bearing and interest-bearing checking accounts, passbook and statement savings accounts, variable rate money market accounts, and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We have not in the past used, and currently do not hold any, brokered or Internet deposits, and we do not accept deposit accounts opened on-line. We have participated in the Qwickrate program solely to invest in certificates of deposit, but we do not currently participate. We may elect to participate in the Quickrate program in the future. At December 31, 2013, our core deposits, which are deposits other than time deposits and certificates of deposit, were $89.3 million, representing 58.1% of total deposits.

In recent years, we have relied for deposit generation on promotional programs and advertising efforts, our reputation in the community for superior customer service, the variety of deposit accounts that we offer, our competitive rates, customer referrals, and cross-marketing efforts with loan customers. We may use promotional rates to meet asset/liability and market segment goals. We intend to continue to focus on increasing our core deposits by providing incentives on new transaction accounts, enhanced online services and remote deposit capture services, and by leveraging commercial lending relationships to increase transaction accounts.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. The variety of deposit accounts that we offer allows us to be competitive in generating deposits and to respond with flexibility to changes in our customers’ demands. Our ability to gather deposits is impacted by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products. We believe that deposits are a stable source of funds, but our ability to attract and maintain deposits at favorable rates will be affected by market conditions, including competition and prevailing interest rates as consumer become more conscious of interest rates.

The following table sets forth the distribution of total deposits by account type, for the periods indicated.

	For the Years Ended December 31,
	2013			2012
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Noninterest-bearing demand	$10,997	7.12%	—%	$9,223	6.03%	—%
Money market	39,799	25.76	0.41	37,994	24.82	0.52
Savings	17,323	11.21	0.20	16,609	10.85	0.20
NOW accounts	17,390	11.26	0.11	17,017	11.12	0.11
Certificates of deposit	68,985	44.65	1.29	72,215	47.18	1.38

Total deposits	$154,494	100.00%	0.77%	$153,058	100.00%	0.87%

The following table sets forth our deposit activities for the periods indicated.

	At or For the Years Ended December 31,
	2013	2012
	(In thousands)

Beginning balance	$156,653	$154,863

Net deposits (withdrawals) before interest credited	(4,031)	543
Interest credited	1,110	1,247

Net increase (decrease) in deposits	(2,921)	1,790

Ending balance	$153,732	$156,653

The following table sets forth all our certificates of deposit classified by interest rate as of the dates indicated.

	At December 31,
	2013	2012
	(Dollars in thousands)
Interest Rate:
Less than 1.00%	$30,122	$31,964
1.00% to 1.99%	25,075	25,127
2.00% to 2.99%	7,755	10,897
3.00% to 3.99%	1,520	1,452
4.00% to 4.99%	—	328

Total	$64,472	$69,768

The following table sets forth the amount and maturities of all our certificates of deposit by interest rate at December 31, 2013.

	At December 31, 2013
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	More Than Four Years	Total	Percent of Total
		(Dollars in thousands)
Interest Rate Range:
Less than 1.00%	$24,293	$5,271	$558	$—	$—	$30,122	46.72%
1.00% to 1.99%	6,164	4,026	3,959	7,666	3,260	25,075	38.89
2.00% to 2.99%	4,060	2,098	1,312	285	—	7,755	12.03
3.00% to 3.99%	1,330	190	—	—	—	1,520	2.36

Total	$35,847	$11,585	$5,829	$7,951	$3,260	$64,472	100.00%

As of December 31, 2013, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $35.4 million. The following table sets forth the maturity of these certificates as of December 31, 2013.

At December 31, 2013
(In thousands)

Maturity Period:
Three months or less	$5,408
Over three through six months	4,304
Over six through twelve months	9,143
Over twelve months	16,582

Total	$35,437

Borrowings. We may obtain advances from the Federal Home Loan Bank of Boston upon the security of certain of our mortgage loans and investment securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. At December 31, 2013, we had $5.0 million in outstanding advances from the Federal Home Loan Bank of Boston. At December 31, 2013, based on available collateral and our ownership of FHLB stock, and based upon our internal policy, we had access to additional Federal Home Loan Bank advances of up to $35.2 million. See Note 8 to our Consolidated Financial Statements beginning on page F-1 of this prospectus.

The following table sets forth information concerning balances and interest rates on our borrowings at the date and for the periods indicated.

	At of for the Years Ended December 31,
	2013	2012
	(Dollars in thousands)

Balance outstanding at end of period	$5,000	$3,307
Average amount outstanding during the period	$4,101	$3,461
Maximum outstanding at any month end	$7,084	$3,613
Weighted average interest rate during the period	1.58%	1.94%
Weighted average interest rate at end of period	1.27%	1.96%

Properties

The following table sets forth information regarding our office properties as of December 31, 2013. The net book value of our furniture, fixtures and equipment at December 31, 2013, was $579,000. We believe that our current facilities are adequate to meet our present and foreseeable needs.

Location	Leased or Owned		Year Acquired or Leased	Square Footage	Net Book Value of Real Property
					(In thousands)
Main Office:

40 South Main Street Cohasset, MA 02025	Owned		2011	3,465	$2,672

Full Service Branches:

800 Chief Justice Cushing Highway Cohasset, MA 02025	Owned		2002	4,400	1,243

350-354 Front Street Marion, MA 02738	Owned	(1)	2007	10,778	1,922

Other Properties:

48-50 South Main Street Cohasset, MA 02025	Owned	(2)	1969	6,094	446

8 Brewster Road Cohasset, MA 02025	Owned	(3)	2008	2,064	371

(1)	Pilgrim occupies approximately 2,500 square feet, and the remainder is leased to unaffiliated tenants. Net book value represents net book value of the entire property.
(2)	Pilgrim occupies approximately 1,900 square feet for our Operations Department, and the remainder is leased to unaffiliated tenants. Net book value represents net book value of the entire property.
(3)	The Brewster Road property is currently being leased to an unaffiliated tenant and is on the market for sale.

Subsidiary and Other Activities

Upon completion of the conversion, Pilgrim Bank will become the wholly-owned subsidiary of Pilgrim Bancshares, Inc. Pilgrim Bank has three wholly-owned subsidiaries. 48 South Main Street Corporation is a Massachusetts investment corporation formed to hold certain of our investment securities for tax purposes. 40 South Main Street Realty Trust is a Massachusetts realty trust formed to hold our main office. 800 CJC Realty Corporation is a Massachusetts realty trust formed to hold certain real estate owned, although it did not hold any property at December 31, 2013. Additionally, Pilgrim Bancshares, Inc. may form another subsidiary, the sole purpose of which will be to fund the loan to Pilgrim Bank’s employee stock ownership plan.

Legal Proceedings

We are not involved in any pending legal proceedings as a plaintiff or defendant other than routine legal proceedings occurring in the ordinary course of business, and at December 31, 2013, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Pilgrim Bank will enter into an agreement with Pilgrim Bancshares, Inc. to provide it with certain administrative support services for compensation not less than the fair market value of the services provided. In addition, Pilgrim Bank and Pilgrim Bancshares, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2013, we had 32 full-time equivalent employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

Pilgrim Bank is a Massachusetts stock co-operative bank and will be the wholly-owned subsidiary of Pilgrim Bancshares, Inc., a Maryland corporation, which will be a registered bank holding company. Pilgrim Bank’s deposits are insured up to applicable limits by the FDIC, and by the Share Insurance Fund of the Co-Operative Central Bank of Massachusetts for amounts in excess of the FDIC insurance limits. Pilgrim Bank is subject to extensive regulation by the Massachusetts Commissioner of Banks, as its chartering agency, and by the FDIC, its primary federal regulator and deposit insurer. Pilgrim Bank is required to file reports with, and is periodically examined by, the FDIC and the Massachusetts Commissioner of Banks concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. Pilgrim Bank must comply with consumer protection regulations issued by the Consumer Financial Protection Bureau. Pilgrim Bank also is a member of and owns stock in the Federal Home Loan Bank of Boston, which is one of the twelve regional banks in the Federal Home Loan Bank System.

As a bank holding company, Pilgrim Bancshares, Inc. will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. Pilgrim Bancshares, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

The regulatory and supervisory structure establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and the deposit insurance funds, rather than for the protection of stockholders and creditors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies concerning the establishment of deposit insurance assessment fees, classification of assets and establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Massachusetts legislature, the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board or Congress, could have a material adverse impact on the financial condition and results of operations of Pilgrim Bancshares, Inc. and Pilgrim Bank. As is further described below, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the bank regulatory structure and may affect the lending, investment and general operating activities of depository institutions and their holding companies.

Set forth below are certain material regulatory requirements that are applicable to Pilgrim Bank and Pilgrim Bancshares, Inc. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Pilgrim Bank and Pilgrim Bancshares, Inc. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Pilgrim Bancshares, Inc., Pilgrim Bank and their operations.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies. However, the Dodd-Frank Act’s changes go well beyond that and affect the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for bank holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies were restricted to capital instruments that were then currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has extensive rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets are still examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution, rather than on total deposits. The legislation also permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and noninterest-bearing transaction accounts had unlimited deposit insurance through December 31, 2012. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. Further, the legislation mandated regulations requiring that originators of securitized loans retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage origination.

The Dodd-Frank Act also required the Consumer Financial Protection Board to issue regulations requiring lenders to make a reasonable good faith determination as to a prospective borrower’s ability to repay a residential mortgage loan. The final “Ability to Repay” rules, which are effective January 4, 2013, establish a “qualified mortgage” safe harbor for loans whose terms and features are deemed to make the loan less risky.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations or have not been issued in final form. Their impact on our operations cannot yet fully be assessed. However, there is a significant possibility that the Dodd-Frank Act will result in an increased regulatory burden and compliance, operating and interest expense for Pilgrim Bank and Pilgrim Bancshares, Inc.

Massachusetts Banking Laws and Supervision

General. As a Massachusetts-chartered co-operative bank, Pilgrim Bank is subject to supervision, regulation and examination by the Massachusetts Commissioner of Banks and to various Massachusetts statutes and regulations which govern, among other things, investment powers, lending and deposit-taking activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings and payment of dividends. In addition, Pilgrim Bank is subject to Massachusetts consumer protection and civil rights laws and regulations. The approval of the Massachusetts Commissioner of Banks or the Massachusetts Board of Bank Incorporation is required for a Massachusetts-chartered bank to establish or close branches, merge with other financial institutions, issue stock and undertake certain other activities. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be sanctioned. The Massachusetts Commissioner of Banks may suspend or remove directors or officers of a bank who have violated the law, conducted a bank’s business in a manner that is unsafe, unsound or contrary to the depositors’ interests, or been negligent in the performance of their duties. In addition, the Massachusetts Commissioner of Banks has the authority to appoint a receiver or conservator if it is determined that the bank is conducting its business in an unsafe or unauthorized manner, and under certain other circumstances.

Massachusetts regulations generally allow Massachusetts banks to, with appropriate regulatory approvals, engage in activities permissible for federally chartered banks or banks chartered by another state. The Massachusetts Commissioner of Banks also has adopted procedures reducing regulatory burdens and expense and expediting branching by well-capitalized and well-managed banks.

Lending Activities. A Massachusetts-chartered co-operative bank may make a wide variety of mortgage loans including fixed-rate loans, adjustable-rate loans, variable-rate loans, participation loans, graduated payment loans, construction and development loans, condominium and co-operative loans, second mortgage loans and other types of loans that may be made in accordance with applicable regulations. Commercial loans may be made to corporations and other commercial enterprises with or without security. Consumer and personal loans may also be made with or without security.

Insurance Sales. Massachusetts banks may engage in insurance sales activities if the Massachusetts Commissioner of Banks has approved a plan of operation for insurance activities and the bank obtains a license from the Massachusetts Division of Insurance. A bank may be licensed directly or indirectly through an affiliate or a subsidiary corporation established for this purpose. Pilgrim Bank does not sell or refer insurance products, and has not sought approval for insurance sales activities.

Dividends. A Massachusetts co-operative bank may declare cash dividends from net profits not more frequently than quarterly. Non-cash dividends may be declared at any time. No dividends may be declared, credited or paid if the bank’s capital stock is impaired. The approval of the Massachusetts Commissioner of Banks is required if the total of all dividends declared in any calendar year exceeds the total of its net profits for that year combined with its retained net profits of the preceding two years. Net profits for this purpose means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting current operating expenses, actual losses, accrued dividends on preferred stock, if any, and all federal and state taxes. Dividends from Pilgrim Bancshares, Inc. may depend, in part, upon receipt of dividends from Pilgrim Bank. The payment of dividends from Pilgrim Bank would be restricted by federal law if the payment of such dividends resulted in Pilgrim Bank failing to meet regulatory capital requirements.

Parity Regulation. A Massachusetts bank may, in accordance with regulations issued by the Massachusetts Commissioner of Banks, exercise any power and engage in any activity that has been authorized for national banks, federal thrifts or state banks in a state other than Massachusetts, provided that the activity is permissible under applicable federal and not specifically prohibited by Massachusetts law. Such powers and activities must be subject to the same limitations and restrictions imposed on the national bank, federal thrift or out-of-state bank that exercised the power or activity.

Loans to One Borrower Limitations. Massachusetts banking law grants broad lending authority. However, with certain limited exceptions, total obligations to one borrower may not exceed 20% of the total of the bank’s capital stock, surplus and undivided profits.

Loans to a Bank’s Insiders. Massachusetts banking laws prohibit any executive officer or director of a bank from borrowing or guaranteeing extensions of credit by such bank except for any of the following loans or extensions of credit with the approval of a majority of the board of directors: (i) loans or extension of credit, secured or unsecured, to an officer of the bank in an amount not exceeding $100,000; (ii) loans or extensions of credit intended or secured for educational purposes to an officer of the bank in an amount not exceeding $200,000; (iii) loans or extensions of credit secured by a mortgage on residential real estate to be occupied in whole or in part by the officer to whom the loan or extension of credit is made, in an amount not exceeding $750,000; and (iv) loans or extensions of credit to a director of the bank who is not also an officer of the bank in an amount permissible under the bank’s loan to one borrower limit. No such loan or extension of credit may be granted with an interest rate or other terms that are preferential in comparison to loans granted to persons not affiliated with the bank.

Investment Activities. In general, Massachusetts-chartered co-operative banks may invest in preferred and common stock of any corporation organized under the laws of the United States or any state provided such investments do not involve control of any corporation and do not, in the aggregate, exceed 4% of the bank’s deposits. Federal law imposes additional restrictions on Pilgrim Bank’s investment activities. See “—Federal Banking Regulation—Business Activities”.

Regulatory Enforcement Authority. Any Massachusetts co-operative bank that does not operate in accordance with the regulations, policies and directives of the Massachusetts Commissioner of Banks may be subject to sanctions for non-compliance, including revocation of its charter. The Massachusetts Commissioner of Banks may, under certain circumstances, suspend or remove officers or directors who have violated the law, conducted the bank’s business in an unsafe or unsound manner or contrary to the depositors interests or been negligent in the performance of their duties. Upon finding that a bank has engaged in an unfair or deceptive act or practice, the Massachusetts Commissioner of Banks may issue an order to cease and desist and impose a fine on the bank concerned. The Massachusetts Commissioner of Banks also has authority to take possession of a bank and appoint a liquidating agent under certain conditions such as an unsafe and unsound condition to transact business, the conduct of business in an unsafe or unauthorized manner of impaired capital. In addition, Massachusetts consumer protection and civil rights statutes applicable to Pilgrim Bank permit private individual and class action law suits and provide for the rescission of consumer transactions, including loans, and the recovery of statutory and punitive damage and attorney’s fees in the case of certain violations of those statutes.

Co-Operative Central Bank and Share Insurance Fund. All Massachusetts-chartered co-operative banks are required to be members of the Co-Operative Central Bank, which maintains the Share Insurance Fund that insures co-operative bank deposits in excess of federal deposit insurance coverage. The Co-Operative Central Bank is authorized to charge co-operative banks an annual assessment fee on deposit balances in excess of amounts insured by the FDIC. Assessment rates are based on the institution’s risk category, similar to the method currently used to determine assessments by the FDIC discussed below under “—Federal Banking Regulation—Insurance of Deposit Accounts.”

Protection of Personal Information. Massachusetts has adopted regulatory requirements intended to protect personal information. The requirements, which became effective March 1, 2010, are similar to existing federal laws such as the Gramm-Leach-Bliley Act that require organizations to establish written information security programs to prevent identity theft. The Massachusetts regulation also contains technology system requirements, especially for the encryption of personal information sent over wireless or public networks or stored on portable devices.

Massachusetts has other statutes or regulations that are similar to certain of the federal provisions discussed below.

Federal Banking Regulation

Business Activities. Under federal law, all state-chartered FDIC-insured banks, including co-operative banks, have been limited in their activities as principal and in their equity investments to the type and the amount authorized for national banks, notwithstanding state law. Federal law permits exceptions to these limitations. For example, certain state-chartered co-operative banks may, with FDIC approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under the Investment Company Act of 1940. The maximum permissible investment is the lesser of 100.0% of Tier 1 capital or the maximum amount permitted by Massachusetts law. Such grandfathered authority may be terminated under certain circumstances including a change in charter or a determination by the FDIC that such investments pose a safety and soundness risk.

The FDIC is also authorized to permit state banks to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the FDIC insurance fund. The FDIC has adopted regulations governing the procedures for institutions seeking approval to engage in such activities or investments. The Gramm-Leach-Bliley Act of 1999 specified that a state bank may control a subsidiary that engages in activities as principal that would only be permitted for a national bank to conduct in a “financial subsidiary,” if a bank meets specified conditions and deducts its investment in the subsidiary for regulatory capital purposes.

Capital Requirements. The FDIC requires federally-insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”) to meet minimum capital standards: a 4% core capital to total assets leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system), a 4% core capital to risk-based assets ratios, and an 8% total capital to risk-based assets ratio.

As noted, the risk-based capital standard requires the maintenance of core capital (also referred to as Tier 1 capital) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the regulations, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital (also referred to as Tier 2 capital) include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, an institution that retains credit risk in connection with an asset sale is required to maintain additional regulatory capital because of the purchaser’s recourse against the institution. In assessing an institution’s capital adequacy, the FDIC takes into consideration not only these numeric factors, but qualitative factors as well and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2013, Pilgrim Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

New Capital Rule. On July 9, 2013, the federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the international Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies.

The rule establishes a new common equity core (Tier 1) minimum capital requirement (4.5% of risk-weighted assets), increases the minimum core capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The minimum leverage ratio will be established at a uniform 4%.

The rule also includes changes in what constitutes regulatory capital. Tier 2 capital will no longer be limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock are subject to deduction above more stringent limits than the existing regulations. Core capital generally will include accumulated other comprehensive income (which includes all unrealized gains and losses on available for sale debt and equity securities). Pilgrim Bank has the one-time option in the first quarter of 2015 to permanently opt out of the inclusion of accumulated other comprehensive income in its regulatory capital calculation. Pilgrim Bank is considering whether to opt out in order to reduce the impact of market volatility on its regulatory capital levels.

As noted, the new capital requirements also include changes in the risk weights of assets designed to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 day past due or otherwise on non-accrual status, a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (up from 100%) for mortgage servicing and deferred tax assets that are not deducted from capital; and increased risk-weights (a range of 0% to 600%) for certain equity exposures.

The rule limits an institution’s capital distributions and certain discretionary bonus payments to executives if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule becomes effective for Pilgrim Bank on January 1, 2015. More stringent deduction requirements are subject to transition through January 1, 2018. The capital conservation buffer requirement will be phased in beginning January 1, 2016 at 0.625% of risk-weighted assets increasing each year until fully implemented at 2.5% on January 1, 2019.

Pilgrim Bank has conducted a pro forma analysis of the application of these new capital requirements as of December 31, 2013. We have determined that Pilgrim Bank meets all of these new requirements, except for the full 2.5% capital conservation buffer, as if these new requirements had been in effect on that date.

A state non-member bank may not make a capital distribution that would reduce its regulatory capital below the amount required by the FDIC’s regulatory capital regulations or for the liquidation account established in connection with its conversion to stock form. In addition, beginning in 2016, Pilgrim Bank’s ability to pay dividends will be limited if Pilgrim Bank does not have the capital conservation buffer required by the new capital rules, which may limit the ability of Pilgrim Bancshares, Inc. to pay dividends to its stockholders. See “—New Capital Rule.”

Community Reinvestment Act and Fair Lending Laws. All institutions have a responsibility under the Community Reinvestment Act (the “CRA”) and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a state non-member bank, the FDIC is required to assess the institution’s record of compliance with the CRA. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the FDIC, in connection with its examination of a non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the FDIC to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. An institution’s failure to comply with the provisions of the CRA could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The CRA requires all institutions insured by the FDIC to publicly disclose their rating. Pilgrim Bank received a “Satisfactory” CRA rating in its most recent federal examination.

Massachusetts has its own statutory counterpart to the CRA that is applicable to Pilgrim Bank. The Massachusetts version is generally similar to the CRA but utilizes a five-tiered descriptive rating system. Massachusetts law requires the Massachusetts Commissioner of Banks to consider, but not be limited to, a bank’s record of performance under Massachusetts law in considering any application by the bank to establish a branch or other deposit-taking facility, to relocate an office or to merge or consolidate with or acquire the assets and assume the liabilities of any other banking institution. Pilgrim Bank’s most recent rating under Massachusetts law was “Satisfactory.”

In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, as well as other federal regulatory agencies and the Department of Justice.

Transactions with Related Parties. An institution’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as Pilgrim Bank. Pilgrim Bancshares, Inc. will be an affiliate of Pilgrim Bank because of its control of Pilgrim Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. Transactions with affiliates also must be consistent with safe and sound banking practices, generally not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Pilgrim Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Pilgrim Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Pilgrim Bank’s loan committee or board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The FDIC has extensive enforcement responsibility over state non-member banks and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an institution. Formal enforcement action by the FDIC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state non-member bank if that bank was “critically undercapitalized” on average during the calendar quarter beginning 270 days after the date on which the institution became “critically undercapitalized.” The FDIC may also appoint itself as conservator or receiver for an insured state non-member bank under specified circumstances, including: (1) insolvency; (2) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (3) existence of an unsafe or unsound condition to transact business; (4) insufficient capital; or (5) the incurrence of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment without federal assistance. The FDIC also has the authority to terminate deposit insurance.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well-capitalized and well-managed bank holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action Regulations. The FDIC is required by law to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital.

Under FDIC prompt corrective action regulations Pilgrim Bank must have a Tier 1 leverage ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0% in order to be classified as “well-capitalized.” An institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4.0% is considered to be undercapitalized. An institution that has total risk-based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” An institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, a receiver or conservator must be appointed for an institution that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the FDIC within 45 days of the date that an institution is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of an institution that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the institution’s assets at the time it was deemed to be undercapitalized by the FDIC or the amount necessary to restore the institution to adequately capitalized status. This guarantee remains in place until the FDIC notifies the institution that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The FDIC may also take any one of a number of discretionary supervisory actions against undercapitalized institutions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2013, Pilgrim Bank met the criteria for being considered “well capitalized.”

The final capital rule adopted in July 2013 modifies the prompt corrective action categories to incorporate the revised minimum capital requirements of that rule when it becomes effective. Under the new standards, in order to be considered well-capitalized, Pilgrim Bank would have to have a common equity Tier 1 ratio of at least 6.5% (new), a Tier 1 risk-based capital ratio of at least 8.0% more (increased from 6.0%), a total risk-based capital ratio of at least 10.0% (unchanged), and a Tier 1 leverage ratio of 5.0% (unchanged). Pilgrim Bank has conducted a pro forma analysis of the application of these new capital requirements as of December 31, 2013. We have determined that Pilgrim Bank is well-capitalized under these new standards, as if these new requirements had been in effect on Pilgrim Bank at that date. See “—New Capital Rule.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC-insured financial institutions such as Pilgrim Bank. Deposit accounts in Pilgrim Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates. Assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. Assessment rates (inclusive of possible adjustments) currently range from 2 1/2 to 45 basis points of each institution’s total assets less tangible capital. The FDIC may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The FDIC’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2013, the annualized FICO assessment was equal to 0.64 basis points of total assets less tangible capital.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation and the Federal Deposit Insurance Corporation has exercised that discretion by establishing a long range fund of 2.0%.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Pilgrim Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. State non-member banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Reserve System. Federal Reserve Board regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $89.0 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $89.0 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $13.3 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Pilgrim Bank is in compliance with these requirements.

Federal Home Loan Bank System. Pilgrim Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Boston, Pilgrim Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2013, Pilgrim Bank was in compliance with this requirement. Based on redemption provisions of the Federal Home Loan Bank of Boston, the stock has no quoted market value and is carried at cost. Pilgrim Bank reviews for impairment based on the ultimate recoverability of the cost basis of the Federal Home Loan Bank of Boston stock. As of December 31, 2013, no impairment has been recognized.

At its discretion, the Federal Home Loan Bank of Boston may declare dividends on the stock. The Federal Home Loan Banks are required to provide funds for certain purposes including the resolution of insolvent thrifts in the late 1980s and to contributing funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. As a result of losses incurred, the Federal Home Loan Bank of Boston suspended and did not pay dividends in 2009 and 2010. However, the Federal Home Loan Bank of Boston resumed payment of quarterly dividends in 2011 equal to an annual yield of 0.30% and continued to pay quarterly dividends in 2012 equal to an annual yield of 0.50% and in 2013 equal to an annual yield of 0.38%. There can be no assurance that such dividends will continue in the future. Further, there can be no assurance that the impact of recent or future legislation on the Federal Home Loan Banks also will not cause a decrease in the value of the Federal Home Loan Bank of Boston stock held Pilgrim Bank.

Other Regulations

Interest and other charges collected or contracted for by Pilgrim Bank are subject to state usury laws and federal laws concerning interest rates. Pilgrim Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for one- to four-family residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act;

•	the Biggert-Watters Flood Insurance Reform Act of 2012; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, the Consumer Financial Protection Bureau issues regulations and standards under these federal consumer protection laws that affect our consumer businesses. These include regulations setting “ability to repay” and “qualified mortgage” standards for residential mortgage loans and mortgage loan servicing and originator compensation standards. Pilgrim Bank is evaluating recent regulations and proposals, and devotes significant compliance, legal and operational resources to compliance with consumer protection regulations and standards.

The operations of Pilgrim Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires depository institution to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Pilgrim Bancshares, Inc. will be a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, Pilgrim Bancshares, Inc. will be registered with the Federal Reserve Board and be subject to regulations, examinations, supervision and reporting requirements applicable to bank holding companies. In addition, the Federal Reserve Board has enforcement authority over Pilgrim Bancshares, Inc. and its non-bank subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary institution.

Permissible Activities. Pilgrim Bancshares, Inc. will be subject to examination, regulation, and periodic reporting under the Bank Holding Company Act of 1956, as administered by the Federal Reserve Board. Pilgrim Bancshares, Inc. will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval also would be required for Pilgrim Bancshares, Inc. to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after such acquisition, it would directly or indirectly own or control more than 5% of any class of voting shares of the bank or bank holding company. In evaluating applications by holding companies to acquire depository institutions, the Federal Reserve Board must consider, among other things, the financial and managerial resources and future prospects of the company and institutions involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. In addition to the approval of the Federal Reserve Board, prior approval may also be necessary from other agencies having supervisory jurisdiction over the bank to be acquired before any bank acquisition can be completed.

A bank holding company is generally prohibited from engaging in non-banking activities, or acquiring direct or indirect control of more than 5% of the voting securities of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking are: (i) making or servicing loans; (ii) performing certain data processing services; (iii) providing discount brokerage services; (iv) acting as fiduciary, investment or financial advisor; (v) leasing personal or real property; (vi) making investments in corporations or projects designed primarily to promote community welfare; and (vii) acquiring a savings and loan association whose direct and indirect activities are limited to those permitted for bank holding companies. A bank holding company that meets certain criteria, such as being well-capitalized and well-managed within the meaning of applicable regulations, may elect to become a “financial holding company.” Such an election allows a bank holding company to engage in a broader array of financial activities, including insurance and investment banking.

Capital. When it reaches $500 million in total assets, Pilgrim Bancshares, Inc. will be subject to the Federal Reserve Board’s capital adequacy regulations for bank holding companies (on a consolidated basis). These capital standards have historically been similar to, though less stringent than, those of the FDIC for Pilgrim Bank. The Dodd-Frank Act, however, required the Federal Reserve Board to establish, for all bank holding companies with total assets of $500 million or more, minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. Under regulations recently enacted by the Federal Reserve Board and effective January 1, 2015, all such bank holding companies will be subject to regulatory capital requirements that are the same as the new capital requirements for Pilgrim Bank. These new capital requirements include provisions that, when applicable, might limit the ability of Pilgrim Bancshares, Inc. to pay dividends to its stockholders or repurchase its shares. See “—Federal Banking Regulation—New Capital Rule.” Pilgrim Bancshares, Inc. has conducted a pro forma analysis of the application of these new capital requirements as of December 31, 2013, assuming the conversion and offering are completed, and has determined that it will meet all of these new requirements, including the full 2.5% capital conservation buffer, and will remain well-capitalized, if these new requirements had been in effect on that date.

Source of Strength. The Dodd-Frank Act codified the “source of strength” doctrine. The Federal Reserve Board has issued regulations requiring that all bank holding companies serve as a source of managerial and financial strength to their subsidiary banks by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a bank holding company to pay dividends may be restricted if a subsidiary institution becomes undercapitalized. The policy statement also states that a bank holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the bank holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Pilgrim Bancshares, Inc. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a bank holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Massachusetts Holding Company Regulation. Under the Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a co-operative bank, is regulated as a bank holding company. The term “company” is defined by the Massachusetts banking laws similarly to the definition of “company” under the Bank Holding Company Act. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register and file reports with the Massachusetts Commissioner of Bank; and (iii) is subject to examination by the Massachusetts Commissioner of Banks.

Federal Securities Laws

Pilgrim Bancshares, Inc.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Pilgrim Bancshares, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Pilgrim Bancshares, Inc. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Pilgrim Bancshares, Inc. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Pilgrim Bancshares, Inc. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the year ending December 31, 2013 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. Pilgrim Bancshares, Inc. and Pilgrim Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Pilgrim Bancshares, Inc. and Pilgrim Bank.

Method of Accounting. For federal income tax purposes, Pilgrim Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the percentage method of accounting for bad debt reserves by banks and savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2013, Pilgrim Bank had no minimum tax credit carryforward.

Corporate Dividends. We may exclude from our income 100% of dividends received from Pilgrim Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Conahasset Bancshares, MHC, Conahasset Bancshares, Inc. and Pilgrim Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

For tax years beginning on or after January 1, 2009, Massachusetts generally requires corporations engaged in a unitary business to calculate their income on a combined basis with corporations which are under common control. Accordingly, Conahasset Bancshares, MHC, Conahasset Bancshares, Inc. and Pilgrim Bank currently file combined annual income tax returns. Upon consummation of the conversion, Pilgrim Bancshares, Inc. would be required to file a combined annual Massachusetts income tax return with Pilgrim Bank unless an exemption from such a combined filing applies. A corporation that qualifies, and elects to be treated for purposes of Massachusetts taxation, as a Massachusetts Security Corporation will be excluded from such a combined group.

A financial institution or business corporation is generally entitled to special tax treatment as a “security corporation” under Massachusetts law provided that: (a) its activities are limited to buying, selling, dealing in or holding securities on its own behalf and not as a broker; and (b) it has applied for, and received, classification as a “security corporation” by the Commissioner of the Massachusetts Department of Revenue. A security corporation that is not a bank holding company under the Internal Revenue Code must pay a tax equal to 1.32% of its gross income. An election to be treated as a security corporation would have the effect of reducing Pilgrim Bancshares, Inc.’s Massachusetts tax liability to 0.33% of its net income.

Pilgrim Bancshares, Inc. is considering whether to seek to qualify as a security corporation. To do so, it would need to (a) apply for, and receive, security corporation classification by the Massachusetts Department of Revenue; and (b) not conduct any activities deemed impermissible under the governing statutes and the various regulations, directives, letter rulings and administrative pronouncements issued by the Massachusetts Department of Revenue. In order to qualify as a security corporation, it would need to establish a subsidiary for the purpose of making the loan to the employee stock ownership plan, since making such a loan directly could disqualify it from classification as a security corporation.

Pilgrim Bank, under current law, files a Massachusetts combined excise tax return with its affiliates who do not qualify as security corporations. During the 2013 tax year, Pilgrim Bank was subject to an annual Massachusetts tax at a rate of 9.0% of its net income, adjusted for certain items. Massachusetts net income is defined as gross income, other than 95% of dividends received in any taxable year beginning on or after January 1, 1999 from or on account of the ownership of any class of stock if the institution owns 15% or more of the voting stock of the institution paying the dividend, less the deductions, but not the credits allowable under the provisions of the Internal Revenue Code, as amended and in effect for the taxable year. The dividends must meet the qualifications under

Massachusetts law. Dividends paid to affiliates participating in a combined return will be 100% excluded to the extent paid from earnings and profits of a unitary business included in the Massachusetts combined return. Deductions with respect to the following items, however, shall not be allowed except as otherwise provided: (a) dividends received, except as otherwise provided; (b) losses sustained in other taxable years; (c) taxes on or measured by income, franchise taxes measured by net income, franchise taxes for the privilege of doing business and capital stock taxes imposed by any state; or (d) the deduction allowed by section 168(k) of the Code.

Other applicable state taxes include generally applicable sales and use taxes plus real and personal property taxes. None of the state tax returns of Pilgrim Bank is currently under audit, nor have any of these tax returns been audited during the past five years.

As a Maryland business corporation, Pilgrim Bancshares, Inc. will be required to file annual returns and pay annual fees to the State of Maryland.

MANAGEMENT OF PILGRIM BANCSHARES, INC.

Shared Management Structure

The directors of Pilgrim Bancshares, Inc. are the same persons who are the directors of Pilgrim Bank. In addition, each executive officer of Pilgrim Bancshares, Inc. is also an executive officer of Pilgrim Bank. We expect that Pilgrim Bancshares, Inc. and Pilgrim Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of Pilgrim Bancshares, Inc. and Pilgrim Bank

The following table sets forth information regarding the executive officers of Pilgrim Bancshares, Inc. and Pilgrim Bank and their ages as of December 31, 2013. The executive officers of Pilgrim Bancshares, Inc. and Pilgrim Bank are elected annually.

Name	Age	Position

Francis E. Campbell	59	President, Chief Executive Officer and Chairman
Christopher G. McCourt	53	Senior Vice President, Chief Financial Officer and Treasurer
Joan A. MacIntyre(1)	57	Senior Vice President of Operations
Nancy J. Joseph(1)	53	Vice President of Residential Lending
Stephen K. Lucitt(1)	51	Vice President of Commercial Lending
Edward T. Mulvey	78	Secretary and Clerk

(1)	Not an officer of Pilgrim Bancshares, Inc.

Directors of Pilgrim Bancshares, Inc. and Pilgrim Bank

Pilgrim Bancshares, Inc. has nine directors. Directors serve three-year staggered terms. Directors of Pilgrim Bank will be elected by Pilgrim Bancshares, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of December 31, 2013, the years that they began serving as directors of Pilgrim Bank and when their current term as directors of Pilgrim Bancshares, Inc. expires:

Name	Position(s) Held With Pilgrim Bancshares, Inc.	Age	Director Since	Current Term Expires

Francis E. Campbell	President, Chief Executive Officer and Chairman of the Board	59	2002	2016
Melissa J. Browne	Director	58	2007	2017(1)
J. Michael Buckley	Director	51	2005	2017(1)
Steven T. Golden	Director	63	1997	2015
Ronald H. Goodwin	Director	63	1998	2015
Mary E. Granville	Director	62	2007	2015
Charles J. Humphreys	Director	72	1971	2016
Brian W. Noonan	Director	69	1998	2017(1)
Joseph P. Reilly	Director	63	2004	2016

(1)	Each of Ms. Browne and Messrs. Buckley and Noonan are currently serving terms that expire at Pilgrim Bancshares, Inc.’s 2014 annual meeting of shareholders. We anticipate that the 2014 annual meeting of shareholders will be held prior to the closing of the offering, and that Conahasset Bancshares, Inc., the sole shareholder of Pilgrim Bancshares, Inc., will elect all three individuals for three-year terms expiring at the 2017 annual meeting of shareholders.

Director Qualifications

In considering and identifying individual candidates for director, our nominating and governance committee and our Board of Directors takes into account several factors which they believe are important to the operations of Pilgrim Bank as a community banking institution. With respect to specific candidates, the Board and the Nominating and Corporate Governance Committee assess the specific qualities and experience that such individuals possess, including: (1) overall familiarity and experience with the market areas served by Pilgrim Bank and the community groups located in such communities; (2) knowledge of the local real estate markets and real estate professionals; (3) contacts with and knowledge of local businesses operating in our market area; (4) professional and educational experience, with particular emphasis on real estate, legal, accounting or financial services; (5) experience with the local governments and agencies and political activities; (6) any adverse regulatory or legal actions involving the individual or entity controlled by the individual; (7) the integrity, honesty and reputation of the individual; (8) experience or involvement with other local financial services companies and potential conflicts that may develop; (9) the past service with Pilgrim Bank or its subsidiaries and contributions to their operations; and (10) the independence of the individual. While the Board of Directors and the Committee do not maintain a written policy on diversity which specifies the qualities or factors the Board or Committee must consider when assessing Board members individually or in connection with assessing the overall composition of the Board, the Board and Committee take into account: (1) the effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members; (2) the requisite expertise and sufficiently diverse backgrounds of the Board of Directors’ overall membership composition; and (3) the number of independent outside directors and other possible conflicts of interest of existing and potential members of the Board of Directors.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of President and Chief Executive Officer Francis E. Campbell is “independent” as defined in the listing standards of The NASDAQ Stock Market. Mr. Campbell is not independent because he is one of our executive officers.

In determining the independence of the other directors, the Board of Directors considered the following facts. During the fiscal years ended December 31, 2013 and 2012, C. J. Humphreys Law Offices, a law firm of which Director Humphreys is a partner, received payments of $2,144 and $2,931, respectively, for title insurance agent and attorney closing fees in connection with the closing of certain loans originated by Pilgrim Bank. Although these fees were paid by the borrower, Pilgrim Bank referred the law firm. The Board of Directors determined that the payment of market rates for title insurance agent and closing attorney fees does not interfere with Mr. Humphreys’ exercise of independent judgment in carrying out his responsibilities as a director. In addition, Mr. Humphreys resigned as general counsel and conveyancing attorney for Pilgrim Bank effective January 1, 2014.

The Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

Francis E. Campbell is our President and Chief Executive Officer and serves as Chairman of our Board of Directors. He has been employed with Pilgrim Bank since 1999 in a variety of roles, including CFO and Senior Loan Officer. He has served as President and Chief Executive Officer since 2002 and Chairman of the Board since 2007. Mr. Campbell has over 35 years of community banking experience. Mr. Campbell holds a degree in Business Administration from St. Michael’s College and an MBA from Suffolk University. Mr. Campbell has extensive ties to the community that support our business generation, including service with the South Shore Elder Services, Cohasset Chamber of Commerce, South Shore Chamber of Commerce, South Shore Hospital Foundation and Presidents’ Circle, Cohasset Council on Elder Affairs Advisory Board and the Jeffrey Coombs 9/11 Foundation Board of Trustees. He serves on the Board of Trustees and as Chairman of the Finance Committee for the Cooperative Banks Employees Retirement Association and is a member of the Administrative Committee of the American Banking Association America’s Community Bankers Council. He is also a member of the Massachusetts Bankers’ Association Community Bank Committee. Mr. Campbell was selected to serve as a Director because his extensive experience in a variety of roles at Pilgrim Bank and other community banking institutions provides a broad and unique perspective on the challenges facing our organization and on our business strategies and operations.

Melissa J. Browne is a principal of MJB Agency, a marketing, communications and public relations firm, and is a licensed realtor with Coastal Countryside Properties. She has over 25 years experience in the investment advisory, brokerage, mortgage banking and financial services industries. She has served as Chief Operating Officer of NAIOP Massachusetts, a real estate trade organization, Senior Vice President, Director and Partner of Colliers Meredith & Grew, a commercial real estate firm, Managing Director of Holliday Fenoglio Folwer, L.P., a national real estate capital markets intermediary, and in various roles with Lend Lease Real Estate Investments, AEW Capital Management, The Boston Company Real Estate Counsel, Inc. and The Langelier Company. Ms. Browne is also a Director of The Hingham Mutual Fire Insurance Company. She holds a bachelor’s degree in Foreign Service from Georgetown University, a CPM Designation from the Institute of Real Estate Management in Chicago, and is a licensed Massachusetts real estate salesperson. She has served in a number of roles at various community organizations, including the United Way Women’s Leadership Breakfast, the Warren Group Advisory Board, the Scituate Animal Shelter and the Francis Ouimet Scholarship Fund. She is currently a member of Cohasset’s Emergency Response Team and chair of the town’s Police Citizens Liaison Board. Ms. Browne was selected to serve as a Director because her experience in commercial real estate brings a unique perspective to our operations, particularly, her experience in marketing and public relations provides insight into our marketing efforts in the community and because her extensive involvement in our community provides insight into the needs of customers in our community, particularly real estate lending needs.

J. Michael Buckley is currently the Town Accountant for the towns of Hull and Pembroke, Massachusetts, and until 2010 served as the Finance Director of the Town of Cohasset, Massachusetts. Prior to that, he was employed by the towns of Hingham and Westport, Massachusetts. Mr. Buckley holds a Bachelor of Science in Accounting Degree from Northeastern University. Mr. Buckley was selected to serve as a Director because his extensive experience in municipal finance provides a unique perspective with respect to the preparation and review of our financial statements, the supervision of our independent auditors and the review and oversight of our financial controls and procedures and our accounting practices. In addition, his service to municipalities in our market area provides insight on the business environment and needs of customers in our market area.

Steven T. Golden is a physician, part of Cohasset Family Practice, a family medical practice that has been operating in Cohasset since 1981. This is part of Healthcare South, P.C., a primary care group practice with 10 sites where he holds the position of President and Medical Director. He holds a degree in Biology from Harvard University and a degree in medicine from the Upstate Medical School, Syracuse, New York. He is an active member of the Massachusetts Medical Society, Massachusetts Academy of Family Physicians, and the American Academy of Family Physicians. He is a diplomate of the American Board of Family Medicine and serves on numerous committees of these organizations which promote quality and cost effective medical care. He has been the school physician in Cohasset, Massachusetts for many years. Dr. Golden was selected to serve as a Director because his experience managing his own business provides insight with respect to general business operations and because his service to the community provides unique perspective on the needs of customers in our market area.

Ronald H. Goodwin is the owner of Goodwin Graphics, Inc., a screen-printing and graphics business that he founded in 1976. Mr. Goodwin studied fine arts at the Maryland Institute College of Art in Baltimore, Maryland and The School of The Museum of Fine Arts in Boston. He is a current member of the Hingham Lions Club and numerous trade associations. He has previously served as commissioner and Chairman of the Cohasset Water Department, as a Paul Harris fellow and president of the Cohasset Rotary Club, a director of the South Shore Art Center, a director of the Cohasset Chamber of Commerce and a director of Cohasset Lightkeepers Corporation. Mr. Goodwin was selected to serve as a Director because his experience founding managing his own business provides insight with respect to general business operations as well as experience reviewing financial statements.

Mary E. Granville is President of The Appraisers Collaborative. Established in 1980, the firm provides valuation and appraisal services to a wide variety of clients with respect to residential, commercial and industrial properties. Prior to that, she worked for Frank D. Pietroski, MAI, Appraisers and Consultants. She holds a degree in Education from The University of Massachusetts and is certified by the Commonwealth of Massachusetts as a Certified General Appraiser and holds both the SRA designation from The Appraisal Institute and the MRA designation from The Massachusetts Board of Real Estate Appraisers. Additionally, she has been awarded The William D. Stewart Award for outstanding contributions to the Massachusetts Board of Real Estate Appraisers. Currently, she serves as Chairman of the Cohasset Board of Assessors and is a Professional member of the Cohasset Community Garden Club. Ms. Granville also has served as a member of Compliance Committee for The Massachusetts State Board of Registration for real estate appraisers. Ms. Granville was selected to serve as Director because of extensive experience in the appraisal and valuation industries and provides a unique perspective with regard to the underwriting risks associated with our lending practices and valuable insight into trends in real estate in our market area.

Charles J. Humphreys is principal of C. J. Humphreys Law Offices, which provides legal services to businesses and individuals in our market area. Prior to founding the firm in 1978, he was an attorney with Thaxter, Beckwith, Humphreys & Henderson from 1969 to 1978. He holds a Bachelor’s degree in Economics from Boston College, and a Juris Doctor from Boston College Law School. Mr. Humphreys serves as a Director of MASSA Products Corporation, a private company. Mr. Humphreys was selected to serve as a Director because his extensive experience as a business attorney provides a unique perspective on our business and operations, because his client service and his community service provide insight into the needs of members of our community as well as economic and other trends developing in our market area and because his 43 years of service on the Board of Directors of Pilgrim Bank provide a unique insight into the challenges that might face us in a variety of economic environments.

Brian W. Noonan served as the Chief of Police of the Town of Cohasset from March 1993 until his retirement in March 2002, and on the police force of the Town of Cohasset since August 1974. Mr. Noonan is President of the Cohasset Lightkeepers Corporation and a member of the Cohasset Police Relief Association. Mr. Noonan was selected to serve as a Director because his years of service as a law enforcement officer in our community provides extraordinary insight into the economic and business needs of our community, as well as insight into where we can best serve our community in other ways, including charitable donations.

Joseph P. Reilly has been the owner and principal of Joseph P. Reilly Inc., a consulting firm providing tax, accounting and other services to small businesses, for 19 years. He holds a Bachelor of Arts degree from Boston College and an MBA from the University of Rhode Island. Mr. Reilly serves on the Board of Directors of MASSA Products Corporation, a private company. Mr. Reilly was selected to serve as a Director because his experience managing his own business and his experience providing tax and accounting services provides insight with respect to general business operations as well as experience reviewing financial statements.

Executive Officers Who Are Not Directors:

Christopher G. McCourt has been employed by Pilgrim Bank since 2011 and is currently serving as Senior Vice President, Chief Financial Officer and Treasurer. He has over 30 years of experience in the financial services industry, having served in various financial positions at Bank of America from 2004 to 2011 and at Fleet Bank and its predecessors from 1982 to 2004. Mr. McCourt holds a degree in Accounting and Marketing from Boston College, and an MBA from Bentley University. His responsibilities include the management and supervision of Pilgrim Bank’s accounting and financial reporting and retail division and consumer lending. Mr. McCourt oversees the preparation of financial statements and budgets, capital planning initiatives, and the asset/liability and investment management function. Mr. McCourt volunteers for the Friends of the Homeless of the South Shore and the Scituate Community Christmas organization.

Joan A. MacIntyre has been employed by Pilgrim Bank since 2008, and is currently serving as Senior Vice President of Operations. She has previously served as Controller and Vice President of Internal Audit of Pilgrim Bank. Ms. MacIntyre has over 33 years of experience in the financial services industry and community banking. She previously served as Vice President, Director of Risk Management at Finance and Thrift Co., Porterville, California, from 2005 to 2008, and, before that, as a banking consultant from 1996 to 2005. Ms. MacIntyre holds a degree in History and Political Science from Bridgewater University. She is responsible for overseeing Pilgrim Bank’s overall back office deposit and loan operations, as well as information technology and compliance. Ms. MacIntyre is also the BSA Officer. Ms. MacIntyre is a major contributor to the Plymouth, MA, Salvation Army and is a supporter of the Leukemia and Lymphoma Society. In previous years, Ms. MacIntyre was a member of the Bank’s Relay for Life Team, assisting at the annual events and donating items to be raffled.

Nancy J. Joseph is the Vice President of Residential Lending and has been employed by Pilgrim Bank since 2003, previously serving as Assistant Vice President of Residential Lending. Ms. Joseph has 27 years of experience in community banking. She previously served as Assistant Vice President, Mortgage Servicing Manager at People’s Bank from 1993 to 2002. She is responsible for overseeing the origination, underwriting, processing and collections of our one- to four-family residential mortgage loan portfolio. Ms. Joseph has been involved with a number of charitable organizations throughout her career, including Habitat for Humanity out of Buzzards Bay, Relay for Life in both Cohasset and Marion, A Helping Paw in Wareham, Credit for Life – a High School Program at Massasoit Community College, Labs4Rescue, and Junior Achievement in New Bedford. Ms. Joseph is also a Massachusetts Notary Public.

Stephen K. Lucitt joined Pilgrim Bank as the Vice President of Commercial Lending in 2012. Mr. Lucitt has more than 20 years of experience in community banking. Prior to that, he served as Vice President and Commercial Loan Officer of Mercantile Bank from 2003 to 2012. Mr. Lucitt holds a degree in Business Administration from the University of Southern California, an MBA from Suffolk University, and a post-graduate degree from Stonier Graduate School of Banking. He is responsible for overseeing the origination, underwriting, credit administration and management of our commercial loan portfolio. Mr. Lucitt has been recognized by the U.S. Small Business Administration as the top lender in Massachusetts for his role in implementing the Americas Recovery Capital (ARC) Loan Program and was awarded the Corporate Partner at Work by Interseminarian Project Place of Boston for his work to help end homelessness. He has served on Boards of Non-Profits such as the Dianne DeVanna Center and volunteers for various local community organizations including Habitat for Humanity, the American Red Cross, the Community Re-entry for Women (CREW) Program and the Pine Street Inn. Mr. Lucitt has also developed and presented financial literacy programs to Family Services of Greater Boston and Boston school students. He has served as President of the USC New England Alumni Club and is active in the South Shore Chamber of Commerce and the Cohasset Chamber of Commerce.

Edward T. Mulvey is the Clerk of Pilgrim Bank and the Secretary of Pilgrim Bancshares, Inc. He has served in that role since 2008. He also served in a variety of other roles at Pilgrim Bank, including Chairman, President and Chief Executive Officer, in more than 50 years of service to the organization. Mr. Mulvey retired in 2000 as Chief Executive Officer, retired as Chairman in 2007, and retired as a Director in 2008. Most recently, Mr. Mulvey served as President of South Shore Elder Services and is a member of the Board of Directors of Cohasset Council on Elder Affairs.

Meetings and Committees of the Board of Directors of Pilgrim Bank

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2013, the Board of Directors of Pilgrim Bank had 12 regular meetings, three special meetings and one annual meeting. Set forth below is a brief description of the standing committees of the Board of Directors of Pilgrim Bank and their current membership.

The audit committee is currently comprised of Directors Reilly (Chairman), Buckley, Goodwin and Humphreys. The audit committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (i) the integrity of the financial reporting process, the systems of internal control, the audit process, and the financial statements and reports of Pilgrim Bank, (ii) the performance of the internal audit function, and (iii) compliance with laws and regulatory requirements. The audit committee is also directly responsible for the appointment, compensation and oversight of Pilgrim Bank’s independent auditor. The audit committee met 12 times during the year ended December 31, 2013.

The nominating committee rotates annually, and for the year ended December 31, 2013 was comprised of Directors Campbell (Chairman), Granville and Noonan. For 2014, the committee is comprised of Directors Campbell (Chairman), Golden and Goodwin. The nominating committee is responsible for (i) identifying, screening, recruiting and presenting director and corporator candidates to the Board of Directors, and (ii) recommending directors for membership on the various committees of the Board of Directors. The nominating committee met three times during the year ended December 31, 2013.

The compensation committee is currently comprised of Directors Reilly (Chairman), Browne and Buckley. The compensation committee is responsible for (i) establishing Pilgrim Bank’s general compensation philosophy, (ii) developing and implementing compensation, benefits and perquisite programs, (iii) approving and evaluating compensation plans, policies and programs for the Chief Executive Officer, (iv) recommending levels of compensation for directors, (v) evaluating the performance of the Chief Executive Officer, and (vi) recommending to the Board of Directors the discretionary contribution to be made under Pilgrim Bank’s 401(k) plan. The compensation committee met four times during the year ended December 31, 2013.

The security committee is comprised of at Directors Granville (Chairman), Campbell, Browne and Noonan. The security committee performs the functions of an executive committee and a loan committee of the Pilgrim Bank. The security committee monitors our investment and borrowing activity, personnel issues, capital expenditures, asset/liability strategies, personnel issues and corporate governance; makes policy recommendations; and assists the Board of Directors in maintaining and monitoring the quality of loan portfolio and the supervision of the safe and sound operation of Pilgrim Bank’s lending operations. The security committee is responsible for (i) reviewing and approving credit requests in excess of credit limits authorized for loan officers and senior management, (ii) reviewing and recommending to the Board of Directors loan requests from directors or other insiders, (iii) reviewing all loans in excess of a designated amount that were approved within the credit limits authorized for loan officers and senior management, (iv) implementing and evaluating the overall corporate governance policies for Pilgrim Bank, and (v) reviewing and presenting changes to the bylaws of Pilgrim Bank for the Board of Directors’ consideration and approval. The security committee met 19 times during the year ended December 31, 2013.

Meetings and Committees of the Board of Directors of Pilgrim Bancshares, Inc.

The Board of Directors of Pilgrim Bancshares, Inc. has met one time since the incorporation of Pilgrim Bancshares, Inc. to address certain organizational matters, and has established the following standing committees: the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee. Each of these committees will operate under a written charter, which governs their composition, responsibilities and operations.

The Audit Committee will be responsible for supervising Pilgrim Bancshares, Inc.’s accounting, financial reporting and financial control processes. Generally, the Audit Committee will oversee management’s efforts with respect to the quality and integrity of our financial information and reporting functions and the adequacy and effectiveness of our system of internal accounting and financial controls. The Audit Committee will also review the independent audit process and the qualifications of the independent registered public accounting firm.

The Audit Committee will be comprised of Directors Reilly (Chairman), Buckley, Goodwin and Humphreys. We intend that each member of the Audit Committee will be deemed to be “independent” as defined in the Nasdaq corporate governance listing standards and will satisfy the additional independence requirements of applicable Securities and Exchange Commission rules.

The Audit Committee will have sole responsibility for engaging our registered public accounting firm. Based on its review of the criteria of an “audit committee financial expert” under the rules adopted by the Securities and Exchange Commission, our board of directors believes that Mr. Buckley qualifies as an “audit committee financial expert” under applicable Securities and Exchange Commission rules.

The Nominating and Corporate Governance Committee will meet at least annually in order to recommend candidates for membership on our board of directors. The Nominating and Corporate Governance Committee will also be responsible for reviewing board and committee composition and establishing corporate governance policies and procedures. The Nominating and Corporate Governance Committee will be comprised of Directors Golden (Chairman), Goodwin and Noonan.

The Compensation Committee will establish Pilgrim Bancshares, Inc.’s compensation policies and will review compensation matters. The Compensation Committee will be comprised of Directors Reilly (Chairman), Browne and Buckley.

Board Structure and Risk Oversight

Our Board of Directors is chaired by Francis E. Campbell, who is also our President and Chief Executive Officer. We believe our governance structure is appropriate given the size, limited market area and relatively non-complex operating philosophy of our organization. In addition, we have never engaged in a transaction with any affiliate of Mr. Campbell. As President and Chief Executive Officer of Pilgrim Bank, and having been employed by Pilgrim Bank in various roles for 15 years, Mr. Campbell is well positioned to understand the challenges faced by our organization. As a result, he can set our strategic direction, provide day-to-day leadership, and also set the agenda of the Board of Directors. We understand the risk that an inside Chairman could theoretically manage the Board of Directors’ agenda to limit the consideration of important issues relating to management.

To minimize the risk involved with having a joint Chairman and Chief Executive Officer, the independent directors will meet in executive sessions periodically to discuss certain matters such as the chief executive officer’s performance and his annual compensation as well as our independent audit and internal controls. In addition, we have appointed Steven T. Golden, who has served as a director of Pilgrim Bank since 1997, as our lead independent director. The lead independent director provides a source of leadership that is complimentary to that provided by the Chairman, but is independent of management. The lead independent director is responsible for providing input with respect to the preparation of agendas for meetings of the Board of Directors and committees, working with the Chairman and the corporate secretary to ensure that the Board of Directors has adequate resources and information to support its activities, serving as chair of Board of Directors meetings in the Chairman’s absence, educating the Board of Directors as to its responsibilities, chairing meetings of the independent directors and serving as a liaison between the Board of Directors and management and among individual directors. We intend to rotate the position of lead independent director every three years.

The Board of Directors is actively involved in oversight of risks that could affect Pilgrim Bancshares, Inc. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within Pilgrim Bancshares, Inc. as well as through internal and external audits. Risks relating to the direct operations of Pilgrim Bank are further overseen by the Board of Directors of Pilgrim Bank, who are the same individuals who serve on the Board of Directors of Pilgrim Bancshares, Inc. The Board of Directors of Pilgrim Bank also has additional committees that conduct risk oversight separate from Pilgrim Bancshares, Inc. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

Corporate Governance Policies and Procedures

In addition to establishing committees of our board of directors, Pilgrim Bancshares, Inc. will adopt several policies to govern the activities of both Pilgrim Bancshares, Inc. and Pilgrim Bank including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our Board of Directors;

•	the establishment and operation of board committees, including audit, nominating and compensation committees;

•	convening executive sessions of independent directors; and

•	our Board of Directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to, or earned by, Mr. Campbell, who serves as our Chairman, President and Chief Executive Officer, Mr. McCourt, who serves as our Senior Vice President, Chief Financial Officer and Treasurer and Ms. MacIntyre, who serves as our Senior Vice President of Operations for the year ended December 31, 2013. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended December 31, 2013
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	All Other Compensation(2) ($)	Total ($)

Francis E. Campbell Chairman, President and Chief Executive Officer	2013	230,000	30,000	26,160	286,160

Christopher G. McCourt Senior Vice President, Chief Financial Officer and Treasurer	2013	126,700	9,000	6,751	142,451

Joan A. MacIntyre Senior Vice President of Operations	2013	115,000	9,000	6,142	130,142

(1)	Represents a discretionary bonus payment awarded to each Named Executive Officer. Please see “Executive Compensation-Bonus Program” for further details regarding the performance metrics used by the Compensation Committee to determine each Named Executive Officer’s discretionary bonus payment.
(2)	The amounts reflect what we have paid to, or reimbursed, the applicable Named Executive Officer for various benefits which we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately below.

All Other Compensation
Name	Year	Perquisites(1) ($)	Employer Matching Contribution to 401(k) Plan(2) ($)	Total ($)
Francis E. Campbell	2013	13,352	12,808	26,160
Christopher G. McCourt	2013	—	6,751	6,751
Joan A. MacIntyre	2013	—	6,142	6,142

(1)	For Mr. Campbell, $9,000 of his total perquisites are attributable to a car allowance provided to him by Pilgrim Bank. For the year ended December 31, 2013, neither Mr. McCourt nor Ms. MacIntyre received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000.
(2)	Represents the profit sharing contribution made by Pilgrim Bank to the Named Executive Officer’s 401(k) plan account for the plan year.

Employment and Change in Control Agreements

Proposed Employment Agreement with Francis E. Campbell. In connection with the conversion and offering, Pilgrim Bank intends to enter into an employment agreement with Mr. Campbell. The employment agreement has an initial term of three years. At least 60 days prior to the anniversary date of the agreement, the disinterested members of the Board of Directors must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreement for an additional year or determine not to extend the term of the agreement. If the Board of Directors determines not to extend the term, it must notify Mr. Campbell at least 30 days, but not more than 60 days, prior to such date.

The employment agreement will provide Mr. Campbell with a base salary of $245,000. The base salary may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition to base salary, Mr. Campbell will be entitled to participate in any bonus programs and benefit plans that are made available to management employees, and will be reimbursed for all reasonable business expenses incurred.

In the event of Mr. Campbell’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of his resignation for “good reason,” he will receive a severance payment equal two times his highest annual rate of base salary payable during the calendar year of his date of termination or any of the three calendar years immediately preceding his date of termination. Such payment will be payable in a lump sum within 30 days following Mr. Campbell’s date of termination. In addition, Mr. Campbell will be entitled receive from Pilgrim Bank continued life insurance and non-taxable medical and dental insurance coverage under the same cost-sharing arrangements that apply for active employees of Pilgrim Bank. Such coverage will cease upon the earlier of: (i) the date which is two years after Mr. Campbell’s date of termination or (ii) the date on which Mr. Campbell receives substantially similar benefits from another employer. For purposes of the employment agreements, “good reason” is defined as: (i) a material reduction in base salary or benefits (other than reduction by Pilgrim Bank that is part of a good faith, overall reduction of such benefits applicable to all employees); (ii) a material reduction in Mr. Campbell’s duties or responsibilities; (iii) a relocation of Mr. Campbell’s principal place of employment by more than 25 miles from Pilgrim Bank’s main office location; or (iv) a material breach of the employment agreement by Pilgrim Bank.

If Mr. Campbell’s involuntary termination of employment other than for cause, disability or death or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Pilgrim Bancshares, Inc. or Pilgrim Bank, he would be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to three times the sum of his highest annual rate of base salary payable during the calendar year of his date of termination or either of the three calendar years immediately preceding his date of termination. Such payment will be payable in a lump sum within 30 days following Mr. Campbell’s date of termination. In addition, Mr. Campbell would be entitled, at no expense, to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is three years after his date of termination or (ii) the date on which he receives substantially similar benefits from another employer.

In addition, should Mr. Campbell become disabled, he will entitled to disability benefits, if any, provided under a long-term disability plan sponsored by Pilgrim Bank. In the event of Mr. Campbell’s death while employed, his beneficiaries will be paid his base salary for one year following death, and his family will continue to receive non-taxable medical and dental coverage for one year thereafter.

Upon any termination of employment that would entitle Mr. Campbell to a severance payment (other than a termination in connection with a change in control), Mr. Campbell will be required to adhere to one-year non-competition and non-solicitation covenants.

Proposed Change in Control Agreements with Christopher G. McCourt and Joan A. MacIntyre. In connection with the conversion and offering, Pilgrim Bank intends to enter into change in control agreements with Mr. McCourt and Ms. MacIntyre. The agreements have an initial term of two years. At least 60 days prior to the anniversary date of the agreements, the disinterested members of the Board of Directors must conduct a comprehensive performance evaluation and affirmatively approve any extension of the agreements for an additional year or determine not to extend the term of the agreement. If the Board of Directors determines not to extend the term, it must notify the executive at least 30 days, but not more than 60 days, prior to such date.

In the event of the executive’s involuntary termination of employment other than for cause, disability or death, or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Pilgrim Bancshares, Inc. or Pilgrim Bank, the executive would be entitled to a severance payment equal to two times his or her highest annual rate of base salary payable during the calendar year of the executive’s date of termination or either of the two calendar years immediately preceding his or her date of termination. Such payment will be payable in a lump sum within 30 days following the executive’s date of termination. In addition, the executive would be entitled to the continuation of substantially comparable life insurance and non-taxable medical and dental insurance coverage until the earlier of: (i) the date which is two years after his or her date of termination or (ii) the date on which the executive receives substantially similar benefits from another employer.

Notwithstanding the foregoing, the payments required under the agreements will be reduced to the extent necessary to avoid penalties under Code Section 280G. For purposes of the change in control agreements, “good reason” is defined as: (i) a material reduction in the executive’s base salary or benefits (other than reduction by Pilgrim Bank that is part of a good faith, overall reduction of such benefits applicable to all employees); (ii) a material reduction in the executive’s duties or responsibilities; (iii) a relocation of the executive’s principal place of employment by more than 25 miles from Pilgrim Bank’s main office location; or (iv) a material breach of the agreements by Pilgrim Bank.

Bonus Program

Discretionary Bonus. Bonus amounts for Mr. Campbell have historically been determined on a discretionary basis by the Board of Directors following a review of performance of both Pilgrim Bank and Mr. Campbell. In 2013, company-wide performance objectives focused on growth, expense control and asset quality, which are customary metrics used by similarly-situated financial institutions in measuring performance. Mr. Campbell’s individual-based performance objectives were based on his responsibilities and contributions to Pilgrim Bank’s successful operation. Based on the foregoing, for the year ended December 31, 2013, Mr. Campbell received a bonus of $30,000.

For other executives, including Mr. McCourt and Ms. MacIntyre, each year Pilgrim Bank establishes a bonus pool equal to a percentage of Pilgrim Bank’s earnings during its fiscal year. The percentage amount is determined based on Pilgrim Bank’s return on assets during the same fiscal year of Pilgrim Bank. The allocation of the bonus pool to the executives is determined on a discretionary basis by the President and Chief Executive Officer. Criteria used in determining the allocations include the executive’s responsibilities and contributions to Pilgrim Bank’s successful operation, seniority and base salary. Based on the foregoing, for the ended December 31, 2013, Mr. McCourt and Ms. MacIntyre received a bonus of $9,000 and $9,000, respectively, in recognition of their performance and efforts.

Executive Annual Incentive Plan. In connection with the conversion and offering, Pilgrim Bank intends to adopt an executive annual incentive plan, which will supersede and replace the discretionary bonus arrangement described above and better align the interests of the executives of Pilgrim Bank with the overall performance of Pilgrim Bank and Pilgrim Bancshares, Inc.

Employees selected by the Compensation Committee, which will include the Named Executive Officers, are eligible to participate in the plan. For each plan year (which is the calendar year), each participant will receive an award agreement, which will provide the annual bonus award amount, designated as a percentage of base salary, and the performance objectives that must be satisfied for the participant to receive the annual bonus award. The specific performance objectives will be determined annually by the Compensation Committee, but generally include objective performance targets on financial performance, growth, asset quality and risk management and subjective performance objectives, such as particular qualitative factors for the participant, based on his or her duties to Pilgrim Bank. Each performance objective will specify level of achievements at “threshold,” “target” and “maximum” levels and will be weighted by priority as a percentage of the total annual bonus award payable to the participant.

The annual bonus award will be payable to each participant in a cash lump sum within 2.5 months following the end of each plan year, to the extent the performance objectives are determined to be satisfied by the Compensation Committee.

Benefit Plans

401(k) Plan. Pilgrim Bank currently maintains the Cooperative Banks Employees Retirement Association (CBERA) 401(k) Plan, which is a multiple employer tax-qualified profit sharing plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code (“401(k) Plan”). All employees who have attained age 21 and have completed three months of employment during which they worked at least 250 hours are eligible to participate.

A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax and after-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2014, the salary the pre-tax deferral contribution limit is $17,500 provided, however, that a participant over age 50 may contribute, on a pre-tax basis, an additional $5,500 to the 401(k) Plan. In addition to salary deferral contributions, the 401(k) Plan provides that Pilgrim Bank will make a matching contribution to each participant’s account equal to 100% of the participant’s contribution, up to 5% of the participant’s pre-tax and after-tax contributions. A participant is always 100% vested in his or her salary deferral contributions. However, a participant will become 100% vested in his or her employer matching contributions after three years of vesting service (which is a three-year cliff vesting schedule). The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options.

Generally, a participant (or participant’s beneficiary) may receive a distribution from his or her vested account at retirement, age 59 1⁄2 (while employed with Pilgrim Bank), death, disability or termination of employment, and elect for the distribution to be paid in the form of a lump sum, annuity or installment payments.

Defined Benefit Plan. Pilgrim Bank currently maintains the Cooperative Banks Employees Retirement Association (CBERA) Defined Benefit Plan, which is a multiple employer tax-qualified defined benefit pension plan (the “Defined Benefit Plan”). In connection with the conversion and offering, Pilgrim Bank froze the Defined Benefit Plan such that no benefits will continue to accrue under, and no new participants are eligible to participate in, the Defined Benefit Plan.

The normal retirement benefit formula under the plan provides for a benefit, payable at age 65 as a lifetime annuity, equal to: (i) 0.50% of the participant’s “final average compensation,” multiplied by total years of service, plus (ii) 0.50% of the participant’s “covered compensation,” multiplied by total years of service. “Final average compensation” is the participant’s highest three consecutive calendar years’ compensation while participating in the plan. “Covered compensation” means the average Social Security Wage Base (as published by the Social Security Administration) during the 35 years prior to the participant’s Social Security retirement date. A participant will vest in his or her benefit under the plan at a rate of 20% per year after the completion of two years of credited service, such that the participant will be 100% vested upon completion of six years of credited services. The normal retirement benefit is payable in the form either a single life annuity or a joint and survivor annuity, as elected by the participant. Notwithstanding the foregoing, each participant’s normal retirement benefit will be calculated as of the effective date of the freezing of the Defined Benefit Plan.

A participant may elect to retire early and received a benefit under the plan if he or she attains: (i) age 62; (ii) age 55, with at least five years of service or (iii) age 50, with at least 15 years of service. The normal retirement benefit will be calculated based on the participant’s years of service and final average compensation at termination.

Employee Stock Ownership Plan. Effective January 1, 2014, Pilgrim Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2014 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of Pilgrim Bancshares, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Pilgrim Bancshares, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Pilgrim Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 30-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among the participants’ accounts on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year, beginning after the completion of their second year of service, such that the participants will be 100% vested upon completion of six years of credited services. Participants who were employed by Pilgrim Bank immediately prior to the conversion will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon severance from employment. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Pilgrim Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of Pilgrim Bancshares, Inc. common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Pilgrim Bancshares, Inc.’s earnings.

Supplemental Executive Retirement Plan. In connection with the conversion and offering, Pilgrim Bank intends to adopt a supplemental executive retirement plan (the “SERP”). The SERP is a non-qualified retirement plan that provides supplemental retirement benefits to participants who are key employees. Each employee designated by the Compensation Committee is eligible to participate in the SERP, and will begin participation by entering into participation agreement with Pilgrim Bank. It is expected that Mr. Campbell will be the only participant in the SERP.

Under the SERP, Pilgrim Bank will establish a bookkeeping account on behalf of each participant. At the end of each plan year, Pilgrim Bank will contribute a fixed dollar amount to the participant’s account equal to a percentage of the participant’s base salary (the “annual contribution”). Mr. Campbell’s annual contribution is expected to equal 17.5% of his base salary. Pilgrim Bank may also provide a discretionary contribution to a participant’s account. The participant’s account will earn interest each year at the Five Year Treasury Rate in effect on the first business day of each plan year, plus 100 basis points. Each participant will vest in his or her account balance in accordance with the vesting schedule provided in the participation agreement. However, the participant’s account balance will become 100% vested in the event of his or her attainment of the benefit age set forth in the participation agreement, death, disability or involuntary or constructive termination of employment without cause following a change in control of Pilgrim Bank or Pilgrim Bancshares, Inc.

The participant’s vested account balance will be distributed upon the earlier of the participant’s: (i) attainment of the benefit age; (ii) death; (iii) disability or (iv) termination of employment without cause, and will be payable in a cash lump sum. With regards to payment upon attainment of the benefit age or termination of employment, the participant can elect for the benefit to be payable in equal annual installments not to exceed 10 years.

In the event of the participant’s involuntary or constructive termination of employment without cause within two years following a change in control, the participant’s account will be increased by an amount equal to three annual contributions, calculated based on the most recent annual contribution made to the participant’s account.

If a participant receives a benefit under the SERP (other than in connection with a change in control), the participant will be required to adhere to one-year non-competition and non-solicitation covenants.

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2013.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	All Other Compensation(1) ($)	Total ($)
Melissa J. Browne	25,900	—	25,900
J. Michael Buckley	22,250	—	22,250
Steven T. Golden	11,200	—	11,200
Ronald H. Goodwin	17,550	—	17,550
Mary E. Granville	23,050	—	23,050
Charles J. Humphrey	16,600	—	16,600
Brian W. Noonan	22,000	—	22,000
Joseph P. Reilly	22,250	—	22,250

(1)	No director received any perquisites or benefits, in the aggregate, that was equal to or greater than $10,000.

Director Fees

All directors received fees per board and committee meetings attended for the fiscal year ended December 31, 2013. Each director was paid $800 for each board meeting attended. In addition, members of the Compensation Committee historically have been paid an annual stipend of $1,500. Beginning in December 2013, members of the Compensation Committee meeting began receiving an additional fee of $600 per meeting, and will no long receive the annual stipend. Pilgrim Bancshares, Inc. expects to pay each director an additional annual retainer of $2,500, except that the Lead Independent Director will receive an annual retainer of $7,500.

Benefits to be Considered Following Completion of the Offering

Following the offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based benefit plan will not be established sooner than six months after the offering and, if adopted within one year after the offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Pilgrim Bancshares, Inc. If the stock-based benefit plan is established after one year after the offering, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

If the stock-based benefit plan is adopted within the first year following the conversion, the rights must vest on an equal installment basis at a rate not to exceed 20% per year. If the stock-based benefit plan is adopted more than one year but less than three years following the conversion offering, the rights must vest on an equal installment basis over a period of not less than three years following establishment of the stock-based benefit plan. In addition, any stock-based benefit plan established or maintained, as applicable, during the three years following the close of the conversion will include provisions that comport with additional requirements, including the following:

•	the duration of rights granted under the stock-based benefit plan must be limited, and in no event shall the exercise period exceed ten years;

•	the exercise price of stock rights shall not be less than the fair market value of the stock at the time that the rights are granted;

•	rights under the plan must be exercised or expire within a reasonable time after termination or separation as an active officer, employee, or director; and

•	stock-based benefit plan must contain a provision allowing our primary federal regulator to direct the institution to require plan participants to exercise or forfeit their stock rights.

We have not yet determined whether we will present the stock-based benefit plan for stockholder approval within one year following the completion of the conversion or whether we will present this plan for stockholder approval more than one year after the completion of the conversion. In the event of changes in applicable regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Pilgrim Bank, to their executive officers and directors in compliance with federal banking regulations. Federal regulations generally require that all loans or extensions of credit to executive officers, directors, immediate family members of executive officers and directors, or organizations with which executive officers and directors are affiliated, be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to Pilgrim Bank, and not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2013, all of our loans to directors and executive officers were in compliance with such federal regulations. In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our executive officers and directors and their related entities was $751,000 at December 31, 2013. As of December 31, 2013, these loans were performing according to their original terms.

Other Transactions. Since the beginning of our last fiscal year, there have been no transaction and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers and their associates, and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 86,200 shares of common stock, equal to 6.15% of the number of shares of common stock to be sold in the offering at the minimum of the offering range (excluding shares issued to our charitable foundation), assuming shares are available. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name and Title	Number of Shares(1)	Aggregate Purchase Price(1)	Percent at Minimum of Offering Range

Francis E. Campbell, President, Chief Executive Officer and Chairman of the Board	11,050	$110,500	*
Melissa J. Browne, Director	5,000	50,000	*
J. Michael Buckley, Director	2,150	21,500	*
Steven T. Golden, Director	10,000	100,000	*
Ronald H. Goodwin, Director	10,000	100,000	*
Mary E. Granville, Director	18,000	180,000	1.28%
Charles J. Humphreys, Director	1,000	10,000	*
Brian W. Noonan, Director	5,000	50,000	*
Joseph P. Reilly, Director	11,000	110,000	*
Christopher G. McCourt, Senior Vice President, Chief Financial Officer and Treasurer	1,500	15,000	*
Joan A. MacIntyre, Senior Vice President of Operations	1,000	10,000	*
Nancy J. Joseph, Vice President of Residential Lending	4,000	40,000	—
Stephen K. Lucitt, Vice President of Commercial Lending	1,500	15,000	*
Edward T. Mulvey, Clerk	5,000	50,000	*

All directors and officers as a group (15 persons)	86,200	$862,000	6.15%

*	Less than 1%.
(1)	Includes purchases by the named individual’s spouse and other relatives of the named individual living in the same household. Other than as set forth above, the named individuals are not aware of any other purchases by a person who or entity that would be considered an associate of the named individuals under the plan of conversion.

THE CONVERSION AND PLAN OF DISTRIBUTION

The Board of Trustees of Conahasset Bancshares, MHC has approved the plan of conversion. The plan of conversion must also be approved by Conahasset Bancshares, MHC’s members. A special meeting of members has been called for this purpose. In addition, the merger of Conahasset Bancshares, MHC with and into Conahasset Bancshares, Inc. must be approved by the corporators of Conahasset Bancshares, MHC. A special meeting of the corporators has been called for this purpose. The Federal Reserve Board and the Massachusetts Commissioner of Banks have conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by the Federal Reserve Board or the Massachusetts Commissioner of Banks.

General

The Board of Trustees of Conahasset Bancshares, MHC adopted the plan of conversion on February 25, 2014. Pursuant to the plan of conversion, Conahasset Bancshares, MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In connection with the conversion, we have organized a new Maryland stock holding company named Pilgrim Bancshares, Inc. When the conversion is completed, all of the capital stock of Pilgrim Bank will be owned by Pilgrim Bancshares, Inc., and all of the common stock of Pilgrim Bancshares, Inc. will be owned by public stockholders.

We intend to retain between $4.9 million and $7.1 million of the net proceeds of the offering, or $8.4 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to Pilgrim Bank. The conversion will be consummated only upon the issuance of at least 1,402,500 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan that we are establishing in connection with the conversion and supplemental eligible account holders. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons (including trusts of natural persons) residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval, to the extent such approvals are required, of the Federal Reserve Board. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of Pilgrim Bancshares, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each branch office of Pilgrim Bank and at the Federal Reserve Bank of Boston. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Beginning in 2008 we were impacted by the steep economic downturn, including significant declines in real estate values in our market area, and experienced higher than normal levels of loan delinquencies and foreclosures. Additionally, the significant changes in the financial services industry that have occurred in recent years as a result of the collapse of the financial markets in 2008 and the severe nationwide economic recession that followed, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. We believe that Pilgrim Bank will be better equipped to address these challenges by raising additional capital and adopting the stock holding company structure.

Our primary reasons for converting and raising additional capital through the offering are:

•	to improve our capital position during a period of economic, regulatory and political uncertainty for the financial services industry and to assure compliance with regulatory capital requirements;

•	to support organic loan and deposit growth beyond levels possible utilizing retained earnings;

•	to improve profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	to invest in new technologies that will enable the expansion and enhancement of products and services we offer to our customers;

•	to have greater flexibility to access the debt and equity capital markets;

•	to attract, retain and incentivize qualified personnel by establishing stock-based benefit plans for management and employees;

•	establish a charitable foundation to support charitable organizations operating in our communities and fund the foundation with cash and shares of our common stock;

•	to provide customers and members of the community with the opportunity to acquire an ownership interest in Pilgrim Bank; and

•	to have greater flexibility to structure and finance opportunities for expansion into new markets, including through de novo branching, branch acquisitions or acquisitions of other financial institutions, although we have no current arrangements or agreements with respect to any such transactions.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial services companies or branch offices, and there can be no assurance that we will be able to consummate any acquisitions or establish any new branches.

We believe that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while remaining an independent community-oriented institution.

As of December 31, 2013, Pilgrim Bank was considered “well capitalized” for regulatory purposes.

Approvals Required

The Board of Trustees of Conahasset Bancshares, MHC has approved the plan of conversion and the establishment and funding of the charitable foundation. The Federal Reserve Board has approved the application that includes the plan of conversion. We have filed an application with respect to the conversion with the Massachusetts Commissioner of Banks, and the Massachusetts Commissioner of Banks has authorized us to commence the offering. However, the final approval of the Massachusetts Commissioner of Banks is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the Massachusetts Commissioner of Banks does not constitute a recommendation or endorsement of the plan of conversion.

The affirmative vote of a majority of the total votes of members of Conahasset Bancshares, MHC eligible to be cast at the special meeting of members is required to approve the plan of conversion. A special meeting of members of Conahasset Bancshares, MHC to consider and vote upon the plan of conversion has been set for [member meeting date], 2014. In addition, the affirmative vote of two-thirds of the total votes of the corporators of Conahasset Bancshares, MHC eligible to be case is required to approve the merger of Conahasset Bancshares, MHC with and into Conahasset Bancshares, Inc. A special meeting of corporators of Conahasset Bancshares, MHC to consider and vote upon the merger of Conahasset Bancshares, MHC with and into Conahasset Bancshares, Inc. has been set for [corporator meeting date], 2014.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a Massachusetts chartered co-operative bank and will continue to be regulated by the Massachusetts Commissioner of Banks and the FDIC after the conversion. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Pilgrim Bank at the time of the conversion will be the directors of Pilgrim Bank and of Pilgrim Bancshares, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Pilgrim Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion, and each such account will continue to be insured in full for amounts in excess of FDIC limits by the excess insurer of co-operative bank deposits, the Share Insurance Fund. Depositors will continue to hold their existing certificates, statement savings and other evidences of their accounts.

Effect on Loans. No loan outstanding from Pilgrim Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors have voting rights in Conahasset Bancshares, MHC only in the context of a minority offering or full conversion of Conahasset Bancshares, MHC. Upon completion of the conversion, depositors will no longer have voting rights. Upon completion of the conversion, all voting rights in Pilgrim Bank will be vested in Pilgrim Bancshares, Inc. as the sole stockholder of Pilgrim Bank. The stockholders of Pilgrim Bancshares, Inc. will possess exclusive voting rights with respect to Pilgrim Bancshares, Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Pilgrim Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Pilgrim Bank has both a deposit account in Pilgrim Bank and a pro rata ownership interest in the net worth of Conahasset Bancshares, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Conahasset Bancshares, MHC and Pilgrim Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Conahasset Bancshares, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Conahasset Bancshares, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a co-operative bank that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest in the mutual holding company, which has realizable value only in the unlikely event that the co-operative bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the mutual holding company after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, depositors as of December 31, 2012 and March 31, 2014 will receive an interest in liquidation accounts maintained by Pilgrim Bancshares, Inc. and Pilgrim Bank in an aggregate amount equal to Conahasset Bancshares, MHC’s total equity as reflected in the latest statement of financial condition used in this prospectus. Pilgrim Bancshares, Inc. and Pilgrim Bank will hold the liquidation accounts for the benefit of depositors as of December 31, 2012 and March 31, 2014 who continue to maintain deposits in Pilgrim Bank after the conversion. The liquidation accounts would be distributed to depositors as of December 31, 2012 and March 31, 2014 who maintain their deposit accounts in Pilgrim Bank only in the event of a liquidation of (a) Pilgrim Bancshares, Inc. and Pilgrim Bank or (b) Pilgrim Bank. The liquidation account in Pilgrim Bank would be used only in the event that Pilgrim Bancshares, Inc. does not have sufficient assets to fund its obligations under its liquidation account. The total obligation of Pilgrim Bancshares, Inc. and Pilgrim Bank under their respective liquidation accounts will never exceed the dollar amount of Pilgrim Bancshares, Inc.’s liquidation account as adjusted from time to time pursuant to the plan of conversion and applicable regulations. See “—Liquidation Rights.”

Effects of Conversion on Corporators

The board of corporators of Conahasset Bancshares, MHC will cease to exist upon the consummation of the conversion.

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC will receive a fee of $40,000, and will be reimbursed for its expenses up to $7,500. We have agreed to indemnify RP Financial, LC and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

RP Financial, LC has estimated that, as of February 14, 2014, the estimated pro forma market value of Pilgrim Bancshares, Inc., assuming the establishment and funding of our new charitable foundation with a total contribution of a total of $725,000, such contribution to consist of a number of shares of our common stock equal to 3.0% of the shares sold in the offering (42,075 shares or $420,750 in stock at the minimum offering and 56,925 shares or $569,250 in stock at the maximum offering, or up to 65,464 shares or $654,640 in stock at the adjusted maximum offering) and the remainder in cash ($304,250 at the minimum offering and $155,750 at the maximum offering, or $70,360 at the adjusted maximum), ranged from $14.4 million to $19.5 million, with a midpoint of $17.0 million, subject to increase up to $22.5 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 1,402,500 shares to 1,897,500 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach.

RP Financial, LC also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The appraisal is based in part on an analysis of a peer group of ten publicly traded savings institutions that RP Financial, LC considered comparable to us. The peer group consists of the following 10 companies with assets between $247 million and $714 million as of September 30, 2013 (the latest date for which complete financial data is publicly available).

Company Name and Ticker Symbol	Headquarters	Total Assets
		(in millions)
Alliance Bancorp of Penn ALLB	Broomall, PA	$436
Chicopee Bancorp, Inc. CBNK	Chicopee, MA	605
FedFirst Financial Corp. FFCO	Monessen, PA	323
Georgetown Bancorp, Inc. GTWN	Georgetown, MA	247
Hampden Bancorp, Inc. HBNK	Springfield, MA	696
OBA Financial Services, Inc. OBAF	Germantown, MD	390
Oneida Financial Corp. ONFC	Oneida, NY	714
Peoples Federal Bancshares, Inc. PEOP	Brighton, MA	585
Wellesley Bancorp WEBK	Wellesley, MA	421
WVS Financial Corp. WVFC	Pittsburgh, PA	296

The following are various averages for the peer group companies:

•	average assets of $478.0 million;

•	average non-performing assets of 1.2% of total assets;

•	average loans of 67.5% of total assets;

•	average equity of 14.4% of total assets; and

•	average net income of 0.52% of average assets.

RP Financial, LC sought to provide meaningful comparative data to limit the need to perform subjective valuation adjustments with respect to institutions that did not share common characteristics with Pilgrim Bank. As a result, a comparable institution’s dissimilar asset size may be outweighed by similarities with respect to other characteristics that are more exemplary of an institution’s value than asset size.

The peer group selection process was limited to publicly traded thrifts pursuant to the regulatory conversion guidelines, which limit the number of potential comparable companies for inclusion in the peer group to approximately 106 full stock publicly traded companies. As noted in the appraisal report, the selection process for the peer group involved two geographic screens to the universe of all public thrifts that were eligible for inclusion in the peer group.

•	New England Institutions. Given the impact of the regional market on investors’ perception of a financial institution’s value, RP Financial, LC first looked to the New England regional market and applied the following selection criteria to publicly-traded full-stock savings institutions: (i) assets less that $750 million, (ii) tangible equity-to-assets ratios greater than 8%, and (iii) positive core earnings. Six companies met the selection criteria and five were included in the peer group. The one company that was not included in the peer group was excluded on the basis that it had recently completed a mutual-to-stock conversion and, therefore, did not have a seasoned trading history as a publicly-traded institution.

•	Mid-Atlantic Institutions. Given the limited number of comparable publicly-traded full stock savings institutions based in New England, RP Financial, LC next looked to the

Mid-Atlantic regional market and applied the following selection criteria to publicly-traded full-stock savings institutions: (i) assets less that $750 million, (ii) tangible equity-to-assets ratios greater than 8%, and (iii) positive core earnings. Eight companies met the selection criteria and five were included in the peer group. The three companies not included in the peer group were excluded for the following reasons: (i) one company was excluded as a result of maintaining a very low level of common stock equity that resulted in a not meaningful price-to-book ratio, (ii) one company was excluded as the result of being the target of an announced acquisition, and (iii) one company was excluded because it had recently completed a mutual-to-stock conversion and, therefore, did not have a seasoned trading history as a publicly-traded institution.

The following table presents a summary of selected pricing ratios for Pilgrim Bancshares, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on financial data for the 12 months ended December 31, 2013 for Pilgrim Bancshares, Inc. and the 12 months ended September 30, 2013 for the peer group (or the last 12 months for which data is available) and stock price information as of February 14, 2014. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 27.9% on a price-to-book value basis, a discount of 29.9% on a price-to-tangible book value basis and a premium of 102.2% on a price-to-earnings basis. The price-to-book value and price-to-tangible book value ratios also took into account Conahasset Bancshares, MHC’s earnings history in relation to the peer group. The valuation also considered the after-market pricing characteristics of recently converted savings institutions, both regionally and nationally. Pilgrim Bancshares, Inc’s pro forma pricing ratios also reflected recent volatile market conditions, particularly for the stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our Board of Directors, in reviewing and approving the valuation, considered the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering.

	Price-to-earnings multiple (1)	Price-to-book value ratio	Price-to-tangible book value ratio
Pilgrim Bancshares, Inc. (pro forma)
Maximum, as adjusted	53.41%	73.58%	73.58%
Maximum	45.44%	69.88%	69.88%
Minimum	32.38%	61.54%	61.54%

Valuation of peer group companies using stock prices as of February 14, 2014
Averages	22.70%	97.68%	101.83%
Medians	22.47%	96.93%	99.72%

(1)	Price-to-earnings multiples calculated by RP Financial, LC in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing 12 month basis for the 12 months ended December 31, 2013 for Pilgrim Bancshares, Inc. and on a trailing 12 month basis for the 12 months ended September 30, 2013 for the peer group companies. Price-to-earnings multiples are based on an estimate of “core” or recurring earnings as calculated by RP Financial, LC in the independent appraisal and are different from those presented in “Pro Forma Data,” which are based on reported earnings for the year ended December 31, 2013.

Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 28.5% on a price-to-book basis, a discount of 29.9% on a price-to-tangible book basis and a premium of 100.2% on a price-to-earnings basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a price-to-book value and price-to-tangible book value basis and more expense on a price-to-earnings basis.

RP Financial, LC advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, RP Financial, LC determined that our pro forma price-to-book and price-to-tangible book ratios were lower than the peer group companies. See “Summary—How We Determined the Offering Range.”

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC through the appraisal process. We engaged RP Financial, LC to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital Pilgrim Bancshares, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of Pilgrim Bancshares, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC did not independently verify our consolidated financial statements and other information which we provided to them, nor did RP Financial, LC independently value our assets or liabilities. The independent valuation considers Pilgrim Bank as a going concern and should not be considered as an indication of the liquidation value of Pilgrim Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $21.8 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 2,182,125 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $21.8 million and a corresponding increase in the offering range to more than 2,182,125 shares (excluding shares issued to our charitable foundation), or a decrease in the minimum of the valuation range to less than $14.0 million and a corresponding decrease in the offering range to fewer than 1,402,500 shares (excluding shares issued to our charitable foundation), then we may promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Federal Reserve Board and the Massachusetts Commissioner of Banks, we may terminate the plan of conversion. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted, to the extent that permission is required, by the Federal Reserve Board and the Massachusetts Commissioner of Banks in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the Federal Reserve Board and the Massachusetts Commissioner of Banks, for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) as of the close of business on December 31, 2012 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 20,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest on December 31, 2012. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding December 31, 2012.

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit as of the close of business on March 31, 2014 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 20,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she had an ownership interest at March 31, 2014. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 3: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. Our employee stock ownership plan intends to purchase 8% of our outstanding shares (including shares to be contributed to our charitable foundation). In the event the number of shares offered in the offering is increased above the maximum of the valuation range, our tax-qualified employee plans will have a priority right to purchase any shares exceeding that amount up to 10% of the common stock issued in the offering and contributed to our charitable foundation. If market conditions warrant, in the judgment of its trustees, our employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Expiration Date. The Subscription Offering will expire at 12:00 noon, Eastern Time, on [expiration date], 2014 unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board and the Massachusetts Commissioner of Banks, if necessary. We will not accept orders for common stock in the subscription offering received before [member meeting date], 2014 or after [expiration date], 2014. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 1,402,500 shares within 45 days after the expiration date and the Federal Reserve Board and Massachusetts Commissioner of Banks have not consented, to the extent such consent is required, to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current statement savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond [extension date], 2014 is granted by the required regulatory agencies, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond [2 year extension date], 2016, which is two years after the Board of Trustees of Conahasset Bancshares, MHC adopted the plan of conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Supplemental Eligible Account Holders and our tax-qualified employee benefit plans, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares may be offered with a preference to natural persons (including trusts of natural persons) residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven.

Subscribers in the community offering may purchase up to 20,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven, whose orders remain unsatisfied on an equal number of shares basis per order. If, after the allocation of shares to natural persons residing in such counties, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the community, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond [extension date], 2014. If an extension beyond [extension date], 2014 is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond [2 year extension date], 2016, which is two years after the Board of Trustees of Conahasset Bancshares, MHC adopted the plan of conversion.

Syndicated Community Offering

Our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a widespread distribution of our shares of common stock. If a syndicated community offering is held, Keefe, Bruyette & Woods will serve as sole manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 20,000 shares ($200,000) of common stock, subject to the overall purchase and ownership limitations. See “—Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Federal Reserve Board and the Massachusetts Commissioner of Banks permit otherwise, accepted orders for Pilgrim Bancshares, Inc. common stock in the syndicated community offering will first be filled up to a maximum of two percent (2.0%) of the shares sold in the offering on a basis that will promote a widespread distribution of our common stock. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated or orders have been filled, as the case may be. Unless the syndicated community offering begins during the subscription and/or community offering, the syndicated community offering will begin as soon as possible after the completion of the subscription and community offerings.

Order forms will be used to purchase shares of common stock in the syndicated community offering. Investors in the syndicated community offering will follow the same general procedures applicable to purchasing shares in the community offering except that investors in the syndicated community offering may also wire payment for the subscription director to Pilgrim Bank for deposit to the Pilgrim Bancshares, Inc. stock purchase escrow account. See “—Procedure for Purchasing Shares.”

The closing of the syndicated community offering is subject to conditions set forth in an agency agreement among Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bancshares, Inc. and Pilgrim Bank on the one hand and Keefe, Bruyette & Woods on the other hand. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering, less fees and commissions payable, will be delivered promptly to us.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are a significant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve Board, the Massachusetts Commissioner of Banks and the Financial Industry Regulatory Authority must approve any such arrangements.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person or entity may purchase more than 20,000 shares of common stock in the subscription offering;

•	no person or entity together with any associate or group of persons acting in concert may purchase more than 30,000 shares of common stock in all categories of the offering;

•	our tax-qualified employee benefit plans, including the employee stock ownership plan that we are establishing in connection with the conversion, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering and contributed to our charitable foundation (including shares issued in the event of an increase in the offering range of up to 15%);

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by the officers, trustees, directors and corporators of Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bancshares, Inc. and Pilgrim Bank and their associates, in the aggregate, may not exceed 30% of the shares issued in the offering and contributed to our charitable foundation; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with any required approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks, and without further approval of our members, may decrease or increase the purchase limitations. The purchase limitations may not be increased to a percentage that is more than 5.0% of the common stock offered for sale and may not be decreased to a percentage that is less than 0.10% of the common stock offered for sale in the conversion, and, in the case of our tax-qualified employee plans, may not be increased to more than 10% of the shares offered for sale in the conversion. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering and contributed to our charitable foundation;

(2)	in the event that there is an oversubscription at the Eligible Account Holder or Supplemental Eligible Account Holder levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Massachusetts towns of Cohasset, Scituate, Hingham, Norwell, Hull, Weymouth, Quincy, Marshfield, Pembroke, Marion, Rochester, Mattapoisett, West Wareham, Wareham and Fairhaven.

The term “associate” of a person means:

(1)	any corporation or organization, other than Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bank, Pilgrim Bancshares, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or beneficial owner of 10% or more of any class of equity securities;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any relative, by blood or marriage, of the person, who either lives in the same home as the person or who is a director or officer of Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bank or Pilgrim Bancshares, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Pilgrim Bank or Pilgrim Bancshares, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of Pilgrim Bancshares, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, will:

•	provide advice on the financial and securities market implications of the plan of conversion and related corporate documents, including our business plan;

•	assist in structuring our offering, including developing and assisting in implementing a market strategy for the offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the offering as may be agreed upon by Keefe, Bruyette & Woods and us.

For these services, Keefe, Bruyette & Woods will receive a management fee of $40,000 payable in four consecutive monthly installments commencing in January 2014, and a success fee of 1.0% of the aggregate dollar amount of the common stock sold in the subscription offering and a 2.0% fee paid on any shares sold in the direct community offering, each if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families (including any individual retirement accounts owned by such persons), our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans and shares contributed to or purchased by our charitable foundation, and subject to a minimum success fee of $225,000. The management fee will be credited against the success fee payable upon the consummation of the conversion.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods. In such capacity, Keefe, Bruyette & Woods may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods will receive a management fee equal to 6.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. If all shares of common stock were sold in a syndicated community offering (except for shares purchased by our directors, officers, employees and their family members and our employee stock ownership plan), the maximum selling agent commissions would be approximately $720,440, $856,704, $992,968 and $1,149,671 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively. If all shares of common stock were sold in a syndicated community offering (and our directors, officers, employees and their family members and our employee stock ownership plan did not purchase their indicated shares), the maximum selling agent commissions would be approximately $841,500, $990,000, $1,138,500 and $1,309,275 at the minimum, midpoint, maximum, and adjusted maximum levels of the offering, respectively. Of this amount, Keefe, Bruyette & Woods will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its marketing effort up to a maximum of $15,000. In addition, we will reimburse Keefe, Bruyette & Woods for fees and expenses of its counsel not to exceed $75,000. In the event of unusual circumstances or delays or a re-solicitation in connection with the offering, the total out-of-pocket expense cap may be increased by an amount not to exceed $5,000 and the cap on the fees and expenses of counsel may be increased by an amount not to exceed $10,000. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods’ engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods to act as our conversion agent in connection with the offering. In its role as conversion agent, Keefe, Bruyette & Woods will, among other things:

•	consolidate and develop a central file of account holders;

•	assist with the labeling of notice and meeting materials and provide support for any follow-up mailings;

•	tabulate votes;

•	assist the inspector of election at the special meeting of members;

•	assist us in establishing and managing the Stock Information Center;

•	assist in establishing record-keeping and reporting procedures;

•	assist our financial printer with labeling of offering materials;

•	process stock order and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods will receive a fee of $20,000, and we have made a non-refundable advance payment of $5,000 to Keefe, Bruyette & Woods with respect to this fee. The remaining $15,000 will be payable upon completion of the offering. We also will reimburse Keefe, Bruyette & Woods for its reasonable out-of-pocket expenses associated with its acting as conversion agent up to a maximum of $15,000. We will indemnify Keefe, Bruyette & Woods against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods’ engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Pilgrim Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 12:00 noon, Eastern Time, on [expiration date], 2014, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond [extension date], 2014 would require the Federal Reserve Board’s and Massachusetts Commissioner of Banks’ approval. If an extension beyond [extension date], 2014 is granted by the appropriate regulatory agencies, we will resolicit subscribers/persons who place orders, giving them an opportunity to change or cancel their orders. We will notify these subscribers of the extension of time and of the rights to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with any required approvals of the Federal Reserve Board.

To ensure that each purchaser receives a prospectus at least 48 hours before [expiration date], 2014, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at Pilgrim Bank and will earn interest at our current statement savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must submit a completed order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms, or orders submitted on photocopied or facsimiled order forms. We must receive all order forms prior to 12:00 noon, Eastern Time, on [expiration date], 2014. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to [expiration date], 2014 will not entitle you to purchase shares of common stock unless we receive the envelope by [expiration date], 2014. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by overnight delivery to the indicated address on the order form, by bringing your order form to our Stock Information Center or to any branch office or by mail using the return envelope provided. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to any required approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Pilgrim Bank, Pilgrim Bancshares, Inc., the FDIC, the Share Insurance Fund, or any governmental agency, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to Pilgrim Bancshares, Inc.; or

(2)	authorization of withdrawal from Pilgrim Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at Pilgrim Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest at our current statement savings rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at Pilgrim Bank and will earn interest at our current statement savings rate from the date payment is received until the offering is completed or terminated.

You may not use cash, wires or a check drawn on a Pilgrim Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Pilgrim Bancshares, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by the expiration date, in which event purchasers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Pilgrim Bancshares, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Pilgrim Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using Retirement Account Funds. If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, Pilgrim Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in a Pilgrim Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your Pilgrim Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Pilgrim Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Applicable regulations prohibit any person with subscription rights, including the Eligible Account Holders and Supplemental Eligible Account Holders, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our information hotline at [—] to speak to a representative of Keefe, Bruyette & Woods. Representatives are available by telephone Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at main office at 40 South Main Street, Cohasset, Massachusetts 02025. The stock information center is open weekdays during the offering, except for bank holidays, on Mondays from 12:00 noon to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m., and on Fridays from 9:00 a.m. to 12:00 noon, Eastern time.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Conahasset Bancshares, MHC is liquidated prior to the conversion, all claims of creditors of Conahasset Bancshares, MHC would be paid first. Thereafter, if there were any assets of Conahasset Bancshares, MHC remaining, these assets would first be distributed to certain depositors of Pilgrim Bank under such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Conahasset Bancshares, MHC, after the claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Pilgrim Bancshares, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Conahasset Bancshares, MHC’s total equity as of the date of the latest statement of financial condition used in this prospectus. The plan of conversion also provides for the establishment of a parallel bank liquidation account in Pilgrim Bank to support the Pilgrim Bancshares, Inc. liquidation account in the event Pilgrim Bancshares, Inc. does not have sufficient assets to fund its obligations under the Pilgrim Bancshares, Inc. liquidation account.

In the unlikely event that Pilgrim Bank were to liquidate after the conversion, all claims of creditors, including those of Pilgrim Bank depositors, would be paid first. However, except with respect to the liquidation account established by Pilgrim Bancshares, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Pilgrim Bank or Pilgrim Bancshares, Inc. above that amount.

The liquidation account established by Pilgrim Bancshares, Inc. is designed to provide payments to qualifying depositors of their liquidation interest (exchanged for the liquidation rights such persons had in Conahasset Bancshares, MHC) in the event of a liquidation of Pilgrim Bancshares, Inc. and Pilgrim Bank or a liquidation solely of Pilgrim Bank. Specifically, in the unlikely event that either (i) Pilgrim Bank or (ii) Pilgrim Bancshares, Inc. and Pilgrim Bank were to completely liquidate after the conversion, all claims of creditors, including those of Pilgrim Bank depositors, would be paid first, followed by a distribution to Eligible Account Holders and Supplemental Eligible Account Holders of their interests in the liquidation account maintained by Pilgrim Bancshares, Inc. In a complete liquidation of both entities, or of Pilgrim Bank only, when Pilgrim Bancshares, Inc. has insufficient assets to fund the distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Pilgrim Bank has positive net worth, Pilgrim Bank shall immediately make a distribution to fund Pilgrim Bancshares, Inc.’s remaining obligations under the Pilgrim Bancshares, Inc. liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Pilgrim Bancshares, Inc. as adjusted from time to time pursuant to the plan of conversion and federal regulations. If Pilgrim Bancshares, Inc. is sold or liquidated apart from a sale or liquidation of Pilgrim Bank, then the Pilgrim Bancshares, Inc. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Pilgrim Bank liquidation account, subject to the same rights and terms as the liquidation account maintained by Pilgrim Bancshares, Inc.

Pursuant to the plan of conversion, after two years from the date of conversion, Pilgrim Bancshares, Inc. shall transfer the liquidation account (and the depositors’ interests in such account) to Pilgrim Bank and the liquidation account shall thereupon subsumed into the liquidation account of Pilgrim Bank. Under the rules and regulations of the Massachusetts Commissioner of Banks, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Pilgrim Bancshares, Inc. or Pilgrim Bank is not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Pilgrim Bank on December 31, 2012 or March 31, 2014 equal to the proportion that the balance of each Eligible Account Holder and Supplemental Account Holder deposit accounts on December 31, 2012 and March 31, 2014, respectively, bears to the balance of all Eligible Account Holder and Supplemental Account Holder deposit accounts in Pilgrim Bank on such date.

If, however, on any December 31 annual liquidation account closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2012 or March 31, 2014, respectively, or any other annual liquidation account closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bank, Pilgrim Bancshares, Inc., Eligible Account Holders and Supplemental Eligible Account Holders. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bank or Pilgrim Bancshares, Inc. would prevail in a judicial proceeding.

Luse Gorman Pomerenk & Schick, P.C. has issued an opinion to Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bank and Pilgrim Bancshares, Inc. that for federal income tax purposes:

1.	The conversion of Conahasset Bancshares, Inc. from a Maryland corporation to a Delaware corporation will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	The merger of Conahasset Bancshares, MHC with and into Conahasset Bancshares, Inc. will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

3.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Conahasset Bancshares, MHC for liquidation interests in Conahasset Bancshares, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

4.	Neither Conahasset Bancshares, MHC nor Conahasset Bancshares, Inc. will recognize any gain or loss on the transfer of the assets of Conahasset Bancshares, MHC to Conahasset Bancshares, Inc. and the assumption by Conahasset Bancshares, Inc. of Conahasset Bancshares, MHC’s liabilities and none of Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., the Eligible Account Holders or Supplemental Eligible Account Holders will recognize gain or loss on the constructive exchange of the liquidation interests in Conahasset Bancshares, MHC for liquidation interests in Conahasset Bancshares, Inc.

5.	The basis of the assets of Conahasset Bancshares, MHC and the holding period of such assets to be received by Conahasset Bancshares, Inc. will be the same as the basis and holding period of such assets in Conahasset Bancshares, MHC immediately before the exchange.

6.	The merger of Conahasset Bancshares, Inc. with and into Pilgrim Bancshares, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code. Neither Conahasset Bancshares, Inc. nor Pilgrim Bancshares, Inc. will recognize gain or loss as a result of such merger.

7.	The basis of the assets of Conahasset Bancshares, Inc. and the holding period of such assets to be received by Pilgrim Bancshares, Inc. will be the same as the basis and holding period of such assets in Conahasset Bancshares, Inc. immediately before the exchange.

8.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Conahasset Bancshares, Inc. for interests in the liquidation account in Pilgrim Bancshares, Inc.

9.	The constructive exchange of the Eligible Account Holders and Supplemental Eligible Account Holders liquidation interests in Conahasset Bancshares, Inc. for interests in the liquidation account established in Pilgrim Bancshares, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations with respect to the merger of Conahasset Bancshares, MHC with and into Conahasset Bancshares, Inc.

10.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Pilgrim Bancshares, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holder or, Supplemental Eligible Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of Pilgrim Bancshares, Inc. common stock. Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

11.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of Pilgrim Bank supporting the payment of the Pilgrim Bancshares, Inc. liquidation account in the event Pilgrim Bancshares, Inc. lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Pilgrim Bank liquidation account as of the effective date of the merger of Conahasset Bancshares, Inc. with and into Pilgrim Bancshares, Inc.

12.	It is more likely than not that the basis of the shares of Pilgrim Bancshares, Inc. common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Pilgrim Bancshares, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

13.	No gain or loss will be recognized by Pilgrim Bancshares, Inc. on the receipt of money in exchange for Pilgrim Bancshares, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bank, Pilgrim Bancshares, Inc. and persons receiving subscription rights. The tax opinion as to item 10 above is based on the position that subscription rights to be received by Eligible Account Holders and Supplemental Eligible Account Holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders and Supplemental Eligible Account Holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders and Supplemental Eligible Account Holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible Account Holders and Supplemental Eligible Account Holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

We also have received a letter from RP Financial, LC, stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The tax opinion as to item 11 above is based on the position that the benefit provided by the Pilgrim Bank liquidation account supporting the payment of the liquidation account in the event Pilgrim Bancshares, Inc. lacks sufficient net assets has a fair market value of zero. We understand that: (i) no holder of an interest in a liquidation account has ever received a payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Pilgrim Bank are reduced; and (iv) the Pilgrim Bank liquidation account payment obligation arises only if Pilgrim Bancshares, Inc. lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC stating its belief that the benefit provided by the Pilgrim Bank liquidation account supporting the payment of the liquidation account in the event Pilgrim Bancshares, Inc. lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes it is more likely than not that such rights in the Pilgrim Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder and Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

We do not plan to apply for a private letter ruling from the Internal Revenue Service concerning the transactions described herein. Unlike private letter rulings issued by the Internal Revenue Service, opinions of counsel are not binding on the Internal Revenue Service or any state tax authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

We have also received an opinion from Shatswell, MacLeod & Company, P.C. that the Massachusetts state income tax consequences are consistent with the federal income tax consequences.

The federal tax opinion and the state tax opinion have been filed with the Securities and Exchange Commission as exhibits to Pilgrim Bancshares, Inc.’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of Pilgrim Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Pilgrim Bancshares, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Applicable regulations and current agreements with our regulators prohibit Pilgrim Bancshares, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, applicable regulations do not impose any repurchase restrictions; however, our agreements with our regulators may prohibit Pilgrim Bancshares, Inc. from repurchasing its shares of common stock for a significantly longer period of time.

PILGRIM BANK CHARITABLE FOUNDATION

General

In furtherance of our commitment to our local community, our plan of conversion provides that we will establish a new charitable foundation, Pilgrim Bank Charitable Foundation as a non-stock, nonprofit Delaware corporation in connection with the offering. The new charitable foundation will be funded with shares of our common stock and cash, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Pilgrim Bank’s community banking franchise. The offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Pilgrim Bank Charitable Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the offering, we intend to contribute to Pilgrim Bank Charitable Foundation a total of $725,000, such contribution to consist of a number of shares of our common stock equal to 3.0% of the shares sold in the offering (42,075 shares or $420,750 in stock at the minimum offering and 56,925 shares or $569,250 in stock at the maximum offering, or up to 65,464 shares or $654,640 in stock at the adjusted maximum offering) and the remainder in cash ($304,250 at the minimum offering and $155,750 at the maximum offering, or $70,360 at the adjusted maximum). Our expected aggregate contribution amount is not dependent upon the amount of stock that we sell in the offering. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Pilgrim Bank Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Pilgrim Bank Charitable Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Pilgrim Bank received a “satisfactory” rating in its most recent Community Reinvestment Act examination by the FDIC.

Funding Pilgrim Bank Charitable Foundation with shares of our common stock in addition to cash is also intended to allow our communities to share in our potential growth and success after the offering is completed because Pilgrim Bank Charitable Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Pilgrim Bank Charitable Foundation will maintain close ties with Pilgrim Bank, thereby forming a partnership within the communities in which Pilgrim Bank operates.

Structure of the Charitable Foundation

Pilgrim Bank Charitable Foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of Pilgrim Bank Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Pilgrim Bank Charitable Foundation’s certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Francis E. Campbell, who is a director and the President and Chief Executive Officer of Pilgrim Bancshares, Inc., Edward T. Mulvey, who is the Secretary and Clerk of Pilgrim Bancshares, Inc., and one individual who is not affiliated with us. Applicable regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Susan Rodgerson as a director to satisfy these requirements. For five years after the offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Pilgrim Bank’s directors. Except as described below in “—Regulatory Requirements Imposed on the Charitable Foundation,” on an annual basis, directors of the charitable foundation elect the board to serve for one-year terms.

The business experience of our current directors and executive officers who will serve as board members of the charitable foundation is described in “Management of Conahasset Bancshares, Inc.” Susan Rodgerson, who will serve as our outside foundation director, is a founding executive and Artistic Director of Artists for Humanity in Boston. Previously, she was the principal designer and co-owner of Fleuressence Fashion Accessories in Cohasset from 1988 to 1990 and the Chair of the Auction Committee of Harcus Gallery “In Defense of Sacred Lands” exhibit from 1986 to 1987. Ms. Rodgerson is currently a member of the Lesley University Leadership Council, and has previously served as a board member of a number of community organizations, including MovemenTech, Riverzedge Arts Project and The Art Connection. Ms. Rodgerson holds a degree in fine arts from the Art Institute of Boston, and has received a number of awards and honors for public service, including an Honorary Doctorate in Public Service from Tufts University in Boston, the Alumni Community Service Award from Lesley University, the Changing People’s Lives Award from the Grand Circle Foundation and the Creative Entrepreneurs Award from the Carlisle Foundation.

The board of directors of Pilgrim Bank Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Pilgrim Bank Charitable Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Pilgrim Bank Charitable Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock held by Pilgrim Bank Charitable Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

Pilgrim Bank Charitable Foundation’s initial place of business will be located at our corporate headquarters. The board of directors of Pilgrim Bank Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the regulations of the Federal Reserve governing transactions between Pilgrim Bank and the charitable foundation.

Capital for the charitable foundation will come from:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Pilgrim Bank Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Pilgrim Bank Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Pilgrim Bank Charitable Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization.

Pilgrim Bancshares, Inc. and Pilgrim Bank are authorized by federal law to make charitable contributions. We believe that the offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to Pilgrim Bank Charitable Foundation.

We believe that our contribution of shares of our common stock to Pilgrim Bank Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Pilgrim Bank Charitable Foundation. We estimate that at all levels of the offering range, the contribution should be deductible for federal tax purposes over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Pilgrim Bank Charitable Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Pilgrim Bank Charitable Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2%, although we expect to qualify for the lower 1% special rate. Pilgrim Bank Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Pilgrim Bank Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Pilgrim Bank Charitable Foundation

Applicable regulations require that, before our board of directors adopted the plan of conversion, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of conversion.

These regulations impose the following additional requirements on the establishment of the charitable foundation:

•	the Federal Reserve Board and the Massachusetts Commissioner of Banks may examine the charitable foundation at the charitable foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Federal Reserve Board or the Massachusetts Commissioner of Banks;

•	the charitable foundation must provide annually to the Federal Reserve Board and the Massachusetts Commissioner of Banks a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the offering, the Pilgrim Bank Charitable Foundation must submit to the Federal Reserve Board a three-year operating plan, conflicts of interest policy, gift instrument, bylaws and certificate of incorporation.

RESTRICTIONS ON ACQUISITION OF PILGRIM BANCSHARES, INC.

Although the Board of Directors of Pilgrim Bancshares, Inc. is not aware of any effort that might be made to obtain control of Pilgrim Bancshares, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Pilgrim Bancshares, Inc.’s articles of incorporation to protect the interests of Pilgrim Bancshares, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Pilgrim Bank, Pilgrim Bancshares, Inc. or Pilgrim Bancshares, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of Pilgrim Bancshares, Inc.’s articles of incorporation and bylaws, Pilgrim Bank’s charter and bylaws, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Pilgrim Bancshares, Inc.’s articles of incorporation and bylaws and Pilgrim Bank’s charter and bylaws, reference should be made in each case to the document in question, each of which is part of Pilgrim Bank’s applications with the Federal Reserve Board and Pilgrim Bancshares, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Pilgrim Bancshares, Inc.’s Articles of Incorporation and Bylaws

Pilgrim Bancshares, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Pilgrim Bancshares, Inc. more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% shareholder of a competitor of Pilgrim Bank;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon Pilgrim Bancshares, Inc. entering into a merger or similar transaction in which Pilgrim Bancshares, Inc. is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to Pilgrim Bancshares, Inc.’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Pilgrim Bancshares, Inc.;

•	a prohibition on any person who has attained the age of 72 commencing a new term of service as a director;

•	a requirement that any person proposed to serve as director have maintained his or her principal residence within a county in which Pilgrim Bancshares, Inc. or Pilgrim Bank maintains an office, or in any county contiguous to a county in which Pilgrim Bancshares, Inc. or Pilgrim Bank maintains an office, for a period of at least one year immediately before his or her nomination, election or appointment to the Board of Directors; and

•	a prohibition on service by nominees or representatives (as defined in applicable Federal Reserve Board regulations) of another person who would not be eligible for service or of an entity the partners or controlling persons of which would not be eligible for service.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Pilgrim Bancshares, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of Pilgrim Bancshares, Inc. (whether by purchases of its securities, merger, consolidation, tender offer or share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Pilgrim Bancshares, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Pilgrim Bancshares, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Pilgrim Bancshares, Inc. and its subsidiaries and on the communities in which Pilgrim Bancshares, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Pilgrim Bancshares, Inc.;

•	whether a more favorable price could be obtained for Pilgrim Bancshares, Inc.’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Pilgrim Bancshares, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of Pilgrim Bancshares, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Pilgrim Bancshares, Inc. to fulfill its objectives as a bank holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the Chairman or Vice Chairman of the Board of Directors or by resolution adopted by a majority of the total number of directors that Pilgrim Bancshares, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the Board of Directors prior to the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Shareholder Nominations and Proposals. The bylaws provide that any shareholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of shareholders must submit written notice to Pilgrim Bancshares, Inc. at least 110 days prior and not earlier than 120 days prior to the anniversary date of the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to shareholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then shareholders must submit written notice to Pilgrim Bancshares, Inc. no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by Pilgrim Bancshares, Inc.

Amendment of Bylaws. The articles of incorporation provide that the board of directors may adopt, amend or repeal the bylaws of Pilgrim Bancshares, Inc. In addition, the articles of incorporation provide that the shareholders may adopt, amend or repeal the bylaws only by the affirmative vote of the holders of 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, Pilgrim Bancshares, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 2,000,000 shares of serial preferred stock. Pilgrim Bancshares, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Pilgrim Bancshares, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Pilgrim Bancshares, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Pilgrim Bancshares, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “—Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by two-thirds of the votes entitled to be cast (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”); provided, however, that an amendment need only be approved by the vote of a majority of the votes entitled to be cast (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”) if the amendment is approved by at least two-thirds of the whole board. Approval by at least 80% of the votes entitled to be cast (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”) is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that 80% of the voting power of stockholders must vote to remove directors, and can only remove directors for cause;

(v)	the ability of the board of directors to amend and repeal the bylaws and the requirement that 80% of the voting power of stockholders must vote to amend or repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Pilgrim Bancshares, Inc.;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the provision regarding stockholder proposals and nominations;

(xi)	the indemnification of current and former directors and officers, as well as employees and other agents, by Pilgrim Bancshares, Inc.;

(xii)	the limitation of liability of officers and directors to Pilgrim Bancshares, Inc. for money damages; and

(xiii)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xii) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Pilgrim Bank’s Charter

The charter of Pilgrim Bank provides that no person (including a group acting in concert) may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Pilgrim Bank. This provision does not apply to any acquisition of shares of capital stock of Pilgrim Bank which has been expressly approved in advance by an affirmative vote of not less than two-thirds of the votes of each class of shares eligible to be cast by stockholders at a duly constituted meeting of stockholders called expressly for such purpose and, if required under applicable law, by the Massachusetts Commissioner of Banks, to any offer to Pilgrim Bank made by the underwriters selected by Pilgrim Bank in connection with a public offering by Pilgrim Bank of its capital stock, or to a transaction in which Pilgrim Bank forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenters’ appraisal rights. In addition, all shares owned over the 10% limit shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Federal Bank Holding Company Act

Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly, of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act (“BHCA”) is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required: (i) before any bank holding company could acquire 5% or more of the common stock of Pilgrim Bancshares, Inc. and (ii) before any other company could acquire 25% or more of the common stock of Pilgrim Bancshares, Inc.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a bank holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a bank holding company’s stock who do not intend to participate in or seek to exercise control over a bank holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.” Accordingly, the filing of a notice with the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Pilgrim Bancshares, Inc., unless the individual files a rebuttal of control that is accepted by the Federal Reserve Board.

The Federal Reserve Board may prohibit a proposed acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a bank holding company must obtain the approval of the Federal Reserve Board prior to acquiring voting control of more than 5% of any class of voting stock of another bank or bank holding company.

Massachusetts Banking Law

Under Massachusetts banking laws, a company owning or controlling two or more banking institutions, including a co-operative bank, is regulated as a bank holding company. Each Massachusetts bank holding company: (i) must obtain the approval of the Massachusetts Board of Bank Incorporation before engaging in certain transactions, such as the acquisition of more than 5% of the voting stock of another banking institution; (ii) must register, and file reports, with the Massachusetts Division of Banks; and (iii) is subject to examination by the Massachusetts Division of Banks. Pilgrim Bancshares, Inc. would become a Massachusetts bank holding company if it acquires a second banking institution and holds and operates it separately from Pilgrim Bank. In addition, for a period of three years following completion of a conversion to stock form, no person may directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of a converting mutual holding company without prior written approval of the Massachusetts Commissioner of Banks.

DESCRIPTION OF CAPITAL STOCK

General

At the effective date, Pilgrim Bancshares, Inc. will be authorized to issue 10,000,000 shares of common stock, par value of $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Pilgrim Bancshares, Inc. currently expects to issue in the offering up to 1,897,500 shares of common stock including shares issued to our charitable foundation. Pilgrim Bancshares, Inc. will not issue shares of preferred stock in the conversion. Each share of Pilgrim Bancshares, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock of Pilgrim Bancshares, Inc. will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Pilgrim Bancshares, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Pilgrim Bancshares, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Pilgrim Bancshares, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Pilgrim Bancshares, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Pilgrim Bancshares, Inc. will have exclusive voting rights in Pilgrim Bancshares, Inc. They will elect Pilgrim Bancshares, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Pilgrim Bancshares, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Pilgrim Bancshares, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation require a two-thirds stockholder vote in certain circumstances, and certain matters require an 80% stockholder vote.

As a stock co-operative bank, corporate powers and control of Pilgrim Bank are vested in its board of directors, who elect the officers of Pilgrim Bank and who fill any vacancies on the board of directors. Voting rights of Pilgrim Bank are vested exclusively in the owners of the shares of capital stock of Pilgrim Bank, which will be Pilgrim Bancshares, Inc. Shares of Pilgrim Bank’s stock will be voted at the direction of Pilgrim Bancshares, Inc.’s Board of Directors. Consequently, the holders of the common stock of Pilgrim Bancshares, Inc. will not have direct control of Pilgrim Bank

Liquidation. In the event of any liquidation, dissolution or winding up of Pilgrim Bank, Pilgrim Bancshares, Inc., as the holder of 100% of Pilgrim Bank’s capital stock, would be entitled to receive all assets of Pilgrim Bank available for distribution, after payment or provision for payment of all debts and liabilities of Pilgrim Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Pilgrim Bancshares, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Pilgrim Bancshares, Inc. available for distribution, and Eligible Account Holders and Supplemental Eligible Account Holders will be treated as surrendering their rights to the Pilgrim Bancshares, Inc. liquidation account and receiving an equivalent interest in the Pilgrim Bank liquidation account. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Pilgrim Bancshares, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Pilgrim Bancshares, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and that could assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Pilgrim Bancshares, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of Conahasset Bancshares, MHC and Subsidiary as of and for the years ended December 31, 2013 and 2012 have been included herein and in the registration statement in reliance upon the report of Shatswell, MacLeod & Company, P.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC has consented to the publication herein of the summary of its report to Pilgrim Bancshares, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL AND TAX MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to Pilgrim Bancshares, Inc. and Pilgrim Bank, will issue to Pilgrim Bancshares, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Shatswell, MacLeod & Company, P.C. will issue to Conahasset Bancshares, MHC, Conahasset Bancshares, Inc., Pilgrim Bank and Pilgrim Bancshares, Inc. its opinion regarding the Wisconsin income tax consequences of the conversion. Shatswell, MacLeod & Company, P.C., has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Hogan Lovells US LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Pilgrim Bancshares, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Pilgrim Bancshares, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Conahasset Bancshares, MHC has filed with the Federal Reserve Bank of Boston an application for approval of the conversion with the Massachusetts Commissioner of Banks, and Pilgrim Bancshares, Inc. has filed a bank holding company application with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application for conversion filed with the Massachusetts Commissioner of Banks may be inspected, without charge, at the offices of the Massachusetts Division of Banks, 1000 Washington Street, 10th Floor, Boston, Massachusetts. To obtain a copy of the application filed with the Federal Reserve Board, you may contact the Vice President and Community Affairs Officer of the Federal Reserve Bank of Boston, at 617-973-3059.

Our plan of conversion is available, upon request, at each of our branch offices.

In connection with the offering, Pilgrim Bancshares, Inc. will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Pilgrim Bancshares, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934, subject to subsequent deregistration of such shares under the Securities Exchange Act of 1934.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

***

Separate financial statements for Pilgrim Bancshares, Inc. have not been included in this prospectus because Pilgrim Bancshares, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Pursuant to Securities and Exchange Commission regulations, Pilgrim Bancshares, Inc. is a smaller reporting company as it will have a public float of less than $75 million.

The Board of Directors

Conahasset Bancshares, MHC

Cohasset, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Conahasset Bancshares, MHC and its Subsidiary as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Conahasset Bancshares, MHC and its Subsidiary as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

March 6, 2014

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(In Thousands)

	2013	2012
ASSETS
Cash and due from banks	$1,671	$2,297
Interest-bearing demand deposits with other banks	7,320	18,844

Cash and cash equivalents	8,991	21,141
Interest-bearing time deposits with other banks	4,511	10,730
Investments in available-for-sale securities (at fair value)	13,496	15,718
Investments in held-to-maturity securities (fair value of $284 at December 31, 2013 and $369 at December 31, 2012)	254	396
Federal Home Loan Bank stock, at cost	667	757
Investment in The Co-operative Central Reserve Fund, at cost	384	384
Loans, net of allowance for loan losses of $742 and $788, respectively	132,923	112,618
Premises and equipment	5,571	5,632
Investment in real estate	1,662	1,707
Other real estate owned	—	245
Accrued interest receivable	399	424
Income taxes receivable	52	229
Deferred income tax asset, net	365	156
Bank-owned life insurance	2,181	2,129
Other assets	100	275

Total assets	$171,556	$172,541

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$12,023	$8,964
Interest-bearing	141,709	147,689

Total deposits	153,732	156,653
Federal Home Loan Bank advances	5,000	3,307
Other liabilities	320	207

Total liabilities	159,052	160,167

Equity:
Retained earnings	12,718	12,350
Accumulated other comprehensive (loss) income	(214)	24

Total equity	12,504	12,374

Total liabilities and equity	$171,556	$172,541

The accompanying notes are an integral part of these consolidated financial statements.

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2013 and 2012

(In Thousands)

	2013	2012
Interest and dividend income:
Interest and fees on loans	$5,600	$5,538
Interest on debt securities:
Taxable	196	342
Tax-exempt	90	74
Other interest and dividends	77	91

Total interest and dividend income	5,963	6,045

Interest expense:
Interest on deposits	1,110	1,247
Interest on Federal Home Loan Bank advances	65	67

Total interest expense	1,175	1,314

Net interest and dividend income	4,788	4,731
Provision for loan losses	—	156

Net interest and dividend income after provision for loan losses	4,788	4,575

Noninterest income:
Service charges on deposit accounts	138	148
Net gain on sales and calls of securities	5	93
Writedown of securities (includes losses of $255 and $57, net of $8 and $5 recognized in other comprehensive income, for the years ended December 31, 2013 and 2012, respectively, before taxes)	(247)	(52)
Gain on sales of mortgages, net	17	379
Rental income	204	245
Other income	234	164

Total noninterest income	351	977

Noninterest expense:
Salaries and employee benefits	2,627	2,468
Occupancy expense	459	395
Equipment expense	160	123
Data processing expense	359	315
Professional fees	260	278
FDIC assessment	233	228
Communications expense	95	104
Advertising and public relations expense	75	86
Insurance expense	65	57
Supplies expense	52	65
Other expense	226	304

Total noninterest expense	4,611	4,423

Income before income taxes	528	1,129
Income tax expense	160	387

Net income	$368	$742

The accompanying notes are an integral part of these consolidated financial statements.

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended December 31, 2013 and 2012

(In Thousands)

	2013	2012
Net income	$368	$742

Other comprehensive loss, net of tax:
Net change in unrealized holding loss on available-for-sale securities	(238)	(33)

Other comprehensive loss, net of tax	(238)	(33)

Comprehensive income	$130	$709

The accompanying notes are an integral part of these consolidated financial statements.

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2013 and 2012

(In Thousands)

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2011	$11,608	$57	$11,665
Net income	742		742
Other comprehensive loss, net of tax effect	—	(33)	(33)

Balance, December 31, 2012	12,350	24	12,374
Net income	368		368
Other comprehensive loss, net of tax effect		(238)	(238)

Balance, December 31, 2013	$12,718	$(214)	$12,504

The accompanying notes are an integral part of these consolidated financial statements.

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013 and 2012

(In Thousands)

	2013	2012
Cash flows from operating activities:
Net income	$368	$742
Adjustments to reconcile net income to net cash provided by operating activities:
Capitalized interest - interest-bearing time deposits	(19)	(27)
Amortization of securities, net	120	128
Net gain on sales and calls of securities	(5)	(93)
Loans originated for sale	—	(11,999)
Proceeds from sales of loans originated for sale	—	12,378
Gain on sales of loans	—	(379)
Writedown of securities	247	52
Provision for loan losses	—	156
Change in deferred origination fees, costs and discounts, excluding purchase discounts	(297)	(94)
Gain on sale of other real estate owned	(121)	(46)
Writedown of other real estate owned	229	13
Depreciation and amortization	312	250
Decrease in accrued interest receivable	25	46
Increase in other assets	(8)	(18)
Decrease in prepaid expenses	183	242
Decrease (increase) in income taxes receivable	177	(24)
Deferred tax (benefit) expense	(73)	164
Increase in bank-owned life insurance	(52)	(57)
Increase in other liabilities	43	6
Increase in accrued expenses	70	42

Net cash provided by operating activities	1,199	1,482

Cash flows from investing activities:
Purchases of interest-bearing time deposits with other banks	—	(7,885)
Proceeds from redemption and maturities of interest-bearing time deposits	6,238	4,872
Redemption of Federal Home Loan stock	90	115
Purchases of available-for-sale securities	(3,897)	(5,335)
Proceeds from maturities of available-for-sale securities	1,814	6,969
Proceeds from sales of available-for-sale securities	3,569	3,217
Principal payments received on held-to-maturity securities	142	270
Loan principal collections and originations, net	(9,761)	(2,444)
Loans purchased	(11,037)	(1,554)
Recoveries on loans previously charged off	5	—
Capital expenditures	(206)	(1,220)
Proceeds from the sale of other real estate owned	922	1,329

Net cash used in operating activities	(12,121)	(1,666)

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013 and 2012

(continued)

	2013	2012
Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	2,375	9,068
Net decrease in time deposits	(5,296)	(7,278)
Payments on Federal Home Loan Bank long-term advances	(807)	(334)
Net change in short-term Federal Home Loan Bank advances	2,500	—

Net cash (used in) provided by financing activities	(1,228)	1,456

Net (decrease) increase in cash and cash equivalents	(12,150)	1,272
Cash and cash equivalents at beginning of year	21,141	19,869

Cash and cash equivalents at end of year	$8,991	$21,141

Supplemental disclosures:
Interest paid	$1,175	$1,314
Income taxes paid	56	247
Transfer from loans to other real estate owned	785	78
Reclassification to other liabilities for off-balance sheet loan commitments	—	7

The accompanying notes are an integral part of these consolidated financial statements.

CONAHASSET BANCSHARES, MHC AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2013 and 2012

NOTE 1 - NATURE OF OPERATIONS

Conahasset Bancshares, MHC (the Company) a Massachusetts chartered mutual holding company, and its wholly-owned subsidiary, Conahasset Bancshares, Inc., a Massachusetts chartered mid-tier stock holding company, were formed on January 26, 2011. Pilgrim Bank (the “Bank”) is a wholly-owned subsidiary of Conahasset Bancshares, Inc. The Company is headquartered in Cohasset, Massachusetts.

The Bank is a state-chartered stock bank which was incorporated in 1916 and is headquartered in Cohasset, Massachusetts. The Bank operates its business from three banking offices located in Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in commercial, consumer and small business loans.

NOTE 2 - ACCOUNTING POLICIES

The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Conahasset Bancshares, Inc. and its wholly owned subsidiary, the Bank , and the Bank’s wholly-owned subsidiaries, 48 South Main Street Corporation, which was formed to hold securities for its own account; and 800 CJC Realty Corporation, which was formed to invest in and develop residential and commercial property. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and interest-bearing demand deposits with other banks.

SECURITIES:

Investments in debt securities are adjusted for amortization of premiums and accretion of discounts so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•	Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of equity. They are merely disclosed in the notes to the consolidated financial statements.

•	Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of equity until realized.

•	Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

For any debt security with a fair value less than its amortized cost basis, the Company will determine whether it has the intent to sell the debt security or whether it is more likely than not it will be required to sell the debt security before the recovery of its amortized cost basis. If either condition is met, the Company will recognize a full impairment charge to earnings. For all other debt securities that are considered other-than-temporarily impaired and do not meet either condition, the credit loss portion of impairment will be recognized in earnings as realized losses. The other-than-temporary impairment related to all other factors will be recorded in other comprehensive income.

Declines in marketable equity securities below their cost that are deemed other than temporary are reflected in earnings as realized losses.

As a member of the Federal Home Loan Bank of Boston (FHLB), the Company is required to invest in $100 par value stock of the FHLB. The FHLB capital structure mandates that members must own stock as determined by their Total Stock Investment Requirement which is the sum of a member’s Membership Stock Investment Requirement and Activity-Based Stock Investment Requirement. The Membership Stock Investment Requirement is calculated as 0.35% of a member’s Stock Investment Base, subject to a minimum investment of $10,000 and a maximum investment of $25,000,000. The Stock Investment Base is an amount calculated based on certain assets held by a member that are reflected on call reports submitted to applicable regulatory authorities. The Activity-Based Stock Investment Requirement is calculated as 3.0% for overnight advances, 4.0% for FHLB advances with original terms to maturity of two days to three months and 4.5% for other advances plus a percentage of advance commitments, 0.5% of standby letters of credit issued by the FHLB and 4.5% of the value of intermediated derivative contracts. Management evaluates the Company’s investment in FHLB stock for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Based on its most recent analysis of the FHLB as of December 31, 2013, management deems its investment in FHLB stock to be not other-than-temporarily impaired.

LOANS:

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Interest on loans is recognized on a simple interest basis.

Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual lives of the related loans.

Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged off upon reaching 120 or 180 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

General Component:

The general component of the allowance for loan losses is based on historical loss experience adjusted for qualitative factors stratified by the following loan segments: residential real estate, commercial real estate, construction, commercial and consumer. Management uses a rolling average of historical losses based on a time frame appropriate to capture relevant loss data for each loan segment. This historical loss factor is adjusted for the following qualitative factors: levels/trends in delinquencies; trends in volume and terms of loans; effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices; experience/ability/depth of lending management and staff; and national and local economic trends and conditions. There were no changes in the Company’s policies or methodology pertaining to the general component of the allowance for loan losses during 2013.

The qualitative factors are determined based on the various risk characteristics of each loan segment. Risk characteristics relevant to each portfolio segment are as follows:

Residential real estate: The Company generally does not originate loans with a loan-to-value ratio greater than 80 percent and does not grant subprime loans. All loans in this segment are collateralized by owner-occupied residential real estate and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, will have an effect on the credit quality in this segment.

Commercial and multi-family real estate: Loans in this segment are primarily income-producing properties throughout Eastern Massachusetts, specifically the South Shore. The underlying cash flows generated by the properties are adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on the credit quality in this segment. Management periodically obtains rent rolls and continually monitors the cash flows of these loans.

Construction loans: Loans in this segment include speculative investment properties, rehab to rental properties and owner occupied residential properties. Payment is derived from sale of the property and long term rental cash flows once converted to permanent financing. Credit risk is affected by cost overruns, time to sell at an adequate price, and market conditions.

Commercial loans: Loans in this segment are made to businesses, are generally secured by assets of the business and are primarily guaranteed by the United States Government. Repayment is expected from the cash flows of the business. A weakened economy, and resultant decreased consumer spending, will have an effect on the credit quality in this segment.

Consumer loans: Loans in this segment are primarily secured by automobiles and repayment is dependent on the credit quality of the individual borrower.

Allocated Component:

The allocated component relates to loans that are classified as impaired. Impairment is measured on a loan by loan basis for commercial, commercial real estate and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent. An allowance is established when the discounted cash flows (or collateral value) of the impaired loan are lower than the carrying value of that loan. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential real estate loans for impairment disclosures, unless such loans are subject to a troubled debt restructuring agreement.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The Company periodically may agree to modify the contractual terms of loans. When a loan is modified and a concession is made to a borrower experiencing financial difficulty, the modification is considered a troubled debt restructuring (“TDR”). All TDRs are initially classified as impaired.

Unallocated Component:

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on a straight-line basis over the estimated useful lives of the assets.

OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with ASC 310-40, “Receivables - Troubled Debt Restructuring by Creditors.” These properties are carried at the lower of cost or estimated fair value, less estimated selling costs. Any writedown from cost to estimated fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent writedowns and gains or losses recognized upon sale are included in other expense.

In accordance with ASC 310-10-35, “Receivables - Overall - Subsequent Measurements,” the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

ADVERTISING:

The Company directly expenses costs associated with advertising as they are incurred.

INCOME TAXES:

The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

ASC 825, “Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate those assets’ fair values.

Interest-bearing time deposits with other banks: The fair value of interest-bearing time deposits with other banks was determined by discounting the cash flows associated with these instruments using current market rates for deposits with similar characteristics.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated by discounting the future cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand deposits, regular savings, NOW accounts, and money market accounts are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank advances: Fair values for Federal Home Loan Bank advances are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated expected monthly maturities on Federal Home Loan Bank advances.

Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates.

PENSION PLAN:

The Company provides pension benefits for its employees through participation in the Co-Operative Banks’ Employees Retirement Association and it is the Company’s policy to fund pension plan costs in the year of accrual.

RECENT ACCOUNTING PRONOUNCEMENTS:

In December 2011, the Financial Accounting Standards Board (FASB) issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities.” The objective of this ASU is to enhance current disclosures. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendments in this ASU are effective for annual periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In October 2012, the FASB issued ASU 2012-06, “Business Combinations (Topic 805): Subsequent Accounting for an Indemnification Asset Recognized at the Acquisition Date as a Result of a Government-Assisted Acquisition of a Financial Institution.” The amendments in this update clarify the applicable guidance for subsequently measuring an indemnification asset recognized as a result of a government-assisted acquisition of a financial institution. The amendments in this update are effective for fiscal years, and interim periods within those years beginning on or after December 15, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this update do not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date.” The objective of the amendments in this ASU is to provide guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, except for obligations addressed within existing guidance in U.S. generally accepted accounting principles (GAAP). Examples of obligations within the scope of this ASU include debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, (for nonpublic) 2013 (for public); and should be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements within the ASU scope that exist at the beginning of an entity’s fiscal year of adoption. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In April 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments in this ASU are being issued to clarify when an entity should apply the liquidation basis of accounting. The guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. Additionally, the amendments require disclosures about an entity’s plan for liquidation, the methods and significant assumptions used to measure assets and liabilities, the type and amount of costs and income accrued, and the expected duration of the liquidation process. The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2013, the FASB issued ASU 2013-10, “Derivatives and Hedging (Topic 815) – Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes.” The amendments in this ASU permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to Treasury Obligations of the U.S. government (UST) and the London Interbank Offered Rate (LIBOR). The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments apply to all entities that elect to apply hedge accounting of the benchmark interest rate under Topic 815. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.” The amendments in this ASU provide guidance for the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The amendments in this ASU are expected to reduce diversity in practice by providing guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle at the reporting date any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The amendments apply to all entities that have unrecognized tax benefits when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists at the reporting date and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company does not anticipate that the adoption of this guidance will have a material impact on its consolidated financial statements.

In January 2014, the FASB issued ASU 2014-01, “Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.” The amendments in this ASU apply to all reporting entities that invest in qualified affordable housing projects through limited liability entities that are flow-through entities for tax purposes as follows:

1.	For reporting entities that meet the conditions for and that elect to use the proportional amortization method to account for investments in qualified affordable housing projects, all amendments in this ASU apply.

2.	For reporting entities that do not meet the conditions for or that do not elect the proportional amortization method, only the amendments in this ASU that are related to disclosures apply.

The amendments in this ASU permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). For those investments in qualified affordable housing projects not accounted for using the proportional amortization method, the investment should be accounted for as an equity method investment or a cost method investment in accordance with Subtopic 970-323. The amendments in this ASU should be applied retrospectively to all periods presented. A reporting entity that uses the effective yield method to account for its investments in qualified affordable housing projects before the date of adoption may continue to apply the effective yield method for those preexisting investments. The amendments in this ASU are effective for public business entities for annual periods and interim reporting periods within those annual periods, beginning after December 15, 2014. For all entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2014, and interim periods within annual reporting periods beginning after December 15, 2015. Early adoption is permitted. The Company does not expect that the adoption of this ASU will have an impact on its consolidated financial statements.

In January 2014, the FASB issued ASU 2014-02, “Intangibles-Goodwill and Other (Topic 350): Accounting for Goodwill.” The amendments in this ASU apply to all entities except for public business entities and not-for-profit entities as defined in the Master Glossary of the Accounting Standards Codification and employee benefit plans within the scope of Topics 960 through 965 on plan accounting. An entity within the scope of the amendments that elects to apply the accounting alternative in this ASU is subject to all of the related subsequent measurement, derecognition, other presentation matters, and disclosure requirements within the accounting alternative. The amendments in this ASU allow an accounting alternative for the subsequent measurement of goodwill. An entity within the scope of the amendments that elects the accounting alternative in this ASU should amortize goodwill on a straight-line basis over 10 years, or less than 10 years if the entity demonstrates that another useful life is more appropriate. An entity that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the entity level or the reporting unit level. The accounting alternative, if elected, should be applied prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized in annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. Early application is permitted, including application to any period for which the entity’s annual or interim financial statements have not yet been made available for issuance. The Company does not expect that the adoption of this ASU will have an impact on its consolidated financial statements.

In January 2014, the FASB issued ASU 2014-04, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure.” The objective of the amendments in this ASU is to reduce diversity by clarifying when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. The amendments in this ASU clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this ASU are effective for public business entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2014. For entities other than public business entities, the amendments in this ASU are effective for annual periods beginning after December 15, 2014, and interim periods within annual periods beginning after December 15, 2015. An entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method. The Company is reviewing this ASU to determine if there will be a material impact on its consolidated financial statements.

NOTE 3 - INVESTMENTS IN SECURITIES

Investments in securities have been classified in the consolidated balance sheets according to management’s intent. The amortized cost of securities and their approximate fair values are as follows as of December 31:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available-for-sale securities:
December 31, 2013:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$2,460	$—	$138	$2,322
Debt securities issued by states of the United States and political subdivisions of the states	4,447	45	120	4,372
Mortgage-backed securities	6,148	27	155	6,020
Mutual funds	782	—	—	782

	$13,837	$72	$413	$13,496

December 31, 2012:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$550	$—	$2	$548
Debt securities issued by states of the United States and political subdivisions of the states	4,151	104	13	4,242
Mortgage-backed securities	9,984	144	23	10,105
Mutual funds	1,000	—	177	823

	$15,685	$248	$215	$15,718

Held-to-maturity securities:
December 31, 2013:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$26	$—	$1	$25
Mortgage-backed securities	228	43	12	259

	$254	$43	$13	$284

December 31, 2012:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$51	$—	$3	$48
Mortgage-backed securities	345	33	57	321

	$396	$33	$60	$369

The scheduled maturities of debt securities were as follows as of December 31, 2013:

	Available-For-Sale	Held-To-Maturity
	Fair Value	Amortized Cost Basis	Fair Value
	(In Thousands)
Due in less than one year	$659	$—	$—
Due after one year through five years	2,265	26	25
Due after five years through ten years	1,766	—	—
Due after ten years	2,004	228	259
Mortgage-backed securities	6,020	—	—

	$12,714	$254	$284

During 2013, proceeds from sales of available-for-sale securities amounted to $3,564,000. Gross realized gains on those sales amounted to $34,000 and gross realized losses amounted to $29,000. During 2012, proceeds from sales of available-for-sale securities amounted to $3,217,000. Gross realized gains on those sales amounted to $90,000 and gross realized losses amounted to $0. The tax expense applicable to these net realized gains for the years ended December 31, 2013 and 2012 amounted to $2,000 and $36,000, respectively.

As of December 31, 2013, there were no securities whose aggregate carrying amount exceeded 10% of equity.

The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
December 31, 2013:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$2,322	$138	$25	$1	$2,347	$139
Debt securities issued by states of the United States and political subdivisions of the states	686	55	926	65	1,612	120
Mortgage-backed securities	2,701	75	1,058	79	3,759	154

Total temporarily impaired securities	5,709	268	2,009	145	7,718	413
Other-than-temporarily impaired securities:
Mortgage-backed securities	—	—	7	13	7	13

Total temporarily impaired and other-than-temporarily impaired securities	$5,709	$268	$2,016	$158	$7,725	$426

December 31, 2012:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$524	$2	$22	$3	$546	$5
Debt securities issued by states of the United States and political subdivisions of the states	987	13	—	—	987	13
Mortgage-backed securities	2,030	13	842	62	2,872	75
Mutual funds	—	—	823	177	823	177

Total temporarily impaired securities	3,541	28	1,687	242	5,228	270
Other-than-temporarily impaired securities:
Mortgage-backed securities	—	—	—	5	—	5

Total temporarily impaired and other-than-temporarily impaired securities	$3,541	$28	$1,687	$247	$5,228	$275

As of December 31, 2013, investment securities with unrealized losses consist of debt securities issued by the U.S. Treasury and other U.S. government corporations and government-sponsored agencies, debt securities issued by states of the United States and political subdivisions of the states and non-agency mortgage-backed securities. The Company reviews investments for other than temporary impairment using a number of factors including the length of time and the extent to which the market value has been less than cost and by examining any credit deterioration or ratings downgrades. The unrealized losses in the above table are primarily attributable to changes in market interest rates. As Company management has the intent and ability to hold temporarily impaired debt securities until maturity, or for the foreseeable future if classified as available-for-sale, no declines are deemed to be other than temporary. As of December 31, 2013, one non-agency mortgage-backed security was deemed other-than-temporarily impaired. This security was written down during the year ended December 31, 2013.

For those debt securities for which the fair value of the security is less than its amortized cost and the Company does not intend to sell such security and it is more likely than not that it will not be required to sell such security prior to the recovery of its amortized cost basis less any credit losses, ASC 320-10, “Investments - Debt and Equity Securities,” requires that the credit component of the other-than-temporary impairment losses be recognized in earnings while the noncredit component is recognized in other comprehensive income, net of related taxes.

Upon acquisition of a security, the Company decides whether it is within the scope of the accounting guidance for beneficial interests in securitized financial assets or will be evaluated for impairment under the accounting guidance for investments in debt and equity securities.

The accounting guidance for beneficial interests in securitized financial assets provides incremental impairment guidance for a subset of debt securities within the scope of the guidance for investments in debt and equity securities. For securities where the security is a beneficial interest in securitized financial assets, the Company uses the beneficial interests in securitized financial assets impairment model. For securities where the security is not a beneficial interest in securitized financial assets, the Company uses the debt and equity securities impairment model.

The following table summarizes other-than-temporary impairment losses on securities for the years ended December 31:

	2013		2012
		Non-Agency	Non-Agency
	Mutual	Mortgage-Backed	Mortgage-Backed
	Funds	Securities	Securities
		(In Thousands)
Total other-than-temporary impairment losses	$218	$37	$57
Less: unrealized other-than-temporary losses recognized in other comprehensive income (1)	—	(8)	(5)

Net impairment losses recognized in earnings (2)	$218	$29	$52

(1)	Represents the noncredit component of the other-than-temporary impairment on the securities.
(2)	Represents the credit component of the other-than-temporary impairment on securities.

For the year ended December 31, 2013, debt securities with other-than-temporary impairment losses related to credit that were recognized in earnings consisted of a mutual fund and non-agency mortgage-backed securities. The Company estimated the portion of loss attributable to credit for the non-agency mortgage-backed securities using a discounted cash flow model. Significant inputs for the non-agency mortgage-backed securities included estimated cash flows of the underlying collateral based on key assumptions such as default rate, loss severity and prepayment rate. The present value of the expected cash flows were compared to the Company’s holdings to determine the credit-related impairment loss. Based on the expected cash flows derived from the model, the Company expects to recover the remaining unrealized losses on non-agency mortgage-backed securities.

NOTE 4 - LOANS

Loans consisted of the following as of December 31:

	2013	2012
	(In Thousands)
Real estate loans:
One-to four- family residential	$92,383	$76,199
Commercial	19,380	15,726
Multi-family	9,882	6,829
Home equity loans and lines of credit	3,976	4,748
Construction	3,513	5,016
Commercial and industrial loans	2,506	2,152
Consumer loans:
Consumer line of credit	19	29
Other consumer loans	1,919	2,917

	133,578	113,616
Net deferred loan origination fees, costs and discounts	87	(210)
Allowance for loan losses	(742)	(788)

Net loans	$132,923	$112,618

The following tables set forth information regarding the allowance for loan losses as of and for the years ended December 31:

	Real Estate:						Consumer
	One- to four-family Residential	Commercial	Multi- family	Home Equity Loans and Lines of Credit	Construction	Commercial and Industrial Loans	Consumer Line of Credit	Other Consumer	Unallocated	Total
	(In Thousands)
December 31, 2013:
Allowance for loan losses:
Beginning balance	$362	$152	$35	$46	$50	$7	$2	$37	$97	$788
Charge-offs	(48)	—	—	—	—	—	—	(3)	—	(51)
Recoveries	—	—	—	—	—	—	—	5	—	5
Provision (benefit)	9	43	16	(16)	(1)	9	(1)	(19)	(40)	—

Ending balance	$323	$195	$51	$30	$49	$16	$1	$20	$57	$742

Ending balance:
Individually evaluated for impairment	$80	$—	$—	$—	$—	$—	$—	$—	$—	$80
Ending balance:
Collectively evaluated for impairment	243	195	51	30	49	16	1	20	57	662

Total allowance for loan losses ending balance	$323	$195	$51	$30	$49	$16	$1	$20	$57	$742

Loans:
Ending balance:
Individually evaluated for impairment	$6,126	$703	$—	$—	$—	$—	$—	$—	$—	$6,829
Ending balance:
Collectively evaluated for impairment	86,257	18,677	9,882	3,976	3,513	2,506	19	1,919	—	126,749

Total loans ending balance	$92,383	$19,380	$9,882	$3,976	$3,513	$2,506	$19	$1,919	$—	$133,578

	Real Estate:						Consumer
	One- to four-family Residential	Commercial	Multi- family	Home Equity Loans and Lines of Credit	Construction	Commercial and Industrial Loans	Consumer Line of Credit	Other Consumer	Unallocated	Total
	(In Thousands)
December 31, 2012:
Allowance for loan losses:
Beginning balance	$327	$137	$197	$43	$49	$9	$2	$40	$65	$869
Charge-offs	(142)	—	—	(82)	—	—	—	(6)	—	(230)
Recoveries	—	—	—	—	—	—	—	—	—	—
Provision (benefit)	177	15	(162)	90	3	(2)	—	3	32	156
Transfer for off-balance sheet loan commitments	—	—	—	(5)	(2)	—	—	—	—	(7)

Ending balance	$362	$152	$35	$46	$50	$7	$2	$37	$97	$788

Ending balance:
Individually evaluated for impairment	$106	$—	$—	$—	$—	$—	$—	$—	$—	$106
Ending balance:
Collectively evaluated for impairment	256	152	35	46	50	7	2	37	97	682

Total allowance for loan losses ending balance	$362	$152	$35	$46	$50	$7	$2	$37	$97	$788

Loans:
Ending balance:
Individually evaluated for impairment	$4,456	$709	$—	$—	$—	$—	$—	$—	$—	$5,165
Ending balance:
Collectively evaluated for impairment	71,743	15,017	6,829	4,748	5,016	2,152	29	2,917	—	108,451

Total loans ending balance	$76,199	$15,726	$6,829	$4,748	$5,016	$2,152	$29	$2,917	$—	$113,616

Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 2013. Total loans to such persons and their companies amounted to $751,000 as of December 31, 2013. During 2013, principal payments were $64,000 and there were no principal advances.

The following tables set forth information regarding nonaccrual loans and past-due loans as of December 31:

	30-59 Days	60-89 Days	90 Days or More Past Due	Total Past Due	Total Current	Total	90 Days or More Past Due and Accruing	Nonaccrual Loans
	(In Thousands)
December 31, 2013:
Real estate loans:
One- to four-family residential	$—	$240	$2,075	$2,315	$90,068	$92,383	$—	$2,344
Commercial	—	—	—	—	19,380	19,380	—	—
Multi-family	—	—	—	—	9,882	9,882	—	—
Home equity loans and lines of credit	—	—	—	—	3,976	3,976	—	8
Construction	—	—	—	—	3,513	3,513	—	—
Commercial and industrial loans	—	—	—	—	2,506	2,506	—	—
Consumer loans:
Consumer line of credit	—	—	—	—	19	19	—	—
Other consumer	—	—	—	—	1,919	1,919	—	—

Total	$—	$240	$2,075	$2,315	$131,263	$133,578	$—	$2,352

December 31, 2012:
Real estate loans:
One- to four-family residential	$388	$1,488	$2,688	$4,564	$71,635	$76,199	$—	$4,666
Commercial	842	—	—	842	14,884	15,726	—	—
Multi-family	—	—	—	—	6,829	6,829	—	—
Home equity loans and lines of credit	108	—	—	108	4,640	4,748	—	—
Construction	—	—	—	—	5,016	5,016	—	—
Commercial and industrial loans	—	—	—	—	2,152	2,152	—	—
Consumer loans:
Consumer line of credit	—	—	—	—	29	29	—	—
Other consumer	—	—	—	—	2,917	2,917	—	—

Total	$1,338	$1,488	$2,688	$5,514	$108,102	$113,616	$—	$4,666

Information about loans that meet the definition of an impaired loan in ASC 310-10-35, “Receivables - Loans and Debt Securities Acquired with Deteriorated Credit Quality – Subsequent Measurement,” is as follows as of December 31:

	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
December 31, 2013:
With no related allowance recorded:
Real estate loans:
One- to four-family residential	$4,143	$4,143	$—	$4,150	$168
Commercial	703	703	—	706	58

Total impaired with no related allowance	$4,846	$4,846	$—	$4,856	$226

With an allowance recorded:
Real estate loans:
One- to four-family residential	$1,983	$1,983	$80	$1,997	$103
Commercial	—	—	—	—	—

Total impaired with an allowance recorded	$1,983	$1,983	$80	$1,997	$103

Total
Real estate loans:
One- to four-family residential	$6,126	$6,126	$80	$6,147	$271
Commercial	703	703	—	706	58

Total impaired loans	$6,829	$6,829	$80	$6,853	$329

December 31, 2012:
With no related allowance recorded:
Real estate loans:
One- to four-family residential	$2,443	$2,443	$—	$2,544	$99
Commercial	709	709	—	1,326	75

Total impaired with no related allowance	$3,152	$3,152	$—	$3,870	$174

With an allowance recorded:
Real estate loans:
One- to four-family residential	$2,012	$2,012	$106	$2,022	$92
Commercial	—	—	—	—	—

Total impaired with an allowance recorded	$2,012	$2,012	$106	$2,022	$92

Total
Real estate loans:
One- to four-family residential	$4,455	$4,455	$106	$4,566	$191
Commercial	709	709	—	1,326	75

Total impaired loans	$5,164	$5,164	$106	$5,892	$266

The following tables present the Company’s loans by risk rating as of December 31:

	Real Estate:						Consumer
	One- to four-family Residential	Commercial	Multi- family	Home Equity Loans and Lines of Credit	Construction	Commercial and Industrial Loans	Consumer Line of Credit	Other Consumer	Total
December 31, 2013:
Grade:
Pass	$—	$17,829	$8,932	$—	$3,513	$2,506	$—	$1,919	$34,699
Special mention	302	132	—	—	—	—	—	—	434
Substandard	4,227	1,419	950	8	—	—	—	—	6,604
Loans not formally rated	87,854	—	—	3,968	—	—	19	—	91,841

Total	$92,383	$19,380	$9,882	$3,976	$3,513	$2,506	$19	$1,919	$133,578

December 31, 2012:
Grade:
Pass	$—	$13,461	$5,436	$—	$5,016	$2,019	$—	$2,917	$28,849
Special mention	295	244	—	—	—	—	—	—	539
Substandard	5,696	2,021	1,393	208	—	133	—	—	9,451
Loans not formally rated	70,208	—	—	4,540	—	—	29	—	74,777

Total	$76,199	$15,726	$6,829	$4,748	$5,016	$2,152	$29	$2,917	$113,616

Credit Quality Information

The Company utilizes a seven grade internal loan rating system for commercial real estate, construction and commercial loans as follows:

Loans rated 1 - 3: Loans in these categories are considered “pass” rated loans with low to average risk.

Loans rated 4: Loans in this category are considered “special mention.” These loans are starting to show signs of potential weakness and are being closely monitored by management.

Loans rated 5: Loans in this category are considered “substandard.” Generally, a loan is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligors and/or the collateral pledged. There is a distinct possibility that the Company will sustain some loss if the weakness is not corrected.

Loans rated 6: Loans in this category are considered “doubtful.” Loans classified as doubtful have all the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, highly questionable and improbable.

Loans rated 7: Loans in this category are considered uncollectible (“loss”) and of such little value that their continuance as loans is not warranted.

On an annual basis, or more often if needed, the Company formally reviews the ratings on all commercial real estate, construction and commercial loans. For residential real estate and consumer loans, the Company initially assesses credit quality based upon the borrower’s ability to pay and subsequently monitors these loans based on the borrower’s payment activity.

The following tables set forth information regarding loans modified as troubled debt restructured loans during the years ended December 31:

	Number of Contracts	Post-Modification Outstanding Recorded Investment	Pre-Modification Outstanding Recorded Investment
	(Dollars In Thousands)
December 31, 2013:
Troubled Debt Restructurings:
Real estate loans:
One- to four- family residential	1	$1,883	$1,883

	1	$1,883	$1,883

December 31, 2012:
Troubled Debt Restructurings:
Real estate loans:
One- to four- family residential	6	$3,500	$3,500
Commercial	1	709	709

	7	$4,209	$4,209

As of December 31, 2013, there were no loans modified as a troubled debt restructure during 2013 that subsequently defaulted. As of December 31, 2012, one residential real estate loan with a recorded investment of $236,000 was modified as a troubled debt restructure during 2012 and subsequently defaulted.

As of December 31, 2013 and 2012, there were no commitments to lend additional funds to borrowers whose loans were modified in troubled debt restructurings. As of December 31, 2013, the loan was individually evaluated for impairment and it was determined that a specific allocation was not necessary. As of December 31, 2012, the loans were individually evaluated for impairment and it was determined that specific allocations totaling $77,000 were necessary. As of December 31, 2013, the loan was reported as impaired. As of December 31, 2012, the loans were reported as impaired and two of the loans, totaling $828,000, were on non-accrual status.

The following tables provide information on how loans were modified as troubled debt restructures, during the years ended December 31:

	Rate Reduction	Interest Only Period	Rate Reduction and Interest Only Period
	(In Thousands)
December 31, 2013:
Real estate loans:
One- to four- family residential	$—	$1,883	$—

Total	$—	$1,883	$—

December 31, 2012:
Real estate loans:
One- to four- family residential	$685	$2,332	$483
Commercial	—	709	—

Total	$685	$3,041	$483

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $16,755,000 and $20,378,000 at December 31, 2013 and 2012, respectively.

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment as of December 31:

	2013	2012
	(In Thousands)
Land	$864	$864
Buildings and improvements	5,356	5,234
Furniture and equipment	2,084	1,985
Construction in process	—	15

	8,304	8,098
Accumulated depreciation and amortization	(2,733)	(2,466)

	$5,571	$5,632

NOTE 6 - INVESTMENT IN REAL ESTATE

The following is a summary of investment in real estate as of December 31:

	2013	2012
	(In Thousands)
Land	$453	$453
Buildings and improvements	1,489	1,489

	1,942	1,942
Accumulated depreciation and amortization	(280)	(235)

	$1,662	$1,707

The Company’s rental income for 2013 and 2012 amounted to $204,000 and $245,000, respectively.

NOTE 7 - DEPOSITS

The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2013 and 2012 was $35,437,000 and $37,885,000, respectively.

At December 31, 2013, the scheduled maturities of time deposits are as follows:

(In Thousands)
2014	$35,823
2015	11,609
2016	5,829
2017	7,951
2018	3,260

Total	$64,472

NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

(In Thousands)
2014	$4,000
2015	1,000

$5,000

Interest rates range from .25% to 2.32% with a weighted-average interest rate of 1.27%.

Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one-to-four family properties, certain unencumbered investment securities and other qualified assets.

NOTE 9 - INCOME TAXES

The components of income tax expense are as follows for the years ended December 31:

	2013	2012
	(In Thousands)
Current:
Federal	$185	$185
State	48	38

	233	223

Deferred:
Federal	322	153
State	(15)	38
Change in valuation allowance	(380)	(27)

	(73)	164

Total income tax expense	$160	$387

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:

	2013	2012
	% of	% of
	Income	Income
Statutory federal income tax rate	34.0%	34.0%
Increase (decrease) in tax rates resulting from:
Tax-exempt income	(9.2)	(4.0)
Expiration of capital loss carryforwards	72.0	—
Other	1.4	2.3
State tax, net of federal tax benefit	4.1	4.4
Change in valuation allowance	(72.0)	(2.4)

Effective tax rates	30.3%	34.3%

The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2013	2012
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$300	$318
Securities capital loss carryforwards	4	381
Writedown of equity security	100	—
Writedown of other real estate owned	—	5
Interest on nonaccrual loans	21	40
Net unrealized holding loss on available-for-sale securities	127	—

Gross deferred tax assets	552	744
Valuation allowance	(1)	(381)

Gross deferred tax assets after valuation allowance	551	363

Deferred tax liabilities:
Book basis in excess of tax basis of premises and equipment	(186)	(198)
Net unrealized holding gain on available-for-sale securities	—	(9)

Gross deferred tax liabilities	(186)	(207)

Net deferred tax asset	$365	$156

As of December 31, 2013, the Company had no operating loss and tax credit carryovers for tax purposes. As of December 31, 2013, the Company had capital loss carryovers of $12,000, $2,000 of which are due to expire in 2016 and $10,000 of which are due to expire in 2018. The capital losses can only be utilized against realized capital gains; therefore, a valuation allowance has been provided against the deferred tax benefit to the extent management deems its probable the deferred tax benefits will not be realized.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2013 and 2012, there were no material uncertain tax positions related to federal and state income tax matters. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service and state taxing authorities for the years ended December 31, 2010 through December 31, 2013.

NOTE 10 - EMPLOYEE BENEFITS

As a participating employer in the Co-operative Banks’ Employees Retirement Association (CBERA) multi-employer plan, the Company has in effect a pension plan covering substantially all eligible officers and employees. Under the plan, the Company contributes amounts so that, upon retirement, the officer or employee will receive a percent of their annual compensation as defined by the plan. As of December 31, 2013, there were 43 participating employers in the plan. The required disclosures are contained in the table below.

Name of Plan:	The Defined Benefit Plan (Plan C) of the CBERA Retirement Program

Plan’s Tax ID #:	04-6035593

Plan Number:	334

Plan Year End:	December 31, 2013	December 31, 2012

Actuarial Valuation:	January 1, 2013	January 1, 2012

FTAP Percentage:	117% (Green)	114.3% (Green)
(Funded Target Attainment Percentage)

Employer Plan Year Contributions:	$88,000	$75,000
	Did not exceed 5%	Did not exceed 5%

Funding Improvement:	The Company was not subject to any specific minimum contributions other than amounts, determined by the Trustees of the plan, that maintain the funded status of the plan in accordance with the requirements of the Pension Protection Act (PPA) and the Employee Retirement Income Security Act (ERISA).

In addition to the pension plan, the Company also participates in a 401(k) savings plan through CBERA. Eligible employees may contribute a percentage of their salary, subject to the IRS regulations, which can be matched by the Company up to five percent of the employee’s compensation.

The Company’s pension expense under these plans was $176,000 and $149,000 for the years ended December 31, 2013 and 2012, respectively.

NOTE 11 - OFF-BALANCE SHEET ACTIVITIES

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but usually includes income-producing commercial properties or residential real estate.

Notional amounts of financial instrument liabilities whose contract amounts represent off-balance sheet credit risk are as follows as of December 31:

	2013	2012
	(In Thousands)
Commitments to originate loans	$4,180	$4,149
Unadvanced funds on loans:
Home equity lines of credit	3,848	4,983
Construction loans	1,566	2,340
Commercial lines of credit	1,771	921
Consumer	141	131

	$11,506	$12,524

There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 12 - COMMITMENTS AND CONTINGENT LIABILITIES

In April 2012, the Company amended its agreement originally dated March 10, 2007 with a third party in which the third party is to provide the Company with data processing and other related services. The effective date of the amendment was May 1, 2012 for a seven-year term and will automatically renew for successive seven-year terms unless either party notifies the other of its intention not to renew. Each month, the Company shall pay certain minimum monthly charges, as defined in the agreement, as well as charges for any additional services provided.

NOTE 13 - FAIR VALUE MEASUREMENTS

ASC 820-10, “Fair Value Measurements and Disclosures,” provides a framework for measuring fair value under generally accepted accounting principles. This guidance also allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis.

In accordance with ASC 820-10, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1 - Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

Level 3 - Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company’s financial assets and financial liabilities carried at fair value as of December 31, 2013 and 2012. The Company did not have any significant transfers between level 1 and level 2 of the fair value hierarchy during the year ended December 31, 2013.

The Company’s cash instruments are generally classified within level 1 or level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

The Company’s investment in mortgage-backed securities and other debt securities available-for-sale is generally classified within level 2 of the fair value hierarchy. For these securities, we obtain fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument’s terms and conditions.

Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

The Company’s impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party. For level 3 inputs, fair value is based upon management estimates of the value of the underlying collateral or the present value of the expected cash flows.

Other real estate owned values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party. For level 3 inputs, fair values are based on management estimates.

The following summarizes assets measured at fair value as of December 31, 2013 and 2012 and the years then ended.

ASSETS MEASURED AT FAIR VALUE ON A RECURRING BASIS

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(In Thousands)
December 31, 2013:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$2,322	$—	$2,322	$—
Debt securities issued by states of the United States and political subdivisions of the states	4,372	—	4,372	—
Mortgage-backed securities	6,020	—	6,020	—
Mutual Funds	782	782	—	—

Totals	$13,496	$782	$12,714	$—

December 31, 2012:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$548	$—	$548	$—
Debt securities issued by states of the United States and political subdivisions of the states	4,242	—	4,242	—
Mortgage-backed securities	10,105	—	10,105	—
Mutual Funds	823	823	—	—

Totals	$15,718	$823	$14,895	$—

ASSETS MEASURED AT FAIR VALUE ON A NONRECURRING BASIS

Under certain circumstances we make adjustments to fair value for our assets and liabilities although they are not measured at fair value on an ongoing basis. The following table presents assets carried on the consolidated balance sheet by caption and by level in the fair value hierarchy at December 31, 2013 and 2012, for which a nonrecurring change in fair value has been recorded:

	Fair Value Measurements at Reporting Date Using:
	Total	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
	(In Thousands)
December 31, 2013:
Impaired loans	$1,903	$—	$—	$1,903

Totals	$1,903	$—	$—	$1,903

December 31, 2012:
Impaired loans	$1,906	$—	$—	$1,906
Other real estate owned	245	—	—	245

Totals	$2,151	$—	$—	$2,151

The estimated fair values of the Company’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

	December 31, 2013
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(In Thousands)
Financial assets:
Cash and cash equivalents	$8,991	$8,991	$—	$—	$8,991
Interest-bearing time deposits with other banks 4,511	—	4,518	—	4,518
Available-for-sale securities	13,496	782	12,714	—	13,496
Held-to-maturity securities	254	—	284	—	284
Federal Home Loan Bank stock	667	667	—	—	667
Investment in The Co-operative Central
Reserve Fund	384	384	—	—	384
Loans, net	132,923	—	—	134,272	134,272
Accrued interest receivable	399	399	—	—	399

Financial liabilities:
Deposits	153,732	—	154,278	—	154,278
FHLB advances	5,000	—	5,182	—	5,182

	December 31, 2012
	Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Total
	(In Thousands)
Financial assets:
Cash and cash equivalents	$21,141	$21,141	$—	$—	$21,141
Interest-bearing time deposits with other banks 10,730	—	10,734	—	10,734
Available-for-sale securities	15,718	823	14,895	—	15,718
Held-to-maturity securities	396	—	369	—	369
Federal Home Loan Bank stock	757	757	—	—	757
Investment in The Co-operative Central
Reserve Fund	384	384	—	—	384
Loans, net	112,618	—	—	116,168	116,168
Accrued interest receivable	424	424	—	—	424

Financial liabilities:
Deposits	156,653	—	157,245	—	157,245
FHLB advances	3,307	—	3,331	—	3,331

The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets as of December 31, 2013 and 2012 under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

NOTE 14 - SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank’s business activity is with customers located within the Commonwealth of Massachusetts. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the Commonwealth of Massachusetts.

NOTE 15 - OTHER COMPREHENSIVE LOSS

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of other comprehensive loss, included in equity are as follows during the years ended December 31:

	2013	2012
	(In Thousands)
Net unrealized holding (loss) gain on available-for-sale securities	$(593)	$13
Reclassification adjustment for net realized losses (gains) in net income	219	(93)

Other comprehensive loss before income tax effect	(374)	(80)
Income tax benefit	136	47

Other comprehensive loss, net of tax	$(238)	$(33)

Accumulated other comprehensive loss as of December 31, 2013 and 2012 consists of net unrealized holding gains on available-for-sale securities, net of taxes.

NOTE 16 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2013 and 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2013, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
	(Dollars In Thousands)
As of December 31, 2013:
Total Capital (to Risk Weighted Assets)	$13,399	13.5%	$7,944	≥	8.0%	$9,929	≥	10.0%
Tier 1 Capital (to Risk Weighted Assets)	12,650	12.7	3,972	≥	4.0	5,958	≥	6.0
Tier 1 Capital (to Average Assets)	12,650	7.5	6,759	≥	4.0	8,449	≥	5.0

As of December 31, 2012:
Total Capital (to Risk Weighted Assets)	12,970	14.0	7,401	≥	8.0	9,252	≥	10.0
Tier 1 Capital (to Risk Weighted Assets)	12,174	13.2	3,701	≥	4.0	5,551	≥	6.0
Tier 1 Capital (to Average Assets)	12,174	7.2	6,757	≥	4.0	8,446	≥	5.0

NOTE 17 - SUBSEQUENT EVENT - PLAN OF CONVERSION

On February 25, 2014, the Board of Trustees of the Company, the Board of Directors of Conahasset Bancshares, Inc. (the “Mid-Tier Holding Company”), and the Board of Directors of the Bank adopted a plan of conversion under which the Company would convert from a mutual holding company to a stock holding company. The conversion to a stock holding company is subject to approval by the majority of the members of the Company (the merger of the Company with and into the Mid-Tier Holding Company is subject to separate approval by two-thirds of the Company’s Corporators entitled to vote), and various regulatory agencies, including the Board of Governors of the Federal Reserve System and The Commissioner of Banks of the Commonwealth of Massachusetts, and includes the filing of a registration statement with the U. S. Securities and Exchange Commission. If such approvals are obtained, the Mid-Tier Holding Company will convert from a Maryland corporation to a Delaware corporation, and the Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “MHC Merger”). Immediately after the MHC Merger, –the Mid-Tier Holding Company will merge with a newly formed Stock Holding Company, Pilgrim Bancshares, Inc., a Maryland corporation, (the “Stock Holding Company”), with the Stock Holding Company as the resulting entity. The Stock Holding Company (of which the Bank will become a wholly-owned subsidiary) will issue and sell shares of capital stock to eligible depositors of the Bank, the Bank’s tax-qualified employee benefit plans (including the employee stock ownership plan being established in connection with the conversion) and the public.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. Through December 31, 2013, the Company had incurred approximately $2,000 in conversion costs, which are included in other assets on the consolidated balance sheet.

In connection with the plan of conversion, the Stock Holding Company plans to establish a Charitable Foundation (the “Foundation”). The Foundation will be funded with $725,000, consisting of 3.0% of the stock that is sold in the offering and the remainder in cash.

At the time of conversion from a mutual holding company to a stock holding company, the Stock Holding Company will substantially restrict retained earnings by establishing a liquidation account and the Bank will establish a parallel liquidation account. The liquidation account will be maintained for the benefit of eligible holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Stock Holding Company and the Bank may not pay dividends if those dividends would cause regulatory capital to be reduced below applicable capital requirements or the amount required to maintain its respective liquidation account amount.

NOTE 18 - RECLASSIFICATION

Certain amounts in the prior year have been reclassified to be consistent with the current year’s statement presentation.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Pilgrim Bancshares, Inc. or Pilgrim Bank This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Pilgrim Bancshares, Inc. or Pilgrim Bank since any of the dates as of which information is furnished herein or since the date hereof.

PILGRIM BANCSHARES, INC.

(Proposed Holding Company for Pilgrim Bank)

Up to 1,897,500 Shares of

Common Stock

Par value $0.01 per share

(Subject to increase to up to 2,182,125 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

                                         A Stifel Company

[—], 2014

Until [prospectus date + 35], 2014, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:	INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount

*	Registrant’s Legal Fees and Expenses	$450,000
*	Registrant’s Accounting Fees and Expenses	150,000
*	Marketing Agent Fees and Expenses (1)	300,000
*	Records Management Fees and Expenses	35,000
*	Appraisal Fees and Expenses	40,000
*	Printing, Postage, Mailing and EDGAR Fees	185,000
*	Filing Fees (Blue Sky, FINRA and SEC)	22,700
*	Transfer Agent Fees and Expenses	15,000
*	Business Plan Fees and Expenses	40,000
*	Proxy Solicitor Fees and Expenses	40,000
*	Other	22,300

*	Total	$1,300,000

*	Estimated
(1)	Pilgrim Bancshares, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis. Fees are estimated at the adjusted maximum of the offering range, assuming that all shares are sold in the subscription and community offerings.

Item 14.	Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Conahasset Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Conahasset Bancshares, Inc., Conahasset Bancshares, MHC, Pilgrim Bank and Keefe, Bruyette & Woods, Inc.

1.2	Form of Agency Agreement between Pilgrim Bank, Pilgrim Bancshares, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Plan of Conversion

3.1	Articles of Incorporation of Pilgrim Bancshares, Inc.

3.2	Bylaws of Pilgrim Bancshares, Inc.

4	Form of Common Stock Certificate of Pilgrim Bancshares, Inc.

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	Form of State Tax Opinion of Shatswell, MacLeod & Company, P.C.

10.1	Form of Employment Agreement between Pilgrim Bank and Francis E. Campbell+

10.2	Form of Change in Control Agreement between Pilgrim Bank and Christopher G. McCourt+

10.3	Form of Change in Control Agreement between Pilgrim Bank and Joan A. MacIntyre+

10.4	Form of Pilgrim Bank Supplemental Executive Retirement Plan+

10.5	Form of Pilgrim Bank Executive Annual Incentive Plan+

10.6	Form of Pilgrim Bank Employee Stock Ownership Plan+

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of RP Financial, LC.

23.3	Consent of Shatswell, MacLeod & Company, P.C.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Pilgrim Bank and RP Financial, LC.

99.2	Letter of RP Financial, LC. with respect to Subscription Rights

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials

99.5	Stock Order and Certification Form

99.6	Letter of RP Financial, LC. with respect to Liquidation Accounts

99.7	Engagement Letter between Conahasset Bancshares, Inc, Conahasset Bancshares, MHC, Pilgrim Bank and Keefe, Bruyette & Woods, Inc. regarding records processing services

*	To be filed by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
+	Management contract or compensation plan or arrangement.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cohasset, Commonwealth of Massachusetts on March 11, 2014.

PILGRIM BANCSHARES, INC.

By:	/s/ Francis E. Campbell
Francis E. Campbell
Chairman of the Board, President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Pilgrim Bancshares, Inc. (the “Company”) hereby severally constitute and appoint Francis E. Campbell as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Francis E. Campbell may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Francis E. Campbell shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Francis E. Campbell	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 11, 2014
Francis E. Campbell

/s/ Christopher G. McCourt	Senior Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	March 11, 2014
Christopher G. McCourt

/s/ Melissa J. Browne	Director	March 11, 2014
Melissa J. Browne

/s/ J. Michael Buckley	Director	March 11, 2014
J. Michael Buckley

/s/ Steven T. Golden	Director	March 11, 2014
Steven T. Golden

/s/ Ronald H. Goodwin	Director	March 11, 2014
Ronald H. Goodwin

/s/ Mary E. Granville	Director	March 11, 2014
Mary E. Granville

/s/ Charles J. Humphreys	Director	March 11, 2014
Charles J. Humphreys

/s/ Brian W. Noonan	Director	March 11, 2014
Brian W. Noonan

/s/ Joseph P. Reilly	Director	March 11, 2014
Joseph P. Reilly

EXHIBIT INDEX

1.1	Engagement Letter between Conahasset Bancshares, Inc., Conahasset Bancshares, MHC, Pilgrim Bank and Keefe, Bruyette & Woods, Inc.

1.2	Form of Agency Agreement between Pilgrim Bank, Pilgrim Bancshares, Inc., and Keefe, Bruyette & Woods, Inc.*

2	Plan of Conversion

3.1	Articles of Incorporation of Pilgrim Bancshares, Inc.

3.2	Bylaws of Pilgrim Bancshares, Inc.

4	Form of Common Stock Certificate of Pilgrim Bancshares, Inc.

5	Opinion of Luse Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered

8.1	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick, P.C.

8.2	Form of State Tax Opinion of Shatswell, MacLeod & Company, P.C.

10.1	Form of Employment Agreement between Pilgrim Bank and Francis E. Campbell+

10.2	Form of Change in Control Agreement between Pilgrim Bank and Christopher G. McCourt+

10.3	Form of Change in Control Agreement between Pilgrim Bank and Joan A. MacIntyre+

10.4	Form of Pilgrim Bank Supplemental Executive Retirement Plan+

10.5	Form of Pilgrim Bank Executive Annual Incentive Plan+

10.6	Form of Pilgrim Bank Employee Stock Ownership Plan+

21	Subsidiaries of Registrant

23.1	Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included as Exhibits 5 and 8.1)

23.2	Consent of RP Financial, LC.

23.3	Consent of Shatswell, MacLeod & Company, P.C.

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Pilgrim Bank and RP Financial, LC.

99.2	Letter of RP Financial, LC. with respect to Subscription Rights

99.3	Appraisal Report of RP Financial, LC.**

99.4	Marketing Materials

99.5	Stock Order and Certification Form

99.6	Letter of RP Financial, LC. with respect to Liquidation Accounts

99.7	Engagement Letter between Conahasset Bancshares, Inc., Conahasset Bancshares, MHC, Pilgrim Bank and Keefe, Bruyette & Woods, Inc. regarding records processing services

*	To be filed by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.
+	Management contract or compensation plan or arrangement.